     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1998

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          NETCARE HEALTH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                           8062                          62-1624835
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                         424 CHURCH STREET, SUITE 2100
                           NASHVILLE, TENNESSEE 37219
                                 (615) 742-8500
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             MICHAEL A. KOBAN, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         424 CHURCH STREET, SUITE 2100
                           NASHVILLE, TENNESSEE 37219
                                 (615) 742-8500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

             MORTON A. PIERCE, ESQ.                           MICHAEL W. BLAIR, ESQ.
              DEWEY BALLANTINE LLP                             DEBEVOISE & PLIMPTON
          1301 AVENUE OF THE AMERICAS                            875 THIRD AVENUE
            NEW YORK, NEW YORK 10019                         NEW YORK, NEW YORK 10022
                 (212) 259-8000                                   (212) 909-6000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           ------------------
    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                 PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF SECURITIES                      AGGREGATE               AMOUNT OF
                      TO BE REGISTERED                          OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value................................       $115,000,000              $33,925
------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights.............................           (2)                      NA
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) To be issued pro rata to holders of the registrant's Common Stock for no consideration.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This registration statement contains two forms of Prospectus: one to be used in connection with a United States and Canadian offering of the registrant's Common Stock (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of the Common Stock (the "International Prospectus" and, together with the U.S. Prospectus, the "Prospectuses"). The International Prospectus will be identical to the U.S. Prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. The front cover page, underwriting section and back cover page for the International Prospectus included herein have all been labeled "Alternate Page for International Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 18, 1998

PROSPECTUS

                                                 SHARES

                          NETCARE HEALTH SYSTEMS, INC.
                                  COMMON STOCK
                            ------------------------

     All of the                shares of Common Stock offered hereby are being
sold by NetCare Health Systems, Inc. ("NetCare or the "Company"). Of the
shares of Common Stock offered hereby,      shares are being offered for sale
initially in the United States and Canada by the U.S. Underwriters and
     shares are being offered for sale initially in a concurrent offering outside the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $          and $     per share. For a discussion relating to factors to
be considered in determining the initial public offering price, see "Underwriting." Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "NHS."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================================
                                                   PRICE TO               UNDERWRITING             PROCEEDS TO
                                                    PUBLIC                DISCOUNT(1)               COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Share................................             $                        $                        $
---------------------------------------------------------------------------------------------------------------------
Total(3).................................             $                        $                        $
=====================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deduction of expenses payable by the Company, estimated at
    $          .

(3) The Company has granted the U.S. Underwriters and the International Managers
    options to purchase up to an additional                shares and
    shares of Common Stock, respectively, in each case, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or
about             , 1998.
                            ------------------------
MERRILL LYNCH & CO.
                  BEAR, STEARNS & CO. INC.
                                   CREDIT SUISSE FIRST BOSTON
                                                SALOMON SMITH BARNEY
                            ------------------------
                The date of this Prospectus is           , 1998.

[PHOTOGRAPHS OF THE COMPANY'S HOSPITALS LOCATED IN DAHLONEGA, GEORGIA AND TRACE,
 MISSISSIPPI AND AN ARCHITECTUAL RENDERING OF THE COMPANY'S HOSPITAL LOCATED IN
                                 DENTON, TEXAS]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) has been adjusted to give effect to the Recapitalization (as defined below); and
(ii) assumes no exercise of the Underwriters' over-allotment option. Prospective investors should consider carefully, among other things, the information set forth under "Risk Factors." Unless the context otherwise requires, references in this Prospectus to "NetCare" or the "Company" shall mean NetCare Health Systems, Inc. and its predecessors, together with its direct and indirect subsidiaries.

                                  THE COMPANY
OVERVIEW

     NetCare was initially funded in March 1996 to acquire and operate acute care community hospitals in non-urban markets. Since then, NetCare has acquired and currently operates ten general acute care hospitals in growing, non-urban communities in Georgia, Mississippi, Texas and California. These facilities, together with their medical staffs, provide a wide range of inpatient and outpatient acute care services and a variety of specialty services, including skilled nursing services, rehabilitation services and psychiatric services. The Company also operates four nursing homes associated with its hospitals. The Company had total revenue of $130.3 million for the year ended December 31, 1997 from the seven hospitals and related businesses then operated by the Company, approximately 92% of which was derived from hospital and hospital-related activities. On a pro forma basis, after giving effect to the acquisition of the three hospitals acquired in 1998 as if such acquisitions occurred on January 1, 1997, the Company had total revenue of $162.8 million for the year ended December 31, 1997.

     The Company's objective is to be a leading provider of high quality health care services in growing non-urban markets. The Company believes that these markets are attractive because there are generally only one or two hospitals in each non-urban community, resulting in less direct competition for hospital-based services. The smaller populations and relative dominance of the acute care hospitals in these markets generally also limit the entry of alternative non-hospital providers, such as outpatient surgery centers or rehabilitation or diagnostic imaging centers, as well as managed care plans. In addition, the Company believes that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospital, physician and patients. As a result, the local hospital is viewed as a key part of the local community. All of NetCare's facilities are located in growing, non-urban markets. Nine of NetCare's ten hospitals are the only hospitals in their respective communities and the tenth hospital is one of only two hospitals in its community. The hospitals have general service area populations ranging from 15,000 to more than 110,000 and the average annual population growth rate of these communities since 1990 is 2.3%, more than twice the national average annual population growth rate of 1.1% for the same period, according to data supplied by Health InfoTechnics, LLC.

     The Company's senior management has significant experience acquiring and operating community hospitals. As part of the management of Healthtrust, Inc.-- The Hospital Company, NetCare's senior management implemented a growth plan which included the acquisition of more than 20 community hospitals and the operation of over 100 hospitals between 1987 and 1995.

BUSINESS STRATEGY

     The key elements of the Company's business strategy include:

     - Increasing Revenue at Existing Facilities. The Company increases revenue at existing facilities by providing a broader range of services in a more attractive care setting, and by supporting and recruiting physicians. The Company's hospitals are expanding the breadth of services offered to include more complex services such as cardiology, orthopedics, and oncology, and investing in technology and the physical plant at the facilities. The Company also provides the resources and capital needed to support the physicians currently in the communities it serves and works with local hospital boards, management teams and medical staffs to determine the number and type of additional physicians needed. The Company aggressively recruits additional primary care physicians and specialists to its communities to meet those needs. By taking these actions, the Company believes each of its hospitals can increase its share of the health care dollars spent by local residents and limit patient migration to larger urban facilities. Total revenue for hospitals operated by NetCare for a full year in 1997 increased 10.3% from 1996 to 1997.

     - Growing through Acquisitions. NetCare intends to grow through the acquisition of additional hospitals in its target communities. NetCare intends to acquire at least one or two hospitals each year that fit the Company's acquisition criteria. The Company pursues acquisition candidates that: (i) have a minimum general service area population of 10,000 with a stable or growing population base; (ii) are the sole or a primary provider of acute care services in the community; and (iii) have financial performance that the Company believes will benefit from management's operating skills. According to Company estimates, there are currently more than 900 acute care hospitals that have two or fewer hospital competitors within a twenty mile radius of their local community campus. As these hospitals experience limited management and financial resources, payment reductions, increasingly complex regulations and larger urban competitors, the Company believes that their owners may turn to companies, such as NetCare, that have the management expertise and financial resources necessary to preserve the local availability of health care in their community.

     - Reducing Costs. In order to improve efficiencies and increase operating margins following the acquisition of a hospital, the Company implements cost reduction programs which include: (i) redesigning the manner in which clinical and administrative work is performed; (ii) adjusting staffing levels according to patient volumes; (iii) capitalizing on purchasing efficiencies and terminating or renegotiating certain vendor contracts; and (iv) installing a standardized management information system resulting in more efficient billing and collection procedures. In addition, each of the Company's hospitals and their local management teams is supported by the Company's reimbursement, regulatory and compliance expertise and by NetCare's senior management team which has an average of 15 years of experience in the health care industry. The operating margins for the hospitals operated by NetCare for a full year in 1997 improved from 13.1% in 1996 to 15.5% in 1997.

     - Focusing on the Community. Since the Company believes that the provision of health care is essentially a local business, the Company emphasizes local hospital initiatives, responsibility and accountability. Decentralized hospital management teams work closely with local physicians, community leaders and residents to identify and then meet the health care needs of the community. The Company also generally affiliates with tertiary care hospitals or systems in nearby urban markets for services which cannot effectively be provided locally and sponsors local preferred provider options and contracting opportunities to employers in partnership with other local providers and managed care plans. The Company believes that its community focus will limit patient migration to larger urban facilities and thereby increase the Company's market share and revenue.

BACKGROUND

     NetCare was formed in November 1995 and was initially funded in March 1996 by Charterhouse Equity Partners II, L.P. ("Charterhouse Equity Partners"), certain former executives of Healthtrust, Inc. -- The Hospital Company and certain other investors. In August 1996, NetCare acquired Southern Health Corporation ("Southern Health"), an owner and operator of four non-urban community hospitals and three associated nursing homes in Georgia ranging from approximately 45 miles to 100 miles north of Atlanta, Georgia and one hospital and associated nursing home in northeastern Mississippi, approximately 35 miles southeast of Tupelo, Mississippi. In November 1996, NetCare acquired Denton Community Hospital, located in Denton, Texas, approximately 35 miles northwest of Dallas. In January 1997, NetCare acquired Stone County Hospital, located in Wiggins, Mississippi, approximately 30 miles north of Gulfport, Mississippi. In April 1998, NetCare acquired Central Texas Hospital, located in Cameron, Texas, approximately 70 miles northeast of Austin, Texas, through the assumption of a lease and in May 1998, NetCare acquired Holly

Springs Memorial Hospital, located in Holly Springs, Mississippi, approximately 30 miles southeast of Memphis, Tennessee. In June 1998, the Company acquired San Clemente Hospital and Medical Center, located in San Clemente, California, approximately 65 miles south of Los Angeles, California.

     The Company's principal executive offices are located at 424 Church Street, Suite 2100, Nashville, Tennessee 37219, and its telephone number is (615) 742-8500.

                              THE RECAPITALIZATION

     Prior to the Offerings (as defined below), all of the outstanding Common Stock of the Company has been owned by NetCare Health Systems LLC ("NetCare LLC"). The members of NetCare LLC are Charterhouse Equity Partners, Chef Nominees Limited ("Chef" and, together with Charterhouse Equity Partners, "CEP II") and NetCare Management LLC ("Management LLC"). The members of Management LLC are senior management and employees of the Company and certain other investors. Immediately prior to the consummation of the Offerings (i) Management LLC will be liquidated and members of Management LLC will receive member interests in NetCare LLC in accordance with the terms of the limited liability company agreement of Management LLC; (ii) an amendment to the Company's Certificate of Incorporation providing for, among other things, an increase in the authorized number of shares of Common Stock and the authorization of the preferred stock, par value $ per share of the Company (the "Preferred Stock") will become effective; (iii) the Company will effect a [ ]-for-one stock split with respect to the then outstanding Common Stock; and (iv) NetCare LLC will be liquidated and the Common Stock of the Company then held by NetCare LLC will be distributed to the former members of NetCare LLC in accordance with the terms of the limited liability company agreement of NetCare LLC (collectively, the "Recapitalization").

                                 THE OFFERINGS

     The offering of                shares of the Company's Common Stock, par
value $.01 per share (the "Common Stock"), in the United States and Canada (the
"U.S. Offering") and the offering of      shares of the Common Stock outside the
United States and Canada (the "International Offering") are collectively referred to herein as the "Offerings."

Common Stock offered by the Company.....          shares

Common Stock to be outstanding after the
Offerings...............................          shares (1)

Use of Proceeds.........................     The net proceeds to be received by
                                             the Company from the Offerings will
                                             be used to repay certain
                                             indebtedness and for general
                                             corporate purposes. See "Use of
                                             Proceeds."

Proposed New York Stock Exchange
Symbol..................................     "NHS"
---------------

(1) Excludes                shares of Common Stock issuable upon the exercise of
    options to be issued upon consummation of the Offerings pursuant to the Company's 1998 Long-Term Equity Incentive Plan and Directors' Stock Option Plan at an exercise price equal to the initial public offering price. See "Management."

                                  RISK FACTORS

     See "Risk Factors" beginning on page 7 of the Prospectus for certain factors relating to an investment in the Common Stock.

                      SUMMARY SUPPLEMENTAL FINANCIAL DATA
                                 (IN THOUSANDS)

     The financial impact of the Company's recent acquisitions makes it difficult to draw meaningful comparisons between the Company's financial statements for the periods presented. Therefore, the following table presents the Company's (i) historical results of operations for the year ended December 31, 1997; and (ii) supplemental results of operations for the years ended December 31, 1996 and 1995 giving effect to all acquisitions (Southern Health, Denton Community Hospital and Stone County Hospital) completed prior to December 31, 1997 as if they had occurred as of January 1, 1995. The supplemental financial information for 1996 and 1995 does not purport to be indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented and is not intended to be a projection of future results or trends. The following should be read in conjunction with the related historical financial statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus.

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1995       1996       1997
                                                --------   --------   --------
Total revenue.................................  $119,556   $118,211   $130,341
Operating expenses............................   112,362    111,744    117,897
Interest expense..............................     6,383      6,929      6,681
                                                --------   --------   --------
Income (loss) before income taxes.............       811       (462)     5,763
Income tax provision..........................      (704)      (220)    (2,387)
                                                --------   --------   --------
          Net income (loss)...................  $    107   $   (682)  $  3,376
                                                ========   ========   ========

        SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

     The following table presents (i) summary combined financial and statistical data of Southern Health (as predecessor of the Company) for periods prior to the Southern Health acquisition and summary consolidated financial and statistical data of the Company for periods subsequent to its date of inception; and (ii) pro forma financial data of the Company. The Company had no operations prior to the acquisition of Southern Health. The unaudited pro forma summary financial data set forth below has been prepared based upon the historical financial statements of the Company, San Clemente Hospital and Medical Center, Central Texas Hospital and Holly Springs Memorial Hospital (hereafter, with the exception of the Company, collectively referred to as the "Acquired Facilities"). The pro forma statements of operations and data give effect to:
(i) the acquisition of the Acquired Facilities; (ii) the Recapitalization; (iii) the sale of the Common Stock in the Offerings; and (iv) the application of the estimated net proceeds thereof as described in "Use of Proceeds" as if all such transactions had occurred on January 1 of the respective period. The pro forma balance sheet data as of March 31, 1998 gives effect to: (i) the acquisition of the Acquired Facilities; (ii) the Recapitalization; (iii) the sale of Common Stock in the Offerings; and (iv) the application of the estimated net proceeds thereof as described in "Use of Proceeds," as if all such transactions had occurred on March 31, 1998. The pro forma financial information is not necessarily indicative of actual results that would have been achieved had the transactions been consummated at the beginning of the periods presented or of future results. The following should be read in conjunction with the related historical financial statements of the Company, Southern Health, and San Clemente and the related Notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Unaudited Pro Forma Condensed Consolidated Financial Statements and the related Notes thereto included in this Prospectus.

                             SOUTHERN HEALTH CORPORATION
                                   (PREDECESSOR)(1)                                 COMPANY (SUCCESSOR)(1)
                            ------------------------------   --------------------------------------------------------------------
                                                              PERIOD FROM
                                                               MARCH 11,          YEAR ENDED
                                                  PERIOD         1996            DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                               YEAR ENDED        JULY 1,       (DATE OF      --------------------   -----------------------------
                                JUNE 30,         1996 TO     INCEPTION) TO
                            -----------------   AUGUST 15,   DECEMBER 31,               PRO FORMA                       PRO FORMA
                            1995(2)    1996        1996         1996(3)        1997       1997       1997      1998       1998
                            -------   -------   ----------   -------------   --------   ---------   -------   -------   ---------
INCOME STATEMENT DATA:
Total revenue.............  $51,198   $65,572     $8,845        $31,424      $130,341   $162,799    $32,448   $34,631    $42,609
Operating expenses........   46,892    60,680      8,737         31,483       117,897    154,405     28,635    30,449     39,802
Interest expense..........    1,702     3,055        371          2,013         6,681      1,363      1,540     1,631        297
                            -------   -------     ------        -------      --------   --------    -------   -------    -------
Income (loss) before
  income taxes and
  extraordinary charge....    2,604     1,837       (263)        (2,072)        5,763      7,031      2,273     2,551      2,510
Income tax benefit
  (provision).............   (1,217)   (1,183)        97            204        (2,387)    (2,870)      (909)   (1,188)    (1,243)
                            -------   -------     ------        -------      --------   --------    -------   -------    -------
Income (loss) before
  extraordinary charge....    1,387       654       (166)        (1,868)        3,376      4,161      1,364     1,363      1,267
Extraordinary charge on
  early extinguishment of
  debt, net of taxes(4)...       --        --         --            525            --         --         --        --         --
                            -------   -------     ------        -------      --------   --------    -------   -------    -------
        Net income
          (loss)..........  $ 1,387   $   654     $ (166)       $(2,393)     $  3,376   $  4,161    $ 1,364   $ 1,363    $ 1,267
                            =======   =======     ======        =======      ========   ========    =======   =======    =======
Basic earnings per
  share(5)................       --        --         --             --      $   [  ]   $   [  ]         --   $  [  ]    $  [  ]
Weighted average
  shares(5)...............       --        --         --             --          [  ]       [  ]         --      [  ]       [  ]

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    930      $ 10,402
Working capital.............................................    10,256        29,988
Total assets................................................   150,551       172,301
Long-term debt, less current maturities.....................    71,045         2,545
Members'/Stockholders' equity...............................    51,135       149,635

                                    SOUTHERN HEALTH CORPORATION
                                         (PREDECESSOR)(1)                        COMPANY (SUCCESSOR)(1)
                                  -------------------------------   ------------------------------------------------
                                                                     PERIOD FROM
                                                                      MARCH 11,
                                                         PERIOD         1996                         THREE MONTHS
                                      YEAR ENDED        JULY 1,       (DATE OF                           ENDED
                                       JUNE 30,         1996 TO     INCEPTION) TO    YEAR ENDED        MARCH 31,
                                  ------------------   AUGUST 15,   DECEMBER 31,    DECEMBER 31,   -----------------
                                  1995(2)     1996        1996         1996(3)          1997        1997      1998
                                  --------   -------   ----------   -------------   ------------   -------   -------
STATISTICAL DATA:
Hospitals owned or leased (at
  end of period)................         5         5          5              6               7           7         7
Licensed beds (at end of
  period).......................       275       275        275            385             435         435       435
Admissions......................     7,145     7,910        908          3,374          14,326       3,686     3,594
Adjusted Admissions(6)..........    11,255    13,213      1,671          5,793          23,286       5,763     5,747
Patient days....................    28,782    34,323      3,668         14,128          59,521      16,200    15,942
Average length of stay
  (days)(7).....................       4.0       4.3        4.0            4.2             4.2         4.4       4.4
Net patient revenue (in
  thousands)....................  $ 49,782   $64,602     $8,698       $ 30,532        $128,517     $31,988   $34,267
Gross outpatient service revenue
  (in thousands)................  $ 22,782   $33,465     $4,670       $ 17,141        $ 73,053     $17,228   $19,544
Gross outpatient service revenue
  (% of gross patient service
  revenue)......................      37.2      39.8       45.1           40.7            36.5        34.4      35.5
EBITDA (in thousands) (8).......  $  6,975   $ 8,251     $  490       $  2,120        $ 20,032     $ 5,560   $ 5,983
CASH PROVIDED BY (USED IN):
Operating activities............  $  4,151   $ 2,307     $ (292)      $ (3,409)       $  3,899     $ 1,658   $ 2,589
Investing activities............  $(13,001)  $(3,892)    $ (240)      $(96,328)       $ (3,231)    $(1,564)  $(2,053)
Financing activities............  $ 10,710   $   569     $ (502)      $ 93,388        $   (642)    $  (121)  $  (101)

---------------

(1) The financial statements of the Company and Southern Health for the periods presented are not strictly comparable due to the significant effect that acquisitions have had on such statements. See Note 2 to the Consolidated Financial Statements of the Company and Note 3 to the Southern Health Combined Financial Statements.
(2) Includes the results of operations of Chatuge Regional Hospital from September 22, 1994 (date of acquisition) and the results of operations of Chestatee Regional Hospital from January 31, 1995 (date of acquisition).
(3) Includes the results of operations of Southern Health from August 16, 1996 (date of acquisition) and the results of operations of Denton Community Hospital from November 13, 1996 (date of acquisition).
(4) Represents the extraordinary charge resulting from the write-off of the unamortized loan costs related to the early extinguishment of the outstanding principal balance under the Southern Health Amended and Restated Credit Agreement. See Note 3 to the Consolidated Financial Statements of the Company.
(5) The computation of historical earnings per share is based upon the assumed
    conversion of members' equity into         weighted average shares of Common
    Stock, which includes     shares issued to NetCare LLC. The computation of
    pro forma earnings per share is based upon         weighted average shares
    of Common Stock outstanding, which includes       shares issued to NetCare
    LLC and         of the shares being sold in the Offerings, the proceeds of which will be used to repay $82,650 of debt and pay $1,000 in expenses of the Offerings. If all the shares sold in the Offerings were included in the
    above calculation, there would be         weighted average shares of Common
    Stock outstanding with basic earnings per share of $        . The Company
    had no potential dilutive shares of Common Stock at December 31, 1997 or March 31, 1998.
(6) Adjusted admissions are calculated as total admissions for the period multiplied by the ratio of total patient revenue divided by total inpatient revenue.
(7) Average length of stay is calculated based on the number of patient days divided by the number of admissions.
(8) As calculated herein, EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative (i) to net income as a measure of operating performance or (ii) to cash flows from operating, investing, or financing activities as a measure of liquidity. The Company includes EBITDA to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. Given that EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered.

RISKS OF ACQUISITION STRATEGY

     A key element of the Company's growth strategy is expansion through the acquisition of acute care hospitals in growing non-urban markets. There can be no assurance that suitable acquisitions, for which other health care companies (including those with greater financial resources than the Company) may be competing, can be accomplished on terms favorable to the Company or that financing, if necessary, can be obtained for such acquisitions. Expenses arising from the Company's efforts to complete acquisitions or otherwise increase its market penetration could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, certain of the facilities that the Company has acquired have had operating losses. There can be no assurance that the Company will be able to operate profitably any hospital or other facility it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of its growth strategy. The failure by the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition or results of operations. See Note 6 to the Consolidated Financial Statements of the Company.

     Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional uncertainty. In recent years, the legislatures and attorneys general of several states have increased their level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which a not-for-profit entity sells a health care facility. Although the Company has not yet been adversely affected as a result of these trends, such heightened scrutiny may increase the cost and difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future. See "Business -- Acquisition Program" and "Business -- Competition."

NEED FOR ADDITIONAL CAPITAL; POTENTIAL FUTURE INDEBTEDNESS

     The Company's acquisition program requires substantial capital resources. In addition, the operations of its existing hospitals require capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in the hospitals. The Company may incur indebtedness and may issue, from time to time, debt or equity securities to fund any such expenditures. There can be no assurance that sufficient financing will be available on terms satisfactory to the Company or that the unavailability of such financing will not have a material adverse effect on the business, financial condition or results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

     Substantially all of the net proceeds of the Offerings will be used to repay in full amounts outstanding under the Existing Credit Facility (as defined below). In connection with the Recapitalization and the Offerings, the Company expects to enter into a new $200 million credit facility with a group of lenders (the "New Credit Facility"). Following the Offerings, pursuant to its growth strategy, the Company intends to continue to pursue acquisitions of additional hospitals in target communities which it intends to finance with borrowings under the New Credit Facility and through the incurrence of other additional indebtedness. See "Capitalization," "Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company becomes leveraged following consummation of the Offerings could have important consequences to holders of the Common Stock, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations may have to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's borrowings may be at variable rates of interest, which would make the Company vulnerable to increases in interest rates; and (iv) such indebtedness, including the New Credit Facility, is expected to contain numerous financial and other restrictive covenants (including restrictions on payments of dividends, incurrences of indebtedness and sale of assets), the failure to comply with which may result in an event of default which, if not cured or waived, could cause such indebtedness to be declared immediately due and payable. Any substantial increase in the Company's debt levels or the inability of the Company to borrow funds at favorable interest rates or to comply with the financial or other restrictive covenants could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONCENTRATION OF OPERATIONS

     Four of the Company's hospitals are located in Georgia. For the fiscal year ended December 31, 1997, 43.4% of the Company's net operating revenue and 30.8% of the Company's income from continuing operations before income taxes, interest expense, depreciation and amortization was generated by the Company's Georgia hospitals. In addition, for the fiscal year ended December 31, 1997, 35.2% of the Company's net operating revenue and 48.5% of the Company's income from continuing operations before income taxes, interest expense, depreciation and amortization was generated by Denton Community Hospital. Accordingly, any change in the current demographic, economic, competitive and regulatory conditions in Georgia or Denton, Texas could have a material adverse effect on the business, financial condition or results of operations of the Company.

DEPENDENCE ON PHYSICIANS

     Since physicians generally control the majority of hospital admissions, the success of the Company, in part, is dependent upon the number and quality of physicians on its hospitals' medical staffs, the admissions practices of such physicians and the maintenance of good relations between the Company and such physicians. Hospital physicians are generally not employees of the Company, and most staff physicians have admitting privileges at other hospitals. Only a limited number of physicians are interested in practicing in the non-urban communities in which the Company's hospitals are located, and the loss of physicians in these communities, the inability of the Company to recruit physicians to these communities or the inability of the Company to maintain good relations with the physicians on its hospitals' staffs could have a material adverse effect on the Company's business, financial condition or results of operations. The operations of the Company's hospitals could also be materially adversely affected by the shortage of nurses and certain other health care professionals in these communities. See "Business -- Employees and Medical Staff."

DEPENDENCE ON MANAGEMENT

     The Company's success is largely dependent on the skills, experience and efforts of its senior management and key members of its local management staffs. The loss of service of one or more members of the Company's senior management or of a significant portion of its local management staff could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not maintain key man life insurance policies on any of its officers. See "Management."

LIMITED OPERATING HISTORY

     NetCare was established in November 1995, initially funded in March 1996 and acquired its first facilities in August 1996. Accordingly, NetCare has only a limited operating history upon which an evaluation of the Company's prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly those companies operating in evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified physicians, management personnel and other health care personnel, successfully implement its acquisition and development strategies and obtain funds for such strategies, and manage the effects of existing or future government regulation and managed care initiatives. There can be no assurance that the Company will be able to sustain profitability or a positive cash flow from its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EFFECT OF REIMBURSEMENT AND PAYMENT POLICIES; HEALTH CARE REFORM LEGISLATION

     The Company's hospitals derive a substantial portion of their revenue from the Medicare and Medicaid programs. Such programs are highly regulated and are subject to frequent and substantial changes. In recent years, changes in Medicare and Medicaid programs have resulted in limitations on, and reduced levels of, payment and reimbursement for a substantial portion of hospital procedures and costs. The federal Balanced Budget Act of 1997, which establishes a plan to balance the federal budget by fiscal year 2002, includes significant additional reductions in spending levels for the Medicare and Medicaid programs. These include, among others, payment reductions directly affecting hospitals, establishment of prospective payment systems for skilled nursing facilities and home health agencies under Medicare, and repeal of the federal payment standard (the so-called "Boren Amendment") for hospitals and nursing facilities under Medicaid. In addition, a number of states are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care and/or to impose additional taxes on hospitals to help finance or expand the states' Medicaid systems. Significant additional reductions in payment levels or changes to the timeliness of payments could have a material adverse effect on the business, financial condition or results of operations of the Company.

     A number of related legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration or already enacted are price controls on hospitals, insurance market reforms to increase the availability of group health insurance coverage to small businesses, and requirements that all businesses offer health insurance coverage to their employees. While the Company anticipates that payments to hospitals will be reduced as a result of future federal and state legislation, it is uncertain at this time what health care reform legislation may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Health Care Reform, Regulation and Licensing."

HEALTH CARE INDUSTRY INVESTIGATIONS

     Significant media and public attention has recently been focused on the hospital industry (and, to a somewhat lesser extent, on the long-term care and home health industries) due to ongoing investigations reportedly related to certain referral, cost reporting and billing practices, laboratory and home health care services and physician ownership and joint ventures involving hospitals. The alleged practices have been the subject of federal and state investigations, as well as other proceedings.

     As part of its operations, the Company has significant Medicare and Medicaid billings. The Company monitors its billing practices and facility operations to maintain compliance with prevailing industry interpretations of applicable law, and believes that its current practices are consistent with current industry practices. The applicable laws are complex and constantly evolving, however, and there can be no assurance that the government investigations will not result in interpretations which are inconsistent with industry practices, including the Company's practices. In public statements surrounding the current investigations, governmental authorities have taken positions on a number of issues, including some for which little judicial or other official interpretation has previously been available, such as the legality of physician ownership in health care facilities in which they perform services. Certain of these positions appear to be inconsistent with practices that have been common within the industry and which have not previously been challenged in this manner. Moreover, in certain instances, government investigations that have in the past been conducted under the civil provisions of federal law, are now being conducted as criminal investigations under the Medicare fraud and abuse laws. None of the Company's hospitals has physician investors and only three of the

Company's hospitals operate home health agencies. However, there can be no assurance that the Company or other hospital operators will not be the subject of investigations or inquiries. The positions taken by authorities in the current investigations or in any future investigations of the Company or other providers could have a material adverse effect on the Company's business, financial condition or results of operations. See "-- Health Care Regulation," and "Business -- Health Care Reform, Regulation and Licensing."

HEALTH CARE REGULATION

     The health care industry is subject to extensive federal, state and local laws and regulations relating to issues such as licensure, conduct of operations, ownership of facilities, addition of facilities and services, and prices for services, that are extremely complex and for which, in many instances, the industry has the benefit of little or no regulatory or judicial interpretation. In particular, Medicare and Medicaid anti-kickback amendments codified under Section 1128B(b) of the Social Security Act (the "Anti-kickback Amendments") prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare, Medicaid and other federal health care programs, including the payment or receipt of remuneration for the referral, or arranging for the referral, of patients whose care will be paid for by Medicare or other governmental programs. Sanctions for violating the Anti-kickback Amendments include criminal penalties and civil sanctions, including civil money penalties and possible exclusion from government programs such as Medicare and Medicaid. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Anti-kickback Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. However, business arrangements of health care service providers that fail to satisfy the applicable Safe Harbor criteria risk increased scrutiny by enforcement authorities. The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a federal program and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. The Balanced Budget Act of 1997 also expands numerous health care fraud provisions. See
"-- Health Care Industry Investigations."

     The Company provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees. Although HHS has proposed a Safe Harbor for certain physician recruitment, no Safe Harbor for physician recruitment is currently in force. The Company also enters into certain employment agreements, leases and other agreements with physicians. There can be no assurance that regulatory authorities who enforce the Anti-kickback Amendments will not determine that the Company's physician recruiting activities or other physician arrangements violate the Anti-kickback Amendments or other federal laws. Such a determination could subject the Company to liabilities under the Social Security Act, including criminal penalties, civil money penalties and/or exclusion of the Company from participation in Medicare, Medicaid or other federal health care programs, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Health Care Reform, Regulation and Licensing."

     In addition, Section 1877 of the Social Security Act (commonly known as the "Stark Law") was amended, effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers of designated health services with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Certain exceptions are available for employment agreements, leases, physician recruitment, and certain other physician arrangements. Final implementing regulations have not yet been issued, and there can be no assurance that the Company's physician arrangements will be found to be in compliance with the Stark Law, as such law ultimately may be interpreted. Many states have adopted or are considering similar fraud and abuse and physician self-referral legislation, some of which extends beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care, and some of which is more stringent than federal law. The Company's participation in and development of financial relationships with physicians and others could be adversely affected by these amendments and similar state enactments. See "Business -- Health Care Reform, Regulation and Licensing."

     Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. One federal initiative, Operation Restore Trust, is focused on investigating health care providers in the home health, hospice and nursing home industries as well as on medical suppliers to these providers in 17 states, including California, Texas and Georgia, three of the four states in which the Company provides home health care or nursing home care. In addition, the Office of the Inspector General ("OIG") of HHS and the Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices. The Company is cooperating with the government agencies which are responsible for such initiatives. See
"Business -- Healthcare Reform, Regulation and Licensing" and Note 6 to the Consolidated Financial Statements of the Company.

     Some states require state approval for the purchase, construction and expansion of health care facilities, including findings of need for additional or expanded health care facilities or services. Certificates of Need ("CONs"), which are issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Following a number of years of decline, the number of states requiring CONs is increasing. Two states in which the Company currently owns hospitals, Georgia and Mississippi, require CONs. There can be no assurance that the Company will be able to obtain required CONs in the future or that the failure of the Company to obtain any required CONs will not have a material adverse effect on the business, financial condition or results of operations of the Company.

     The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that the Company is in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Health Care Reform, Regulation and Licensing."

PROFESSIONAL LIABILITY

     As is typical in the health care industry, the Company is subject to claims and legal action by patients and others in the ordinary course of business. The Company maintains professional malpractice liability insurance and general liability insurance in amounts that management believes to be sufficient for its operations, although some claims may exceed the scope of coverage in effect. While the Company's professional and other liability insurance has been adequate in the past to provide for liability claims, there can be no assurance that such insurance will continue to be available for the Company to maintain adequate levels of insurance. If payments with respect to malpractice liability or other insurance increase in the future or if the Company is unable to maintain adequate levels of insurance, the business, financial condition or results of operations of the Company could be adversely affected. See
"Business -- Professional Liability."

COMPETITION

     Competition among hospitals and other health care providers in the United States has intensified in recent years as hospital occupancy rates have declined as a result of cost containment pressures, changing technology, changes in government regulation and reimbursement, changes in practice patterns (e.g., shifting from inpatient to outpatient treatments), the impact of managed care organizations and other factors. The Company's hospitals face competition from larger tertiary care centers, outpatient service providers and other local non-urban hospitals, which provide similar services to those offered by the Company's hospitals. Some of the hospitals that compete with the Company are owned by governmental agencies or not-for-profit corporations supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis. In addition, the Company faces competition for acquisitions from for-profit hospital management companies, as well as not-for-profit entities. The Company and its hospitals must also compete with other hospitals and health care providers to attract quality physicians to their staffs. Some of the Company's competitors are larger, may be more established and may have more capital and other resources than the Company. Denton Regional Medical Center, which competes with the Company's Denton Community Hospital and is located approximately two miles from Denton Community Hospital, is being replaced by a new facility to be located approximately seven miles from Denton Community Hospital. There can be no assurance that the failure of the Company or its hospitals to adequately compete will not have an adverse impact on the business, financial condition or results of operations of the Company. See "-- Risks of Acquisition Strategy," "Business -- Competition" and "Business -- Acquisition Program."

EFFECTIVE CONTROL BY CEP II

     Upon completion of the Offerings, CEP II will beneficially own      % of
the outstanding shares of Common Stock. In addition, the Company will enter into an agreement with CEP II providing that for as long as CEP II beneficially owns 30% or more of the outstanding voting stock of the Company, CEP II may require the Company to appoint designees of CEP II as directors such that designees of CEP II will constitute a majority of the members of the Board of Directors. As a result of such concentration of ownership and such agreement, CEP II will have the ability to exert significant influence on the policies and affairs of the Company and corporate actions requiring stockholder approval, including the election of the members of the Board of Directors. This concentration of ownership and the agreement described above could have the effect of delaying, deferring or preventing a change of control of the Company, including any business combination with an unaffiliated party, and could also affect the price that investors might be willing to pay in the future for shares of Common Stock. See "Management," "Certain Relationships and Related Transactions" and "Principal Stockholders."

HOLDING COMPANY STRUCTURE

     The Company is a holding company and has no significant operations other than those incidental to its ownership of the capital stock of its subsidiaries. As a holding company, the Company's results of operations depend on the results of operations of its subsidiaries. Moreover, the Company is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations and, to the extent that the Company intends to declare cash dividends on the Common Stock in the future, to fund the payment of cash dividends. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company. In addition, the New Credit Facility may be collateralized by the assignment of the common stock of the Company's subsidiaries.

CERTAIN ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer or takeover attempt that is opposed by the Company's Board of Directors. These provisions include (i) a provision requiring that the Company's Board of Directors be divided into three classes, each serving a staggered three-year term; (ii) certain restrictions on the persons eligible to call a special meeting of stockholders; (iii) a prohibition on actions by written consent of the holders of Common Stock; (iv) certain limitations on the size of the Company's Board of Directors; (v) removal of directors for cause only; and (vi) the ability of the Company's Board of Directors to authorize the issuance of preferred stock in series. The Company has also adopted a stockholder rights plan which could substantially deter a takeover attempt on terms the Company's Board of Directors determines are unacceptable. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offerings, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the U.S.

Representatives and the Lead Managers and may not be indicative of the market price for shares of the Common Stock after the Offerings. See "Underwriting." There can be no assurance that an active trading market will develop or be maintained or as to the price at which the Common Stock will trade if and when such a market develops. The Company has applied to list the Common Stock on the New York Stock Exchange. The market price of the Common Stock may be subject to significant fluctuations in response to variations in the Company's operating results and other factors, including future acquisitions or divestitures of hospitals, market rates of interest, developments affecting the health care industry generally, the enactment of health care reform, reductions in payment rates and changes in governmental regulation. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies, and the price of the Common Stock could be affected by such fluctuations.

ABSENCE OF DIVIDENDS

     The Company does not anticipate paying cash dividends in the foreseeable future. In addition, the terms of the New Credit Facility are expected to restrict the payment of cash dividends, and any future indebtedness incurred to refinance the Company's existing indebtedness or to fund future growth may prohibit or limit the Company's ability to pay dividends. See "Dividend Policy."

SUBSTANTIAL DILUTION

     The assumed initial public offering price of $     per share will exceed
the net tangible book value per share of the Common Stock after the Offerings by $ per share. Purchasers of the Common Stock in the Offerings will experience immediate and substantial dilution in the amount of $ per share, and present stockholders will experience an immediate and substantial increase in net
tangible book value in the amount of $     per share of Common Stock. The net
tangible book value of the Company at March 31, 1998, on a pro forma basis after
giving effect to the Recapitalization, was $103.0 million or $     per share of
Common Stock. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Upon consummation of the Offerings, there will be
outstanding shares of Common Stock. All of the shares sold in the Offerings will be freely tradable without restriction under the Securities Act, except to the extent acquired by affiliates of the Company. The remaining shares of Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Subject to certain exceptions, the Company, the Company's executive officers and directors and CEP II, who in the aggregate
will hold approximately                shares of Common Stock, have agreed that
for a period of 180 days following the date of this Prospectus they will not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, shares of Common Stock without the prior written consent of Merrill Lynch. Upon
expiration of the 180-day period,                shares of Common Stock will be
eligible for sale pursuant to Rule 144 under the Securities Act, subject in some cases to compliance with Rule 144 volume limitations, of which shares are held by CEP II and executive officers and directors of the Company. Sales of a substantial amount of such shares, or the perception that such sales will occur, could have a significant adverse effect on the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of equity securities. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

     In connection with the Recapitalization and the Offerings, the Company will enter into a Registration Rights Agreement with its current stockholders. Under the terms of the Registration Rights Agreement, such stockholders are entitled to certain "piggy-back" and demand registration rights pursuant to which such stockholders may have shares of Common Stock owned by them registered under the Securities Act for sale to the public. In addition, the Company expects to
register the issuance of up to                shares of Common Stock authorized
under its 1998 Long-Term Equity Incentive Plan, Directors' Stock Option Plan and Directors' Stock Unit Plan following the Offerings. See "Management -- Long-Term Equity Incentive Plan" and "Certain Relationships and Related
Transactions -- Registration Rights Agreement."

YEAR 2000 COMPLIANCE

     The Company has made and will continue to make certain investments in its software systems and applications to ensure that the Company is year 2000 compliant. The financial impact to the Company to ensure year 2000 compliance has not been and is not anticipated to be material to its business, financial condition or results of operations. As part of its operations, the Company transacts business with several governmental agencies and has significant Medicare and Medicaid billings. There can be no assurance that the fiscal intermediaries and governmental agencies with which the Company transacts business, and which are responsible for payment to the Company under the Medicare and Medicaid programs, as well as other payors, will not experience problems in year 2000 compliance that could adversely affect the business, financial condition or results of operations of the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offerings are estimated to be $92.0 million ($106.0 million if the Underwriters' over-allotment option is exercised in full), after deduction of the estimated underwriting discounts and commissions and estimated expenses of the Offerings payable by the Company
(assuming a public offering price of $     per share).

     The Company intends to use $82.7 million of the net proceeds from the Offerings to repay outstanding indebtedness under the Existing Credit Facility, which bears interest at a floating rate based upon the Federal Funds Effective Rate or LIBOR, currently an effective rate of 7.625%. Borrowings under the revolving loan portion and term loan portion of the Existing Credit Facility mature on May 13, 2003.

     The Company intends to use the balance of the proceeds for working capital and other general corporate purposes, including the possible acquisition of other hospitals. Pending such uses, the Company intends to invest the net proceeds of the Offerings in short-term, interest-bearing investment grade debt securities, certificates of deposit, commercial paper, time deposits or direct or guaranteed obligations of the United States.

     Although the Company has had preliminary discussions from time to time regarding possible acquisition opportunities, the Company has no agreements, understandings or commitments with respect to any such opportunities, other than as described elsewhere in this Prospectus, nor has the Company allocated any portion of the net proceeds hereunder for any specific acquisition. There can be no assurance that any future acquisition will be consummated.

                                DIVIDEND POLICY

     The Company currently intends to retain its earnings for use in its business and therefore does not anticipate declaring or paying any cash dividends in the foreseeable future. The New Credit Facility is expected to restrict the payment of dividends by the Company (other than dividends paid in the Company's stock). Any future determination to declare or pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant at such time. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and Note 3 to the Consolidated Financial Statements of the Company.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1998 (i) the actual capitalization of the Company after giving effect to the Recapitalization, (ii) the capitalization of the Company on a pro forma basis to reflect the acquisition of the Acquired Facilities as if they had occurred on March 31, 1998, and (iii) the capitalization of the Company on a pro forma basis further adjusted to reflect the sale of shares of Common Stock offered hereby (based on
an assumed offering price of $     per share) and the application of the
estimated net proceeds therefrom, as if they occurred on March 31, 1998.

                                                                        MARCH 31, 1998
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $    930   $  1,052     $ 10,402
                                                              ========   ========     ========
Current maturities of long-term debt(1).....................     9,175      9,175          675
                                                              ========   ========     ========
Long-term debt, less current maturities(1)..................    71,045     76,695        2,545
Stockholders' equity:
  Preferred Stock, $          par value,
     shares authorized; no shares issued and outstanding....        --         --           --
  Common Stock, $.01 par value,                authorized;
                    shares issued and outstanding;
                    shares pro forma and
     shares pro forma as adjusted...........................        --         --           --
  Additional paid-in capital................................    51,135     57,635      149,635
  Retained earnings.........................................        --         --           --
                                                              --------   --------     --------
     Total stockholders' equity.............................    51,135     57,635      149,635
                                                              --------   --------     --------
     Total capitalization...................................  $122,180   $134,330     $152,180
                                                              ========   ========     ========

---------------

(1) For information regarding the Company's long-term debt, see Note 3 to the Consolidated Financial Statements of the Company.

                                    DILUTION

     The net tangible book value of the Company at March 31, 1998 was $11.0
million, or $     per share of Common Stock. Net tangible book value per share of Common Stock represents the amount of total assets less total liabilities, minority interests and intangible assets, divided by the number of shares of Common Stock outstanding at March 31, 1998. After giving effect to the sale by the Company of the shares of Common Stock offered hereby (at an assumed initial
public offering price of $     per share) and the application of the net
proceeds as set forth under "Use of Proceeds," the pro forma net tangible book value of the Company at March 31, 1998 would have been $103.0 million, or
$     per share of Common Stock. This represents an immediate increase in net
tangible book value of $     per share of Common Stock to existing stockholders
and an immediate dilution of $     per share of Common Stock to investors
purchasing Common Stock in the Offerings, as illustrated by the following table:

Assumed initial public offering price.......................  $
Net tangible book value per share of Common Stock prior to
  the Offerings(1)(2).......................................
Increase in net tangible book value per share of Common
  Stock attributable to new investors.......................
                                                              ----------
Pro forma net tangible book value per share of Common Stock
  after the Offerings.......................................
                                                                           ----------
Dilution per share of Common Stock to new investors(3)......  $
                                                                           ==========

     The following table summarizes as of March 31, 1998 certain differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and new investors (based on an assumed initial public offering
price of $     per share), in each case on pro forma basis after giving effect
to the sale by the Company of                shares of Common Stock in the
Offerings and the application of the estimated net proceeds thereof to the repayment of debt, as described in "Use of Proceeds."

                                                     SHARES PURCHASED    TOTAL CONSIDERATION     AVERAGE
                                                     -----------------   --------------------   PRICE PER
                                                     NUMBER    PERCENT    AMOUNT     PERCENT      SHARE
                                                     -------   -------   ---------   --------   ---------
Existing stockholders(1)...........................                  %   $                 %      $
New investors......................................
                                                     -------    -----    --------     -----
          Total....................................                  %   $                 %      $
                                                     =======    =====    ========     =====

---------------

(1) Excludes             shares of Common Stock issuable upon the exercise of
    outstanding options to be issued upon consummation of the Offerings pursuant to the Company's 1998 Long-Term Equity Incentive Plan and Directors' Stock
    Option Plan at a weighted average exercise price of $        per share. See
    "Management -- Long-Term Equity Incentive Plan" and "Management -- Director Compensation."
(2) Assumes conversion of Members' Equity into         weighted average shares
    of Common Stock, which includes         shares issued to NetCare LLC.
(3) Dilution is determined by subtracting pro forma net tangible book value per common share after giving effect to the Offerings from the initial public
    offering price per share. Dilution to new investors will be $        if the
    Underwriters' over-allotment option is exercised in full.

                       SELECTED FINANCIAL AND OTHER DATA
              (IN THOUSANDS EXCEPT PER SHARE AND STATISTICAL DATA)

     The following selected financial data of (i) Southern Health (as predecessor of the Company) for each of the years in the four year period ended June 30, 1996 and for the period from July 1, 1996 through August 15, 1996; and
(ii) the Company for the year ended December 31, 1997 and for the period from March 11, 1996 (date of inception) to December 31, 1996, are derived from (i) the audited combined financial statements of Southern Health; and (ii) the audited consolidated financial statements of the Company which are included elsewhere in this Prospectus. The financial data for the three-month periods ended March 31, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

     All the information contained in the following tables should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Unaudited Pro Forma Condensed Consolidated Financial Statements and the related Notes thereto of the Company and the audited combined financial statements and related notes of Southern Health and the audited consolidated financial statements and the related Notes thereto of the Company included in this Prospectus.

                                          SOUTHERN HEALTH (PREDECESSOR)(1)(2)
                                 -----------------------------------------------------

                                                                            PERIOD
                                          YEAR ENDED JUNE 30,            JULY 1, 1996
                                 -------------------------------------   TO AUGUST 15,
                                 1993(3)   1994(3)   1995(4)    1996         1996
                                 -------   -------   -------   -------   -------------
INCOME STATEMENT DATA:
Total revenue..................  $37,646   $35,593   $51,198   $65,572      $8,845
Operating expenses.............   35,393    31,826    46,892    60,680       8,737
Interest expense...............    1,178     1,104     1,702     3,055         371
                                 -------   -------   -------   -------      ------
Income (loss) before income
  taxes and extraordinary
  charge.......................    1,075     2,663     2,604     1,837        (263)
Income tax benefit
  (provision)..................     (261)     (808)   (1,217)   (1,183)         97
                                 -------   -------   -------   -------      ------
Income (loss) before
  extraordinary charge.........  $   814     1,855     1,387       654        (166)
Extraordinary charge on early
  extinguishment of debt, net
  of taxes(6)..................       --        --        --        --          --
                                 -------   -------   -------   -------      ------
        Net income (loss)......  $   814   $ 1,855   $ 1,387   $   654      $ (166)
                                 =======   =======   =======   =======      ======
Basic earnings per share(7)....       --        --        --        --          --
Weighted average shares(7).....       --        --        --        --          --

                                             COMPANY (SUCCESSOR)(1)(2)
                                 --------------------------------------------------
                                                                    THREE MONTHS
                                     PERIOD                             ENDED
                                 MARCH 11, 1996     YEAR ENDED        MARCH 31,
                                 TO DECEMBER 31,   DECEMBER 31,   -----------------
                                     1996(5)           1997        1997      1998
                                 ---------------   ------------   -------   -------
INCOME STATEMENT DATA:
Total revenue..................      $31,424         $130,341     $32,448   $34,631
Operating expenses.............       31,483          117,897      28,635    30,449
Interest expense...............        2,013            6,681       1,540     1,631
                                     -------         --------     -------   -------
Income (loss) before income
  taxes and extraordinary
  charge.......................       (2,072)           5,763       2,273     2,551
Income tax benefit
  (provision)..................          204           (2,387)       (909)   (1,188)
                                     -------         --------     -------   -------
Income (loss) before
  extraordinary charge.........       (1,868)           3,376       1,364     1,363
Extraordinary charge on early
  extinguishment of debt, net
  of taxes(6)..................          525               --          --        --
                                     -------         --------     -------   -------
        Net income (loss)......      $(2,393)        $  3,376     $ 1,364   $ 1,363
                                     =======         ========     =======   =======
Basic earnings per share(7)....           --         $   [  ]          --   $  [  ]
                                                     ========               =======
Weighted average shares(7).....           --             [  ]          --      [  ]

                                             SOUTHERN HEALTH (PREDECESSOR)(1)(2)       COMPANY (SUCCESSOR)(1)(2)
                                            -------------------------------------   --------------------------------
                                                          JUNE 30,                     DECEMBER 31,       MARCH 31,
                                            -------------------------------------   -------------------   ----------
                                             1993      1994      1995      1996       1996       1997        1998
                                            -------   -------   -------   -------   --------   --------   ----------
BALANCE SHEET DATA:
Cash and cash equivalents.................  $ 1,492   $   619   $ 2,479   $ 1,463   $    469   $    495    $    930
Working capital...........................   (2,705)   (1,342)    1,056      (109)     3,481      8,365      10,256
Total assets..............................   16,888    20,335    35,694    37,771    142,908    149,530     150,551
Long-term debt, less current maturities...    9,410    11,690    24,066    33,245     73,895     71,571      71,045
Members'/Stockholders' equity (deficit)...   (1,960)     (101)      742     8,884     46,159     49,746      51,135

                                                                      (footnotes
on next page)

---------------

(1) The Company was initially funded on March 11, 1996. On August 16, 1996, the Company completed its acquisition of Southern Health. Since the Company had no operations prior to the acquisition of Southern Health, the table presents summary consolidated financial and statistical data of both Southern Health and the Company.
(2) The financial statements of the Company and Southern Health for the periods presented are not strictly comparable due to the significant effect that acquisitions have had on such statements. See Note 2 to the Consolidated Financial Statements of the Company and Note 3 to the Southern Health Combined Financial Statements.
(3) Includes the results of operations of Mountainside Medical Center, North Georgia Medical Center and Trace Regional Hospital.
(4) Includes the results of operations of Chatuge Regional Hospital from September 22, 1994 (date of acquisition) and the results of operations of Chestatee Regional Hospital from January 31, 1995 (date of acquisition).
(5) Includes the results of operations of Southern Health from August 16, 1996 (date of acquisition) and the results of operations of Denton Community Hospital from November 13, 1996 (date of acquisition).
(6) Represents the extraordinary charge resulting from the write-off of the unamortized loan costs related to the early extinguishment of the outstanding principal balance under the Southern Health Amended and Restated Credit Agreement. See Note 3 to the Consolidated Financial Statements of the Company.
(7) The computation of historical earnings per share is based upon the assumed
    conversion of members' equity into         weighted average shares of Common
    Stock, which includes       shares issued to NetCare LLC. The Company had no
    potential dilutive shares of Common Stock at December 31, 1997 or March 31, 1998.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated balance sheet as of March 31, 1998 gives effect to (i) the acquisition of the Acquired Facilities; (ii) the Recapitalization; (iii) the sale of Common Stock in the Offerings; and (iv) the application of the estimated net proceeds thereof, as described in "Use of Proceeds," as if all such transactions had been completed as of March 31, 1998. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 give effect to (i) the acquisition of the Acquired Facilities; (ii) the Recapitalization; (iii) the sale of the Common Stock in the Offerings; and (iv) the application of the estimated net proceeds thereof, as described in "Use of Proceeds," as if all such transactions had been completed as of January 1 of the respective periods.

     The pro forma condensed consolidated financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods presented or to project the Company's results of operation in any future period. The pro forma results of operations are not necessarily indicative of the results that may be expected from the Acquired Facilities. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 do not reflect potential cost savings, synergies and efficiencies that may in the future be achieved through the integration of the business and operations of the Acquired Facilities with the Company. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited financial statements, including the notes thereto, included elsewhere in this Prospectus.

                          NETCARE HEALTH SYSTEMS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA                   PRO FORMA
                                                 HISTORICAL                            ADJUSTMENTS                 ADJUSTMENTS
                         -----------------------------------------------------------    TO REFLECT                 TO REFLECT
                           NETCARE     CENTRAL TEXAS   HOLLY SPRINGS   SAN CLEMENTE    ACQUISITIONS     SUBTOTAL    OFFERINGS
                         -----------   -------------   -------------   -------------   ------------     --------   -----------
Total revenue..........   $130,341        $3,646          $7,638         $ 21,174             --        $162,799          --
Operating expenses.....    117,897         3,903           7,987           27,889         (3,271)(1)     154,405          --(5)
Interest expense.......      6,681            15              56            1,657         (1,189)(2)       7,220      (5,857)(6)
Write down of
  long-lived assets....         --            --              --           18,631        (18,631)(3)          --          --
                          --------        ------          ------         --------        -------        --------     -------
Income (loss) before
  income taxes.........      5,763          (272)           (405)         (27,003)        23,091           1,174       5,857
Income tax benefit
  (provision)..........     (2,387)           --              --               --          1,743(4)         (644)     (2,226)(7)
                          --------        ------          ------         --------        -------        --------     -------
        Net income
          (loss).......   $  3,376        $ (272)         $ (405)        $(27,003)       $24,834        $    530     $ 3,631
                          ========        ======          ======         ========        =======        ========     =======
Basic earnings per
  share(8).............         --            --              --               --             --              --          --
Weighted average
  shares(8)............         --            --              --               --             --              --          --


                         COMBINED
                         PRO FORMA
                         ---------
Total revenue..........  $162,799
Operating expenses.....   154,405
Interest expense.......     1,363
Write down of
  long-lived assets....        --
                         --------
Income (loss) before
  income taxes.........     7,031
Income tax benefit
  (provision)..........    (2,870)
                         --------
        Net income
          (loss).......  $  4,161
                         ========
Basic earnings per
  share(8).............  [      ]
                         --------
Weighted average
  shares(8)............  [      ]
                         --------

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                          NETCARE HEALTH SYSTEMS, INC.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      PRO FORMA                     PRO FORMA
                                               HISTORICAL                            ADJUSTMENTS                   ADJUSTMENTS
                       -----------------------------------------------------------    TO REFLECT                   TO REFLECT
                         NETCARE     CENTRAL TEXAS   HOLLY SPRINGS   SAN CLEMENTE    ACQUISITIONS     SUBTOTAL      OFFERINGS
                       -----------   -------------   -------------   -------------   ------------     --------   ---------------

Total revenue........    $34,631        $  824          $1,889          $ 5,265        $    --        $42,609             --
Operating expenses...     30,449         1,090           1,884            7,080           (887)(1)     39,616            186(5)
Interest expense.....      1,631             4              10              439           (319)(2)      1,765         (1,468)(6)
Write-down of long-
  lived assets(3)....         --            --              --               --             --             --             --
                         -------        ------          ------          -------        -------        -------       --------
Income (loss) before
  income taxes.......      2,551          (270)             (5)          (2,254)         1,206          1,228          1,282
Income tax benefit
  (provision)........     (1,188)           --              --               --            503(4)        (685)          (558)(7)
                         -------        ------          ------          -------        -------        -------       --------
        Net income
          (loss).....    $ 1,363        $ (270)         $   (5)         $(2,254)       $ 1,709        $   543            724
                         =======        ======          ======          =======        =======        =======       ========
Basic earnings per
  share(8)...........         --            --              --               --             --             --             --
Weighted average
  shares(8)..........         --            --              --               --             --             --             --


                       COMBINED
                       PRO FORMA
                       ---------
Total revenue........   $42,609
Operating expenses...    39,802
Interest expense.....       297
Write-down of long-
  lived assets(3)....        --
                        -------
Income (loss) before
  income taxes.......     2,510
Income tax benefit
  (provision)........    (1,243)
                        -------
        Net income
          (loss).....   $ 1,267
                        =======
Basic earnings per
  share(8)...........   [     ]
                        =======
Weighted average
  shares(8)..........   [     ]
                        -------

See accompanying notes to unaudited pro forma condensed consolidated statements of operations.

                          NETCARE HEALTH SYSTEMS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      THREE MONTHS
                                                                        YEAR ENDED       ENDED
                                                                       DECEMBER 31,    MARCH 31,
                                                                           1997           1998
                                                                       ------------   ------------

(1) Reflects the following adjustments to operating expenses as a result of the acquisition of San Clemente Hospital and Medical Center:

      (i)    Elimination of salaries, wages and benefits associated
             with a reduction in the number of employees at the
             facility prior to the consummation of the acquisition.....    $   (700)      $  (175)
      (ii)   Elimination of the management fees charged by
             Columbia/HCA..............................................      (1,499)         (393)
      (iii)  Elimination of historical depreciation and inclusion of depreciation based upon the new book basis of the
             property, plant and equipment acquired....................      (1,072)         (319)
                                                                           --------       -------
                                                                           $ (3,271)      $  (887)
                                                                           ========       =======

(2) Reflects the differences in interest expense resulting from the elimination of historical interest expense and the inclusion of additional interest expense associated with the debt borrowed to finance the acquisitions:

       (i)   San Clemente Hospital and Medical Center.................    $ (1,379)      $  (370)
       (ii)  Holly Springs Memorial Hospital. ........................         190            51
                                                                          --------       -------
                                                                          $ (1,189)      $  (319)
                                                                          ========       =======

(3) Reflects the elimination of the charge to operations related to the write-down of long-lived assets for San Clemente
    Hospital and Medical Center..................................         $(18,631)      $    --

(4) Reflects the following adjustments to income taxes (benefit) at an effective tax rate of 38%:

      (i)    The tax benefit resulting from the loss from operations
             of San Clemente Hospital and Medical Center, Central
             Texas Hospital and Holly Springs Memorial Hospital.......    $(10,518)      $  (961)
      (ii)   The tax expense resulting from adjustments (1), (2) and
             (3). ....................................................       8,775           458
                                                                          --------       -------
                                                                          $ (1,743)      $  (503)
                                                                          ========       =======
(5)  Reflects the amortization of the remaining unamortized
     deferred compensation at March 31, 1998. Upon consummation of the Offerings, all non-vested interests in the Company
     granted to members of the Company's management would
     immediately vest and the unamortized deferred compensation
     would be charged to salaries, wages and benefits............         $     --       $   186
(6)  Reflects the reduction in interest expense as a result of
     the reduction in debt from the proceeds of the Offerings....         $ (5,857)      $(1,468)
(7)  Reflects the adjustment to income taxes based on adjustment
     (6) (at an effective tax rate of 38%). Adjustment (5) does
     not result in an income tax benefit.........................         $  2,226       $   558

(8) The computation of historical earnings per share is based upon the assumed
    conversion of members' equity into        weighted average shares of Common
    Stock, which includes      shares issued to NetCare LLC. The computation of
    pro forma earnings per share is based upon      weighted average shares of
    Common Stock outstanding, which includes      shares issued to NetCare LLC
    and      of the      shares being sold in the Offerings, the proceeds of
    which will be used to repay $82,650 of debt and pay $1,000 in expenses of the Offerings. If all the shares sold in the Offerings were included in the
    above calculation, there would be        weighted average shares of Common
    Stock outstanding with basic earnings per share of $       . The Company had
    no potential dilutive shares of Common Stock at December 31, 1997 or March 31, 1998.

                             NETCARE HEALTH SYSTEMS LLC

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                   MARCH 31, 1998
                                   (IN THOUSANDS)

                                                                                                                 PRO FORMA
                                                                                     PRO FORMA                  ADJUSTMENTS
                                                HISTORICAL                          ADJUSTMENTS                  TO REFLECT
                          -------------------------------------------------------    TO REFLECT                OFFERINGS AND
                          NETCARE    CENTRAL TEXAS   HOLLY SPRINGS   SAN CLEMENTE   ACQUISITIONS   SUBTOTAL   RECAPITALIZATION
                          --------   -------------   -------------   ------------   ------------   --------   ----------------
ASSETS
Current Assets:
  Cash and cash
    equivalents.........  $    930      $    --         $   122        $    --        $     --     $  1,052        92,000(5)
                                                                                                                  (82,650)(6)
  Patient accounts
    receivable, net of
    allowance for
    doubtful accounts...    22,902          399           1,413          5,136          (5,136)(1)   24,315            --
                                                                                          (399)(3)
  Inventories...........     2,740          142              26            451            (142)(3)    3,217            --
  Income tax
    receivable..........     3,822           --              --             --              --        3,822            --
  Prepaid expenses and
    other current
    assets..............     2,205           14              --            120             (14)(3)    2,325            --
                          --------      -------         -------        -------        --------     --------       -------
        Total current
          assets........    32,599          555           1,561          5,707          (5,691)      34,731         9,350
  Property, plant and
    equipment, net......    77,684          456             440          7,610              69(1)    87,952            --
                                                                                         2,149(2)
                                                                                          (456)(3)
  Excess of purchase
    price over net
    assets acquired.....    38,588           --              --             --              --       38,588            --
  Other assets..........     1,536          300              --             --            (300)(3)    1,536            --
  Deferred income
    taxes...............       144           --              --             --              --          144            --
                          --------      -------         -------        -------        --------     --------       -------
        Total Assets....  $150,551      $ 1,311         $ 2,001        $13,317        $ (4,229)     162,951         9,350
                          ========      =======         =======        =======        ========     ========       =======


                           COMBINED
                          PRO FORMA
                          ----------
ASSETS
Current Assets:
  Cash and cash
    equivalents.........   $ 10,402

  Patient accounts
    receivable, net of
    allowance for
    doubtful accounts...     24,315

  Inventories...........      3,217
  Income tax
    receivable..........      3,822
  Prepaid expenses and
    other current
    assets..............      2,325
                           --------
        Total current
          assets........     44,081
  Property, plant and
    equipment, net......     87,952

  Excess of purchase
    price over net
    assets acquired.....     38,588
  Other assets..........      1,536
  Deferred income
    taxes...............        144
                           --------
        Total Assets....   $172,301
                           ========

                                                                                                                 PRO FORMA
                                                                                     PRO FORMA                  ADJUSTMENTS
                                                HISTORICAL                          ADJUSTMENTS                  TO REFLECT
                          -------------------------------------------------------    TO REFLECT                OFFERINGS AND
                          NETCARE    CENTRAL TEXAS   HOLLY SPRINGS   SAN CLEMENTE   ACQUISITIONS   SUBTOTAL   RECAPITALIZATION
                          --------   -------------   -------------   ------------   ------------   --------   ----------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......  $  3,186          614             867        $   723        $   (723)(1) $  3,186            --
                                                                                          (867)(2)
                                                                                          (614)(3)
  Employee compensation
    and benefits........     3,834           --             191            339             (89)(1)    4,084            --
                                                                                          (191)(2)
  Accrued interest
    payable.............     1,001           --              --             --              --        1,001            --
  Other accrued
    liabilities.........     5,147           89              38            344            (344)(1)    5,147            --
                                                                                           (38)(2)
                                                                                           (89)(3)
  Due to (from)
    affiliates..........        --           --           2,081           (818)         (2,081)(2)       --            --
                                                                                           818(1)
  Current portion of
    long-term debt......     9,175          144             233             --            (233)(2)    9,175        (8,500)(6)
                                                                                          (144)(3)
                          --------      -------         -------        -------        --------     --------       -------
        Total current
          liabilities...    22,343          847           3,410            588          (4,595)      22,593        (8,500)
Long-term debt, less
  current maturities....    71,045           26             806             --           3,000(1)    76,695       (74,150)(6)
                                                                                         2,650(2)
                                                                                          (806)(2)
                                                                                           (26)(3)
Third-party
  settlements...........     6,028           --              --            720            (720)(1)    6,028
Due to Columbia.........        --           --              --         18,902         (18,902)(1)       --
Net assets (deficit)....        --           --              --         (6,893)          6,893(1)        --            --
Members' equity.........    51,135           --              --             --           5,000(1)    57,635       (57,635)(4)
                                                                                         1,500(2)
Stockholder's equity:
  Common stock..........        --           --              --             --              --           --            --
  Additional paid-in
    capital.............        --           --              --             --              --           --        57,635(4)
                                                                                                                   92,000(5)
  Retained earnings
    (deficit)...........        --          438          (2,215)            --           2,215(2)        --            --
                                                                                          (438)(3)
                          --------      -------         -------        -------        --------     --------       -------
        Total
          stockholders'
          equity........        --          438          (2,215)            --           1,777           --       149,635
                          --------      -------         -------        -------        --------     --------       -------
        Total
          liabilities
          and
          stockholders'
          equity........  $150,551      $ 1,311         $ 2,001        $13,317        $ (4,229)    $162,951       $ 9,350
                          ========      =======         =======        =======        ========     ========       =======


                           COMBINED
                          PRO FORMA
                          ----------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......   $  3,186
  Employee compensation
    and benefits........      4,084
  Accrued interest
    payable.............      1,001
  Other accrued
    liabilities.........      5,147
  Due to (from)
    affiliates..........         --
  Current portion of
    long-term debt......        675
                           --------
        Total current
          liabilities...     14,093
Long-term debt, less
  current maturities....      2,545
Third-party
  settlements...........      6,028
Due to Columbia.........         --
Net assets (deficit)....
Members' equity.........         --
Stockholder's equity:
  Common stock..........         --
  Additional paid-in
    capital.............    149,635
  Retained earnings
    (deficit)...........         --
                           --------
        Total
          stockholders'
          equity........    149,635
                           --------
        Total
          liabilities
          and
          stockholders'
          equity........   $172,301
                           ========

  See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

                           NETCARE HEALTH SYSTEMS LLC

                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

(1) Reflects the acquisition of San Clemente Hospital and Medical Center including the borrowing of $3,000 under the Existing Credit Facility and $5,000 in equity financing received from CEP II to be used for the purchase. The Company purchased inventories, property, plant and equipment, and assumed certain accrued employee benefits. The net effect of these transactions result in (i) a decrease in accounts receivable of $5,136; (ii) an increase in property, plant, and equipment of $69; (iii) a decrease in accounts payable of $723; (iv) a decrease in employee compensation and benefits of $89 (to reflect the agreed upon assumed obligations pursuant to the acquisition agreement); (v) a decrease in other accrued liabilities of $344; (vi) a decrease in due (from) affiliates of $818; (vii) a decrease in third party settlements of $720; (viii) a decrease in due to Columbia of $18,902; (ix) an increase in net assets (deficit) of $6,893; (x) an increase in long-term debt of $3,000; and (xi) an increase in members' equity of $5,000.
(2) Reflects the purchase of Holly Springs Memorial Hospital including the borrowing of $2,650 under the Existing Credit Facility and $1,500 in equity financing received from CEP II to be used for the purchase. The Company purchased the accounts receivable, inventories and property, plant, and equipment. The net effect of these transactions result in (i) an increase in property, plant and equipment of $2,149 to adjust the recorded book value to fair value; (ii) a decrease in accounts payable of $867; (iii) a decrease in employee compensation and benefits of $191; (iv) a decrease in other accrued liabilities of $38; (v) an increase in long-term debt of $1,611 (including current portion); (vi) a decrease in due to affiliates of $2,081; (vii) an increase in members' equity of $1,500; and (viii) a decrease in retained deficit of $2,215.
(3) Reflects the acquisition of Central Texas Hospital. The Company assumed a lease for this facility but did not purchase existing assets or liabilities. This results in (i) a decrease in accounts receivable of $399; (ii) a decrease in inventories of $142; (iii) a decrease in prepaid expenses and other current assets of $14; (iv) a decrease in property, plant and equipment of $456; (v) a decrease in other assets of $300; (vi) a decrease in accounts payable of $614; (vii) a decrease in other accrued liabilities of $89; (viii) a decrease in long-term debt (including current portion) of $170; and (ix) a decrease in retained earnings of $438.
(4) Reflects the conversion of members' equity to Common Stock. This results in a decrease in members' equity of $57,635 and an increase in paid in capital of $57,635.
(5) Reflects the proceeds of the Offerings, net of estimated expenses ($1,000) and underwriting commissions ($7,000). This results in an increase in cash of $92,000 and an increase in paid in capital of $92,000.
(6) Reflects the use of the proceeds of the Offerings for the repayment of $82,650 of debt. This results in a decrease in cash of $82,650 and a decrease in debt of $82,650.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a health care services company focused on acquiring and operating hospitals in growing non-urban communities throughout the United States. The Company currently operates ten general acute care hospitals in four states with a total of 600 licensed beds and four associated nursing homes with a total of 338 licensed beds.

     In August 1996, the Company purchased all of the outstanding stock of Southern Health. Southern Health owned and operated five general acute care hospitals and four associated nursing home facilities in the states of Georgia and Mississippi. In November 1996, the Company acquired certain assets and liabilities of Denton Community Hospital, located in Denton, Texas. In January 1997, the Company acquired certain assets and liabilities of Stone County Hospital, located in Wiggins, Mississippi. In April, 1998, the Company acquired Central Texas Hospital, located in Cameron, Texas, through the assumption of a lease. In May 1998, the Company acquired Holly Springs Memorial Hospital, located in Holly Springs, Mississippi. In June 1998, the Company acquired certain assets and liabilities of San Clemente Hospital and Medical Center, located in San Clemente, California. These acquisitions were recorded using the purchase method of accounting and the results of operations are included in the historical results of operations of the Company from the dates of the respective acquisitions.

     The financial impact of the Company's recent acquisitions makes it difficult to draw meaningful comparisons between the Company's financial statements for the fiscal periods presented. Therefore, the following discussion includes an analysis of (i) the Company's historical results of operations for 1997, and supplemental results of operations for 1996 and 1995 giving effect to all acquisitions completed prior to December 31, 1997 as if they had occurred as of January 1, 1995; and (ii) the historical results of operations of the Company (Successor) for periods following its date of inception and the historical results of operations of Southern Health (Predecessor) for periods prior to such acquisition.

GENERAL

     An integral part of the Company's strategy is to acquire non-urban acute care hospitals. See "Business -- Business Strategy." Due to the relatively small number of hospitals owned, each hospital acquisition can materially affect the overall operating margin of the Company. Upon the acquisition of a hospital, the Company typically takes a number of steps to increase revenue and lower operating costs. See "Business -- Operations." However, the impact of such actions to lower operating costs may be offset by the costs associated with implementing the Company's strategies to increase revenue by expanding services, strengthening the medical staff and improving market position. The benefits of these investments and of other activities to improve operating margins generally do not occur immediately. Consequently, the financial performance of a newly-acquired hospital may adversely affect overall operating margins in the near term. As the Company makes additional hospital acquisitions, the Company expects that this effect will be mitigated by the expanded financial base of existing hospitals and the allocation of corporate overhead among a larger number of hospitals.

     The Company is continually involved in the investigation and evaluation of potential acquisitions. In accordance with generally accepted accounting principles, the Company capitalizes certain direct out-of-pocket expenditures (such as legal and accounting fees) relating to potential or pending acquisitions. Indirect acquisition costs, such as executive salaries, general corporate overhead and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any capitalized expenditures relating to any potential or pending acquisition that the Company determines will not be consummated. There can be no assurance that the Company in future periods will not be required to incur a charge against earnings in accordance with such policy, which charge, depending upon the magnitude thereof, could adversely affect the Company's results of operations.

     Hospital revenue is received primarily from Medicare, Medicaid and commercial insurance. The percentage of revenue received from the Medicare program is expected to increase due to the general aging of the population. The payment rates under the Medicare program for inpatients are based on a prospective payment system, based upon the diagnosis of a patient. While these rates have been adjusted annually, the adjustments have historically been less than actual inflation. In addition, rather than paying standard rates, states, insurance companies and employers are actively negotiating the amounts paid to hospitals. The trend toward managed care, including health maintenance organizations, preferred provider organizations and various other forms of managed care, may affect the hospitals' ability to maintain their current rate of net revenue growth.

     Total revenue is comprised of net patient revenue from the Company's hospitals and other revenue. Net patient revenue for the Company's hospitals is reported net of contractual adjustments and policy discounts. The adjustments principally result from differences between the hospitals' customary charges and payment rates under the Medicare and Medicaid programs and managed care programs. Other revenue includes interest income and other miscellaneous revenue.

SUPPLEMENTAL RESULTS OF OPERATIONS

     The following table and year-to-year analyses present, for the periods indicated, historical operating results for 1997 and supplemental operating results for 1996 and 1995. Such historical information for 1997 has been derived from the consolidated statements of operations of the Company included elsewhere in this Prospectus. The supplemental information for 1996 and 1995 represents the results of operations as if all acquisitions which occurred prior to December 31, 1997 (Southern Health, Denton Community Hospital, and Stone County Hospital) had occurred as of January 1, 1995, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon their fair values, changes in net interest expense resulting from changes in consolidated debt and the elimination of the management fees charged to Denton Community Hospital by its former owner. The supplemental information for 1996 and 1995, however, does not reflect potential cost savings, synergies and efficiencies that have been or may in the future be achieved through the integration of the business and operations of Southern Health, Denton Community Hospital and Stone County Hospital with the Company. The supplemental information for 1996 and 1995 below does not purport to be indicative of what actually would have occurred if the acquisitions had been in effect for the entire period presented, and is not intended to be a projection of future results or trends.

                                                           YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                                 1995               1996                1997
                                           ----------------   ----------------    ----------------
Net patient revenue......................  $117,190    98.0%  $115,446    97.7%   $128,517    98.6%
Other revenue............................     2,366     2.0      2,765     2.3       1,824     1.4
                                           --------   -----   --------   -----    --------   -----
          Total revenue..................   119,556   100.0    118,211   100.0     130,341   100.0
Expenses:
  Salaries, wages and benefits...........    48,614    40.7     51,544    43.6      54,783    42.0
  Supplies and other.....................    28,465    23.8     24,110    20.4      27,177    20.9
  Provisions for bad debts...............    12,765    10.7     13,525    11.4      13,282    10.2
  Purchased services.....................     7,896     6.6      7,984     6.8       8,450     6.5
  Professional services..................     4,461     3.7      3,754     3.2       3,690     2.8
  Rent and lease expense.................     2,105     1.8      2,982     2.5       2,927     2.3
  Depreciation and amortization..........     8,056     6.7      7,845     6.6       7,588     5.8
  Interest expense.......................     6,383     5.3      6,929     5.9       6,681     5.1
                                           --------   -----   --------   -----    --------   -----
Income (loss) before income taxes........       811     0.7%      (462)   (0.4)%     5,763     4.4%
Income tax provision.....................      (704)    0.6%      (220)   (0.2)%    (2,387)    1.8%
                                           --------   -----   --------   -----    --------   -----
          Net income (loss)..............  $    107     0.1%  $   (682)   (0.6)%  $  3,376     2.6%
                                           ========   =====   ========   =====    ========   =====

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Total revenue was $130.3 million in 1997 compared to $118.2 million in 1996, an increase of $12.1 million, or 10.2%.

     Net patient revenue totaled $128.5 million in 1997 compared to $115.4 million in 1996, an increase of $13.1 million, or 11.4%. This increase is principally the result of an increase in hospital admissions to 14,326 in 1997 from 12,928 in 1996, an increase of 1,398, or 10.8%. Adjusted admissions (adjusted to reflect outpatient activity) increased to 23,286 in 1997 from 21,622 in 1996, an increase of 1,664, or 7.7%.

     Salaries, wages and benefits totaled $54.8 million in 1997 compared to $51.5 million in 1996, an increase of $3.3 million, or 6.4%. The increase in salaries, wages and benefits is primarily attributable to merit pay raises, approximately $0.2 million in hospital executive severance payments and relocation payments for newly hired hospital and corporate office executives and an increase in bonus accruals from $0.2 million in 1996 to $0.8 million in 1997. The increase in salaries, wages and benefits is lower than the rate of increase in net operating revenue due primarily to favorable changes in work redesign, nursing skill mixes and employee retention. Paid full-time equivalents remained relatively consistent between 1997 (1,124) and 1996 (1,142).

     Provision for bad debts totaled $13.3 million in 1997 compared to $13.5 million in 1996, a decrease of $0.2 million, or 1.5%. The improvement in the provision for bad debts is primarily attributable to the enhancement of the Company's internal collection procedures and to changes in the complement of external collection agencies utilized by the Company.

     Depreciation and amortization totaled $7.6 million in 1997 compared to $7.8 million in 1996, a decrease of $0.2 million, or 2.6%.

     Interest expense totaled $6.7 million in 1997 compared to $6.9 million in 1996, a decrease of $0.2 million, or 2.9%. The decrease in interest expense is principally the result of the decrease in the average interest rate on the Company's long-term debt to 8.6% in 1997 from 8.9% in 1996.

     Income tax expense totaled $2.4 million in 1997 compared to $0.2 million in 1996, an increase of $2.2 million. The Company's effective tax rate was 41.4% and 47.6% for the years ended December 31, 1997 and 1996, respectively. In 1997, the Company's income tax expense was favorably impacted by the reversal of a deferred tax valuation allowance recorded in 1996. The reversal of the deferred tax valuation allowance resulted in a decrease to income tax expense in 1997 of $0.4 million and a corresponding decrease in the effective tax rate by 7.8%.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Total revenue was $118.2 million in 1996 compared to $119.6 million in 1995, a decrease of $1.4 million, or 1.2%.

     Net patient revenue totaled $115.4 million in 1996 compared to $117.2 million in 1995, a decrease of $1.8 million, or 1.5%. This decrease is principally due to the decrease in patient volume at Denton Community Hospital, where adjusted admissions (adjusted to reflect outpatient activities) decreased from 6,940 in 1995 to 6,415 in 1996, representing a decrease of 525 adjusted admissions, or 7.6%. In early 1996, Columbia/HCA, which then owned Denton Community Hospital, determined that such facility would be excluded from a significant managed care contract, thereby resulting in the decrease in adjusted admissions.

     Salaries, wages and benefits totaled $51.5 million in 1996 compared to $48.6 million in 1995, an increase of $2.9 million, or 6.0%. Paid full time equivalents decreased to 1,142 in 1996 from 1,198 in 1995, a decrease of 4.7%. The increase in salaries, wages and benefits as a percentage of net operating revenue is principally due to merit pay raises and Denton Community Hospital not reducing its staffing levels in relation to the decrease in adjusted admissions.

     Supplies and other totaled $24.1 million in 1996 compared to $28.5 million in 1995, a decrease of $4.4 million, or 15.4%. The decrease in supplies and other is primarily attributable to the decrease in patient volume and due to the Company's efforts to consolidate vendors and negotiate contracts on a consolidated basis.

     Provision for bad debts totaled $13.5 million in 1996 compared to $12.8 million in 1995, an increase of $0.7 million, or 5.5%. The increase in the provision for bad debts is primarily due to the increase in self-pay receivables and the decrease in accounts receivable collections at Denton Community Hospital, resulting from the decrease in the number of business office collectors.

     Depreciation and amortization totaled $7.8 million in 1996 compared to $8.1 million in 1995, a decrease of $0.3 million, or 3.7%.

     Interest expense totaled $6.9 million in 1996 compared to $6.4 million in 1995, an increase of $0.5 million, or 7.8%. The increase in interest expense is principally the result of the increase in the interest rates that would have been charged under the Company's Existing Credit Facility. The effective interest rates for 1996 and 1995 were 8.9% and 8.3%, respectively.

     Income tax expense totaled $0.2 million in 1996 compared to $0.7 million in 1995, a decrease of $0.5 million. The Company's effective tax rate was 47.6% for the year ended December 31, 1996 compared to 86.8% for the year ended December 31, 1995. Of such rates, 9.8% and 48.8%, respectively, relate to the tax effect of non-deductible goodwill amortization attributable to the Southern Health acquisition.

HISTORICAL RESULTS OF OPERATIONS

     The following table and year-to-year analyses present, for the periods indicated, historical information expressed as a percentage of net operating revenue. Such historical information has been derived from the consolidated statements of operations of the Company (Successor) for periods following the acquisition of Southern Health and Southern Health (Predecessor) for the years prior to the acquisition of Southern Health included elsewhere in this Prospectus.

                                                                 COMPANY (SUCCESSOR)
                              SOUTHERN HEALTH     --------------------------------------------------
                                CORPORATION        PERIOD FROM
                               (PREDECESSOR)        MARCH 11,
                              ---------------         1996
                                YEAR ENDED          (DATE OF                          THREE MONTHS
                                 JUNE 30,         INCEPTION) TO      YEAR ENDED      ENDED MARCH 31,
                              ---------------     DECEMBER 31,      DECEMBER 31,     ---------------
                              1995      1996          1996              1997         1997      1998
                              -----     -----     -------------     ------------     -----     -----
Net patient revenue.........   97.2%     98.5%         97.2%            98.6%         98.6%     98.9%
Other revenue...............    2.8       1.5           2.8              1.4           1.4       1.1
                              -----     -----         -----            -----         -----     -----
          Total revenue.....  100.0%    100.0%        100.0%           100.0%        100.0%    100.0%
Expenses:
  Salaries, wages and
     benefits...............   45.4      49.3          48.2             42.0          40.6      42.7
  Supplies and other........   22.2      21.9          21.0             20.9          20.0      19.9
  Provisions for bad
     debts..................    6.9       4.4          11.3             10.2          11.1       8.9
  Purchased services........    5.1       5.4           5.8              6.5           6.1       5.8
  Professional services.....    5.8       4.9           4.4              2.8           2.8       3.4
  Rent and lease expense....    0.9       1.5           2.5              2.3           2.2       2.1
  Depreciation and
     amortization...........    5.2       5.1           6.9              5.8           5.4       5.2
  Interest expense..........    3.3       4.7           6.4              5.1           4.8       4.7
                              -----     -----         -----            -----         -----     -----
Income (loss) before
  provision for income taxes
  and extraordinary item....    5.2%      2.8%         (6.5)%            4.4%          7.0%      7.3%
Income tax benefit
  (provision)...............    2.4%      1.8%         (0.6)%            1.8%          2.8%      3.4%
                              -----     -----         -----            -----         -----     -----
Income (loss) before
  extraordinary charge......    2.8%      1.0%         (5.9)%            2.6%          4.2%      3.9%
Extraordinary charge on
  early extinguishment of
  debt, net of taxes........     --        --          (1.7)%             --            --        --
                              -----     -----         -----            -----         -----     -----
          Net income
            (loss)..........    2.8%      1.0%         (7.6)%            2.6%          4.2%      3.9%
                              =====     =====         =====            =====         =====     =====

  Three Months Ended March 31, 1998 compared with Three Months Ended March 31, 1997 (Successor)

     Total revenue was $34.6 million for the three months ended March 31, 1998 compared to $32.4 million for the three months ended March 31, 1997, an increase of $2.2 million, or 6.8%.

     Net patient revenue totaled $34.3 million for the three months ended March 31, 1998 compared to $32.0 million for the three month period ended March 31, 1997, an increase of $2.3 million, or 7.2%. This increase is principally the result of the increase in outpatient revenue to $19.5 million for the three month period ended March 31, 1998 from $17.2 million for the three month period ended March 31, 1997 (a $2.3 million increase, or 13.4%). The increase in outpatient revenue is primarily the result of the continued implementation of new outpatient ancillary services. Inpatient admissions decreased to 3,594 for the three months ended March 31, 1998 from 3,686 for the three months ended March 31, 1997, a decrease of 2.5%.

     Salaries, wages and benefits totaled $14.8 million for the three months ended March 31, 1998 compared to $13.2 million for the three month period ended March 31, 1997, an increase of $1.6 million, or 12.1%. This increase is principally the result of the increase in employees classified as paid full-time equivalents to 1,146 at March 31, 1998 from 1,097 at March 31, 1997 (an increase of 49, or 4.5%) in response to the increased volume of outpatient services and as a result of increased retention of the Company's work force.

     Provision for bad debts totaled $3.1 million for the three months ended March 31, 1998 compared to $3.6 million for the three months ended March 31, 1997, a decrease of $0.5 million, or 13.9%. The decrease results from the Company's improved internal collection procedures and through changes in the complement of external collection agencies utilized by the Company.

     Interest expense totaled $1.6 million for the three months ended March 31, 1998 compared to $1.5 million for the three months ended March 31, 1997, an increase of $0.1 million, or 6.7%. The Company's long-term debt totaled $80.2 million at March 31, 1998 compared to $80.8 million at March 31, 1997, representing a decrease of $0.6 million, or 0.7%. The increase in interest expense is principally the result of an increase in the effective interest rate on the Company's revolving loans (9.25% and 9.0% in 1998 and 1997, respectively) and the Company's term loans (7.4% and 7.0% in 1998 and 1997, respectively).

     Income tax expense totaled $1.2 million for the three months ended March 31, 1998 compared to $0.9 million for the three months ended March 31, 1997, an increase of $0.3 million, or 33.3%. The Company's effective tax rate was 46.6% at March 31, 1998 compared to 40.0% at March 31, 1997. The increase in the effective tax rate is attributable to the amortization of the excess of purchase price over net assets acquired in connection with the acquisition of Southern Health. The amortization expense associated with this acquisition is non-deductible for income tax purposes. The allocation of the Southern Health purchase price was finalized subsequent to the first quarter of 1997.

  Year Ended December 31, 1997 Compared to Period from March 11, 1996 to December 31, 1996 (Successor)

     On August 16, 1996, the Company purchased Southern Health. Southern Health owned and operated five general acute care hospitals and four associated nursing home facilities. On November 13, 1996, the Company acquired certain assets and liabilities of Denton Community Hospital. On January 1, 1997, the Company acquired certain assets and liabilities of Stone County Hospital. The acquisitions were recorded using the purchase method of accounting. The historical financial information for 1996 includes the results of operations of Southern Health and Denton Community Hospital from the dates of the respective acquisitions. The historical financial information for 1997 includes the results of operations of Southern Health, Denton Community Hospital and Stone County Hospital for twelve months. Because of the significant increases in revenue and expenses in 1997 compared to 1996 as a result of these acquisitions, there are no meaningful comparisons between the December 31, 1997 and 1996 historical results of operations. The expenses as a percentage of net operating revenue for 1997 generally indicated an improvement from 1996 primarily due to the expenses recorded for the Company's corporate office during 1996 prior to the acquisition of Southern Health. Prior to the acquisition of Southern Health, the Company did not generate net operating revenue.

     In connection with the acquisition of Denton Community Hospital, the Company entered into the Existing Credit Facility, under which the Company initially borrowed $75.0 million. Of the $75.0 million initial borrowing under the Existing Credit Facility (i) approximately $27.0 million was utilized to extinguish a portion of the debt assumed in connection with the Southern Health acquisition, (ii) approximately $45.0 million was utilized to purchase Denton Community Hospital, and (iii) the remainder was utilized to extinguish existing debt of the Company. In connection with the extinguishment of $27.0 million of long-term debt from the proceeds of the Existing Credit Facility, the Company recorded an extraordinary charge of $0.5 million (net of tax benefit of $0.3 million) in November 1996 due to the write-off of unamortized loan costs associated with the $27 million in long-term debt. No extraordinary charges were recorded in 1997.

  Year Ended June 30, 1996 Compared to Year Ended June 30, 1995 (Predecessor)

     In September 1994, Southern Health acquired certain assets of Chatuge Regional Hospital and Nursing Home in Hiawassee, Georgia for $3.2 million. The purchase was funded through a $2.8 million bank note with the balance paid in cash. On January 31, 1995, Southern Health acquired certain assets of Chestatee Regional Hospital in Dahlonega, Georgia for $6.7 million. The purchase was funded through borrowings by Southern Health. The acquisitions were recorded using the purchase method of accounting. The historical financial information for 1995 includes the results of operations of Chatuge Regional Hospital (nine months) and Chestatee Regional Hospital (five months) from the dates of the respective acquisitions. The historical results of operations for 1996 includes the results of operations of all five Southern Health hospitals and related nursing homes for twelve months. Because of the significant increases in revenue and expenses in 1996 compared to 1995 as a result of these acquisitions, there are no meaningful comparisons between the June 30, 1996 and 1995 historical information.

LIQUIDITY AND CAPITAL RESOURCES

     Upon consummation of the Offerings, the Company will have less than $4 million of long-term debt outstanding. In connection with the Recapitalization and the Offerings, it is anticipated that the Company will enter into the New Credit Facility providing for aggregate commitments of up to $200 million, consisting of a term facility and a revolving facility. The New Credit Facility is expected to contain customary covenants similar to those contained in the Existing Credit Facility.

     At March 31, 1998, the Company had working capital of $10.3 million, including cash and cash equivalents of $0.9 million. As with the hospital industry in general, a major component of the Company's working capital is accounts receivable arising from services provided to patients of its hospitals. Payments on accounts receivable are made by third-party payors (Medicare, Medicaid, and insurance plans) and directly by the patients. The Company believes that the average collection period for its hospitals is consistent with the industry average.

     The Company's cash requirements, excluding acquisitions, have historically been funded by cash generated from operations. Cash provided by operations was $3.9 million for the year ended December 31, 1997. Cash provided by operations was $1.7 million and $2.6 million for the three months ended March 31, 1997 and 1998, respectively.

     Cash used in investing activities totaled $3.2 million for the year ended December 31, 1997. Cash used in investing activities totaled $1.6 million and $2.1 million for the three months ended March 31, 1997 and 1998, respectively. These amounts related primarily to purchases of property and equipment in each period.

     Cash used in financing activities totaled $0.6 million for the year ended December 31, 1997 and $0.1 million for each of the three month periods ended March 31, 1997 and 1998. These amounts resulted from the net principal repayments of the Company's long-term debt.

     Capital expenditures for the Company's hospitals may vary from year to year depending on facility improvements and service enhancements undertaken by the hospitals. Capital expenditures for the three months ended March 31, 1998 were $2.0 million. The Company expects to make capital expenditures in 1998 of approximately $16.9 million, exclusive of any acquisitions. Planned capital expenditures for 1998 include approximately $15.5 million of capital improvements at the Company's hospitals, and approximately $1.4 million of capital expenditures for standardizing management information systems for the Company's hospitals and the corporate office.

     The Company intends to purchase or lease additional acute care hospitals, and is actively seeking such acquisitions. There can be no assurance that the Company will not require additional debt or equity financing for any particular acquisition, or that any needed financing will be available at all or on favorable terms.

     Under the Existing Credit Facility, the Company initially borrowed $75.0 million in the form of a term loan and may initially borrow, on a revolving basis, an aggregate maximum principal amount of up to $50.0 million. Commencing March 31, 2002 and each quarter thereafter, the aggregate maximum principal amount available on a revolving basis under the Existing Credit Facility shall be reduced. Amounts outstanding under the Existing Credit Facility totaled $77.0 million at both March 31, 1998 and December 31, 1997, of which $69.0 million related to the term loan portion at March 31, 1998 and $71.0 million related to the term loan portion at December 31, 1997.

     Amounts borrowed in the form of term loans and revolving loans under the Existing Credit Facility may be in the form of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof. Interest on any Alternate Base Rate Loan is equal to the Alternate Base Rate (the greater of the Federal Funds Effective Rate plus 0.5%, or prime) plus the Alternate Base Rate margin (based upon the Company's total debt ratio and interest coverage ratio and in any event no greater than 0.75%). Interest on Eurodollar Loans is equal to the adjusted LIBOR rate plus the LIBOR rate margin (based upon the Company's total debt ratio and interest coverage ratio and in any event no greater than 1.75% and no less than 1%). The interest rate on the outstanding principal balance of Eurodollar Loans and Alternate Base Rate Loans under the Existing Credit Facility at both March 31, 1998 and December 31, 1997 was approximately 7.6% and 9.3%, respectively.

     The Existing Credit Facility contains various financial covenants which include (i) limitations on additional debt; (ii) limitations on sales of assets, mergers, consolidations and acquisitions; (iii) limitations on capital expenditures; (iv) restrictions on payments of dividends; (v) maintenance of certain financial ratios. The credit facility is collateralized by the assignment of the Common Stock of the Company's subsidiaries.

     Outstanding principal amounts under the term loan are payable in quarterly installments. Outstanding principal amounts under the revolving loans are due May 13, 2003. In addition, any outstanding principal amounts under the revolving loans in excess of the aggregate maximum principal amount at the end of any quarter are immediately payable. At March 31, 1998, the Company did not have borrowings in excess of the aggregate maximum principal amount.

     The Company believes that its future cash flow from operations, together with borrowings available under the New Credit Facility and the net proceeds of the Offerings, will be sufficient to fund the Company's operating expenses, capital expenditures and debt service requirements for the foreseeable future. The Company intends to pursue its acquisition strategy and in connection therewith may pursue additional financings and incur additional indebtedness.

INFLATION

     The health care industry is labor intensive. Wages and other expenses increase on a regular basis, especially during periods of inflation and labor shortages. In addition, suppliers pass along rising costs to the Company in the form of higher prices. The Company has generally been able to offset increases in operating costs by increasing charges for services and expanding services. The Company has also implemented cost control measures to curb increases in operating costs and expenses. In light of cost containment measures imposed by government agencies and private insurance companies, the Company is unable to predict its ability to offset or control future cost increases, or its ability to pass on the increased costs associated with providing health care services to patients with government or managed care payors, unless such payors correspondingly increase reimbursement rates. See "Business -- Government Reimbursement."

YEAR 2000 COMPLIANCE

     The Company has made and will continue to make certain investments in its software systems and applications to ensure that the Company is year 2000 compliant. The financial impact to the Company to ensure year 2000 compliance has not been and is not anticipated to be material to its business, financial condition or results of operations. As part of its operations, the Company transacts business with several governmental agencies and has significant Medicare and Medicaid billings. There can be no assurance that the fiscal intermediaries and governmental agencies with which the Company transacts business, and which are responsible for payment to the Company under the Medicare and Medicaid programs, as well as other payors, will not experience problems in year 2000 compliance that could adversely affect the business, financial condition or results of operations of the Company. See "Risk
Factors -- Year 2000 Compliance."

                                    BUSINESS
OVERVIEW

     NetCare was initially funded in March 1996 to acquire and operate acute care community hospitals in non-urban markets. Since then, NetCare has acquired and currently operates ten general acute care hospitals in growing, non-urban communities in Georgia, Mississippi, Texas and California. These facilities, together with their medical staffs, provide a wide range of inpatient and outpatient acute care services and a variety of specialty services, including skilled nursing services, rehabilitation services and psychiatric services. The Company also operates four nursing homes associated with its hospitals. The Company had total revenue of $130.3 million for the year ended December 31, 1997 from the seven hospitals and related businesses then operated by the Company, approximately 92% of which was derived from hospital and hospital-related activities. On a pro forma basis, after giving effect to the acquisition of three hospitals acquired in 1998 as if such acquisitions occurred on January 1, 1997, the Company had total revenue of $162.8 million for the year ended December 31, 1997.

     The Company's senior management has significant experience acquiring and operating community hospitals. As part of the management of Healthtrust, Inc.-- The Hospital Company, NetCare's senior management implemented a growth plan which included the acquisition of more than 20 community hospitals and the operation of over 100 hospitals between 1987 and 1995.

     In August 1996, NetCare acquired Southern Health, an owner and operator of four non-urban community hospitals and three associated nursing homes in Georgia ranging from approximately 45 miles to 100 miles north of Atlanta, Georgia and one hospital and associated nursing home in northeastern Mississippi, approximately 35 miles southeast of Tupelo, Mississippi. In November 1996, NetCare acquired Denton Community Hospital, located in Denton, Texas, approximately 35 miles northwest of Dallas. In January 1997, NetCare acquired Stone County Hospital, located in Wiggins, Mississippi, approximately 30 miles north of Gulfport, Mississippi. In April 1998, NetCare acquired Central Texas Hospital, located in Cameron, Texas, approximately 70 miles northeast of Austin, Texas, through the assumption of a lease and in May 1998, NetCare acquired Holly Springs Memorial Hospital, located in Holly Springs, Mississippi, approximately 30 miles southeast of Memphis, Tennessee. In June 1998, the Company acquired San Clemente Hospital and Medical Center, located in San Clemente, California, approximately 65 miles south of Los Angeles, California.

INDUSTRY OVERVIEW

  Hospital Management Industry

     According to Health Care Finance Administration statistics, aggregate national health care expenditures were more than $1 trillion in 1996, the most recent year for which such statistics are available. Over the last four decades, a number of factors have contributed to the growth of health care expenditures, including the introduction of Medicare and Medicaid, technological innovations in the health care industry, the aging of the American population and general inflation. Hospital care represents the largest single share of health care expenditures, accounting for 34.6% of total national health care outlays, or approximately $359 billion in 1996. The hospital industry is highly competitive and in recent years has been characterized by increased competition for patients and staff physicians, a shift from inpatient to outpatient care, increased consolidation and reduced or discounted payments for services provided.

     The shift to outpatient care, which has characterized the hospital industry in recent years, has been primarily due to (i) advances in medical technologies and pharmaceutical improvements, which allow more services to be provided on an outpatient basis and (ii) cost containment pressures by Medicare, Medicaid, health maintenance organizations (HMOs), preferred provider organizations (PPOs) and insurers to reduce hospital stays and provide services, where possible, on a less expensive outpatient basis. The hospital industry is significantly affected by such cost containment pressures due to the fact that Medicare and Medicaid combine for more than 40% of most hospitals' revenue and managed care organizations, such as HMOs and PPOs, continue to represent an increasing segment of health care payors. In response to the increased pressure from federal and private health insurers to reduce inpatient care, many hospitals have adopted competitive strategies that emphasize the use of alternative health care delivery systems (such as home health services, outpatient surgery and emergency and diagnostic centers) that eliminate or reduce lengths of hospital stays.

     Due, in large part, to the shift from inpatient to outpatient care and cost containment pressures from government and private third-party payors, the hospital industry over the last decade has been characterized by excess capacity. As a result, many hospitals have either closed or consolidated through acquisitions and affiliations. Not-for-profit hospitals have increasingly been acquired by for-profit institutions. Although the percentage of for-profit hospitals has fluctuated in recent years due to the general consolidation within the hospital industry, from 1993 to 1996 for-profit hospitals increased as a percentage of the hospital industry from 13.6% to 14.7%.

  The Non-Urban Health Care Market

     The Company believes that growing, non-urban health care markets are attractive to health care service providers as a result of favorable demographic and economic trends. According to Health Care Finance Administration statistics and Demographic U.S.A. County Statistics -- 1997, 34% of the United States population lived in counties with populations of less than 150,000 in 1997. All of NetCare's facilities are located in growing, non-urban markets. Nine of NetCare's ten hospitals are the only hospitals in their respective communities and the tenth hospital is one of only two hospitals in its community. The hospitals have general service area populations ranging from 15,000 to more than 110,000 and the average annual population growth rate of these communities since 1990 is 2.3%, more than twice the national average annual population growth rate of 1.1% for the same period, according to data supplied by Health InfoTechnics, LLC.

     Because non-urban service areas have smaller populations, there are generally only one or two hospitals in each non-urban community, resulting in less direct competition for hospital-based services. The Company believes that the smaller populations and relative dominance of the one or two acute care hospitals in these markets also limit the entry of alternate non-hospital providers, such as outpatient surgery centers or rehabilitation or diagnostic imaging centers, as well as managed care plans. In addition, the Company believes that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospital, physician and patients. As a result, the local hospital is viewed as a key part of the local community.

     Although the characteristics of the non-urban health care market present a number of opportunities, the Company believes that hospitals in such markets have been under considerable pressure. The not-for-profit and governmental entities that typically own and operate these hospitals may have limited access to the capital required to keep pace with advances in medical technology and to make needed capital improvements. Non-urban hospitals also frequently lack the management resources necessary to control hospital expenses, recruit physicians, expand health care services and comply with increasingly complex reimbursement and managed care requirements. The increasingly dynamic and complex health care regulatory environment compounds these pressures. Collectively, these factors frequently lead to poor operating performance, a decline in the breadth of services offered, dissatisfaction by community physicians and residents and the perception of subpar quality of care in the community. As a result, patients migrate to, are referred by local physicians to, or are lured by incentives from managed care plans to travel to, hospitals in larger urban markets which may be as far as 30 to 50 miles away. This patient migration further increases the financial pressure on non-urban physicians and hospitals, thereby further limiting their ability to address the issues which have led to this migration. The Company believes that as a result of these pressures, not-for-profit and governmental owners of non-urban hospitals who wish to preserve the local availability of quality health care services have sought to sell or lease these hospitals to companies, like NetCare, that have the access to capital and management resources which can better serve the community and are committed to the local delivery of health care.

BUSINESS STRATEGY

     The key elements of the Company's business strategy include:

     - Increasing Revenue at Existing Facilities. The Company seeks to provide additional health care services and programs in response to the needs of the community. The Company intends to continue to expand and improve the breadth of services offered so that each of the Company's hospitals becomes the provider of choice for patients seeking health care services in the community it serves. These services may include specialty inpatient services, outpatient services, home health care and mental health clinics. As a result of its efforts to date, the Company believes that its hospitals are improving their ability to provide high quality primary and emergency care, expanding their ability to offer more complex hospital services such as diagnostic imaging, radiology, cardiology, orthopedics and oncology and, in some markets, offering cardiac catherization services, open heart surgery, certain complex rehabilitation services and emergency air transport services. The Company also makes capital investments in technology and the physical plant at its facilities to further improve both the quality of health care and the reputation of the hospital in the community. For example, the Company is currently engaged in an expansion project at Denton Community Hospital that is expected to be completed by December 31, 1998 and cost approximately $6.5 million. The project includes the creation of open-heart surgery capabilities, the construction of additional surgical suites, the addition of a skilled nursing facility and the expansion of ambulatory surgery facilities. By providing a broader range of services and a more attractive care setting, the Company believes each of its hospitals can increase its share of the health care dollars spent by local residents and limit patient migration to large urban facilities. Total revenue for the hospitals operated by NetCare for a full year in 1997 increased 10.3% from 1996 to 1997.

            In addition, the Company believes that supporting current physicians and recruiting additional physicians to its local communities is an essential element of increasing the quality and availability of health care in the community through its hospitals and, therefore, of increasing the Company's revenue. The Company intends to continue to provide the resources and capital needed to support physicians currently in the communities it serves to allow them more time to provide patient care. The Company also works with local hospital boards, management teams and medical staffs to determine the number and type of additional physicians needed in the communities. The Company intends to aggressively recruit additional primary care physicians and specialists to its communities to meet those needs. In 1997, the Company added nine specialists and four primary care physicians (net of departures) at the seven hospitals then operated by the Company. The Company also looks to physicians to play an active role in the governance of its hospitals. Physicians help develop short and long-term plans for the hospitals and review and approve, as appropriate, actions of the medical staff, including staff appointments, credentialing, peer review and quality assurance.

     - Growing through Acquisitions. NetCare intends to grow through the acquisition of additional hospitals in its target communities. NetCare intends to acquire at least one or two hospitals each year that fit the Company's acquisition criteria. The Company pursues acquisition candidates that (i) have a minimum general service area population of 10,000 with a stable or growing population base; (ii) are the sole or a primary provider of acute care services in the community; and (iii) have financial performance that the Company believes will benefit from management's operating skills. The Company believes there are currently more than 900 hospitals that have two or fewer hospital competitors within a twenty mile radius of their local community campus. As these hospitals experience limited management and financial resources, payment reductions, increasingly complex regulations and larger urban competitors, the Company believes that their owners may turn to companies, such as NetCare, that have the management expertise and financial resources necessary to preserve the local availability of health care in their community.

     - Reducing Costs. In order to improve efficiencies and increase operating margins following the acquisition of a hospital, the Company implements cost reduction programs which include (i) redesigning the manner in which clinical and administrative work is performed; (ii) adjusting staffing levels according to patient volumes; (iii) capitalizing on purchasing efficiencies and, terminating or renegotiating certain vendor contracts; and (iv) installing a standardized management information system resulting in more efficient billing and collection procedures. The Company also enforces strict protocols for compliance with the Company's supply contracts. The Company believes that such programs, along with the growth of the Company's net operating revenue, have contributed, in part, to the improvement of the operating margins of the Company's hospitals. The operating margins for the hospitals operated by NetCare for a full year in 1997 improved from 13.1% in 1996 to 15.5% in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Focusing on the Community. Since the Company believes that the provision of health care is essentially a local business, the Company emphasizes local hospital initiatives, responsibility and accountability. Each hospital's operating plan is developed by the local management team in conjunction with the Company's senior management team and sets forth revenue enhancement strategies and specific expense benchmarks. Decentralized hospital management teams work closely with local physicians, community leaders and residents to identify and then meet the needs of the community. For example, the Company operates health clinics in rural areas located in close proximity to certain of its hospitals to provide previously unavailable primary care services in such areas and to introduce the Company's services to a broader geographic area. In addition the Company also generally affiliates with tertiary care hospitals or systems in nearby urban markets for services which cannot effectively be provided locally and sponsors local preferred provider options and contracting opportunities to employers in partnership with other local providers and managed care plans. The Company believes that its community focus will limit patient migration to larger urban facilities and thereby increase the Company's market share and revenue.

ACQUISITION PROGRAM

     To further the Company's acquisition strategy, the Company actively seeks out acquisition targets by identifying attractive markets and hospitals based on demographic, economic and competitive factors and initiating meetings with the hospital owners and community leaders to discuss the benefits to the community of a possible acquisition by the Company. The Company also responds to requests for proposals from entities which are seeking to sell or lease a hospital. The Company believes that it generally takes several months to identify and evaluate acquisition opportunities and, thereafter, four to six months to consummate an acquisition after the hospital owner's decision to sell. After a potential acquisition has been identified, the Company undertakes a thorough due diligence review of the hospital to be acquired. The Company utilizes its experienced personnel to conduct a formalized review of all aspects of the target's operations, including Medicare reimbursement, purchasing, regulatory compliance, litigation, capital requirements, and environmental issues. During the course of its due diligence review, the Company prepares an operating plan for the hospital to be acquired, identifies opportunities for operating efficiencies and physician recruiting needs, and assesses productivity and management information systems. Throughout the process, the Company works closely with community decision-makers in order to enhance both the community's understanding of the Company's philosophy and abilities and the Company's knowledge of the needs of the community.

     The competition to acquire non-urban hospitals is significant, and the Company believes that often the acquiror will be selected for a variety of reasons and not exclusively on the basis of price. The Company believes that its goal of increasing the access to, and the quality of, health care in the local communities served by its hospitals aligns its interests with those of the communities. The Company believes that this commitment to maintaining the local availability of health care services, together with the Company's reputation for providing market-specific, high quality health care, its focus on physician recruiting, its management's operating experience, its access to capital, and its active approach to identifying acquisition targets, enable the Company to compete successfully for acquisitions.

OPERATIONS

     Following the acquisition of a hospital, the Company implements its policies and procedures to improve the hospital's operating and financial performance. The Company implements an operating plan designed to increase revenue through the expansion of the breadth of services offered by the hospitals and the recruitment of physicians to the community and reduce costs by improving operating efficiency. Management believes that the long-term growth potential of a hospital is dependent on the Company's ability to add appropriate health care services and effectively recruit physicians.

     Each hospital management team generally is comprised of a chief executive officer, chief financial officer and chief nursing officer. The Company believes that the quality of the local management team at each hospital is critical to the hospital's success, because the management team is responsible for implementing the elements of the Company's operating plan. The operating plan is developed by the local management team in conjunction with the Company's senior management team and sets forth revenue enhancement strategies and specific expense benchmarks. The Company has implemented a performance-based compensation program for each local management team based upon the achievement of the goals set forth in the operating plan. See "Risk Factors -- Dependence on Management."

     Each of the Company's hospitals and their local management teams is supported by the Company's reimbursement, regulatory and compliance expertise and by NetCare's senior management team which has an average of 15 years of experience in the health care industry. While the local management team is responsible for the day-to-day operations of the hospitals, the Company's corporate staff provides support services to each hospital, including physician recruiting, regulatory compliance, reimbursement expertise, information systems, human resources, accounting, cash management and other finance activities, tax and insurance support. Financial controls are maintained through utilization of standardized policies and procedures. The Company promotes communication among its hospitals so that local expertise and improvements can be shared throughout the Company.

     As part of the Company's efforts to improve access to high quality health care in the communities it serves, the Company adds appropriate services at its hospitals. The Company uses patient and physician surveys, analyses of local demographics, the local managed care environment and competitive conditions for such services and discussions with key individuals in the community to determine which services are needed by the community. Services and care programs added may include specialty inpatient services, such as cardiology, geriatric psychiatry, skilled nursing, rehabilitation and subacute care, and outpatient services such as same-day-surgery, radiology, laboratory, pharmacy services and physical therapy. The Company may also add home health care services and mental health clinics. Management believes the establishment and maintenance of quality emergency room departments and obstetrics and gynecological services are particularly important, because they are often the most visible services provided to the community. The Company also makes capital investments in technology and facilities to increase the quality and breadth of services available in the communities. By increasing the services provided at the Company's hospitals and upgrading the technology used in providing such services, the Company believes that it improves the quality of care and the hospitals' reputation in each community, which in turn may increase patient census and revenue.

     The Company works with local hospital boards, management teams and medical staffs to determine the number and type of additional physicians needed in the community. The Company intends to aggressively recruit additional primary care physicians and specialists to meet the community's needs. The majority of physicians who relocate their practices to the communities serviced by the Company's hospitals are identified by the efforts of independent recruiting firms. When recruiting a physician to a community, the Company may guarantee the physician a minimum level of revenue during a limited initial period and assists the physician with his or her transition to the community. The Company requires the physician to repay some or all of the amounts expended for such assistance in the event the physician leaves the community within a specified period. Physicians affiliated with the Company hospital in a given community also are made available to physicians considering relocation to the community. See "Risk Factors -- Dependence on Physicians" and "-- Health Care Regulation" and "Business -- Health Care Reform, Regulation and Licensing."

  Hospitals and Nursing Homes

     The Company currently operates ten general acute care hospitals in Georgia, Mississippi, Texas and California, with a total of 600 licensed beds. Nine of the Company's ten hospitals are the only hospital in their respective communities and the tenth hospital is one of only two hospitals in its community. Hospital and hospital-related activities represented approximately 92% of the Company's net operating revenue for the year ended December 31, 1997. Management believes that the hospitals operated by the Company are suitable for their respective uses.

     The Company's hospitals offer a wide range of inpatient medical services such as operating/recovery rooms, intensive care units, diagnostic services and emergency room services, as well as outpatient services such as same-day surgery, radiology, laboratory, pharmacy services and physical therapy. The Company's hospitals also frequently provide certain specialty services which include skilled nursing, geriatric psychiatry, and rehabilitation services. The Company's hospitals do not provide highly specialized surgical services such as organ transplants and are not engaged in extensive medical research or educational programs.

     The Company operates four nursing homes, with a total of 338 licensed beds, which are associated with certain of the Company's owned and leased hospitals located in Georgia and Mississippi. The Company's nursing home operations represented approximately 8.3% of the Company's net operating revenue for the year ended December 31, 1997. Historically, the Company acquired nursing homes which were associated with hospitals targeted for acquisition by the Company pursuant to its growth strategy. The Company has no plans to acquire nursing homes which are not associated with hospitals targeted for acquisition by the Company. In addition, three of the Company's hospitals, San Clemente Hospital and Medical Center, Denton Community Hospital and Central Texas Hospital, operate home health agencies.

     Below is a table which sets forth certain information with respect to each of the hospitals currently operated by the Company, followed by a brief description of each of the hospitals. All growth rates noted below are for the period from 1990 to 1997.

                                                            DATE OF
FACILITY                                                  ACQUISITION      LICENSED BEDS
--------                                                  -----------      -------------
GEORGIA
Chatuge Regional Hospital and Nursing Home                              47 bed hospital
  Hiawassee, Georgia...................................  August 1996    112 bed nursing home
Chestatee Regional Hospital
  Dahlonega, Georgia...................................  August 1996    52 bed hospital
Mountainside Medical Center and Nursing Home                            40 bed hospital
  Jasper, Georgia......................................  August 1996    60 bed nursing home
North Georgia Medical Center and Gilmer Nursing Home,                   52 bed hospital
  Ellijay, Georgia.....................................  August 1996    100 bed nursing home

MISSISSIPPI
Holly Springs Memorial Hospital
  Holly Springs, Mississippi...........................  May 1998       40 bed hospital
Stone County Hospital
  Wiggins, Mississippi.................................  January 1997   50 bed hospital
Trace Regional Hospital and Floy Dyer Nursing Home,                     84 bed hospital
  Trace, Mississippi...................................  August 1996    66 bed nursing home

TEXAS
Denton Community Hospital
  Denton, Texas........................................  November 1996  110 bed hospital
Central Texas Hospital
  Cameron, Texas.......................................  April 1998     44 bed hospital

CALIFORNIA
San Clemente Hospital and Medical Center
  San Clemente, California.............................  June 1998      81 bed hospital

     Chatuge Regional Hospital and Nursing Home is located approximately 100 miles north of Atlanta, Georgia and is the only hospital in the community. The closest competing hospital is located approximately 20 miles away. The hospital is a sole community provider as designated under Medicare and has a general service area population of approximately 15,000 that increases substantially in the summer months and has been growing at approximately 2.7% per year.

     Chestatee Regional Hospital is located approximately 45 miles north of Atlanta, Georgia and is the only hospital in the community. The nearest competitor is located approximately 20 miles away. The hospital's general service area population is approximately 31,000 and has been growing at approximately 4.5% per year.

     Mountainside Medical Center and Nursing Home is located approximately 50 miles north of Atlanta, Georgia and is the only hospital in the community. The hospital's primary competitor is located approximately 20 miles away. The hospital's general service area population is approximately 25,000 and has been growing at approximately 3.7% per year. The Company manages this facility for a non-profit entity affiliated with the Company for a fee equal to its profits and losses. The Company has agreed to purchase the facility from the non-profit entity for a nominal purchase price following the satisfaction of the facility's obligation to provide indigent care under the Hill-Burton funding program. The Company believes such obligations will be satisfied and the acquisition completed in 1998.

     North Georgia Medical Center and Gilmer Nursing Home is located approximately 75 miles north of Atlanta, Georgia and is the only hospital in the community. The hospital's primary competitor is located approximately 30 miles away. The hospital's general service area population is approximately 27,000 and has been growing at more than 3.2% per year.

     Holly Springs Memorial Hospital is located approximately 30 miles southeast of Memphis, Tennessee and is the only hospital in the community. The hospital's primary competitors are located approximately 30 miles away. The hospital's general service area population is approximately 34,000 and has been growing at approximately 1.0% per year. The Company leases this hospital for a term ending in 2018.

     Stone County Hospital is located approximately 30 miles north of Gulfport, Mississippi. It is the only hospital in the community. The hospital's primary competitors are located approximately 30 miles away. The hospital is a sole community provider as designated under Medicare and the hospital's general service area population is approximately 23,000 and has been growing at approximately 2.8% per year.

     Trace Regional Hospital and Floy Dyer Nursing Home is located approximately 35 miles southeast of Tupelo, Mississippi and is the only hospital in the community. The hospital's primary competitor is located approximately 35 miles away. The hospital's general service area population is approximately 32,000 and has been growing at approximately 0.1% per year.

     Denton Community Hospital is located approximately 35 miles northwest of Dallas, Texas and is one of two hospitals in the community. The hospital's general service area population is approximately 110,000 and has been growing at approximately 2.4% per year.

     Central Texas Hospital is located approximately 70 miles northeast of Austin, Texas and is the only hospital in the community. The hospital's primary competitors are a small hospital approximately 12 miles away and one larger hospital located approximately 35 miles away. The hospital's general service area population is approximately 24,000 and has been growing at approximately 0.7% per year. The Company leases this facility for an initial term ending in 2001 but with four additional renewal terms of five years each.

     San Clemente Hospital and Medical Center is located approximately 65 miles south of Los Angeles, California and is the only hospital in the community. The hospital's primary competitors are located 12 to 15 miles away. The hospital's general service area population is approximately 49,000 and has been growing at approximately 1.9% per year.

     The Company also subleases approximately 8,000 square feet of office space in Nashville, Tennessee for its corporate headquarters under a three-year sublease which expires on September 30, 2000 and contains customary terms and conditions. See "Certain Relationships and Related Transactions."

  Operating Statistics

     The following table sets forth certain operating statistics for Southern Health (as predecessor to the Company) and the Company for each of the periods presented.

                                                                                COMPANY (SUCCESSOR)
                                                                 --------------------------------------------------
                                                                  PERIOD FROM
                           SOUTHERN HEALTH (PREDECESSOR)           MARCH 11,
                       --------------------------------------     1996 (DATE
                                                  PERIOD         OF INCEPTION)                  THREE MONTHS ENDED
                       YEAR ENDED JUNE 30,   JULY 1, 1996 TO          TO          YEAR ENDED         MARCH 31,
                       -------------------      AUGUST 15,       DECEMBER 31,    DECEMBER 31,   -------------------
                         1995       1996           1996              1996            1997         1997       1998
                       --------   --------   ----------------    -------------   ------------   --------   --------
STATISTICAL DATA:
Hospitals owned or
  leased (at end of
  period)............        5          5              5                  6               7           7          7
Licensed beds (at end
  of period).........      275        275            275                385             435         435        435
Admissions...........    7,145      7,910            908              3,374          14,326       3,686      3,594
Adjusted
  Admissions(1)......   11,255     13,213          1,671              5,793          23,286       5,763      5,747
Patient Days.........   28,782     34,323          3,668             14,128          59,521      16,200     15,942
Average length of
  stay (days)(2).....      4.0        4.3            4.0                4.2             4.2         4.4        4.4
Net patient revenue
  (in thousands).....  $49,782    $64,602         $8,698            $30,532        $128,517     $31,988    $34,267
Gross outpatient
  service revenue (in
  thousands).........  $22,782    $33,465         $4,670            $17,141        $ 73,053     $17,228    $19,544

---------------

(1) Adjusted admissions are calculated as total admissions for the period multiplied by the ratio of total patient revenue divided by total inpatient revenue.
(2) Average length of stay is calculated based on the number of patient days divided by the number of admissions.

  Sources of Revenue

     The Company receives payments for patient care from private insurance carriers, federal Medicare programs for elderly and disabled patients, HMOs, preferred provider organizations ("PPOs"), state Medicaid programs, the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS"), employers and patients directly.

     The following table sets forth the percentage of the patient days of the hospitals of Southern Health (as predecessor to the Company) and the Company from various payors for the periods indicated. The data for the periods presented are not strictly comparable due to the significant effect that acquisitions have had on the Company. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

                                                                            COMPANY (SUCCESSOR)
                                                             -------------------------------------------------
                                                              PERIOD FROM
                         SOUTHERN HEALTH (PREDECESSOR)         MARCH 11,
                       ----------------------------------     1996 (DATE
                         YEAR ENDED           PERIOD         OF INCEPTION)                      THREE MONTHS
                          JUNE 30,       JULY 1, 1996 TO          TO           YEAR ENDED     ENDED MARCH 31,
                       --------------       AUGUST 15,       DECEMBER 31,     DECEMBER 31,    ----------------
                       1995     1996           1996              1996             1997         1997      1998
                       -----    -----    ----------------    -------------    ------------    ------    ------
Medicare.............   48.7%    49.8%         48.8%              47.1%           47.2%        49.2%     46.9%
Medicaid.............   14.5     13.7          13.5               10.0             7.9          8.2       7.7
Private and other
  sources............   36.8     36.5          37.7               42.9            44.9         42.6      45.4
                       -----    -----         -----              -----           -----        -----     -----
          Total......  100.0%   100.0%        100.0%             100.0%          100.0%       100.0%    100.0%
                       =====    =====         =====              =====           =====        =====     =====

  Quality Assurance

     The Company's hospitals implement quality assurance procedures to ensure a consistently high level of care. Each hospital has a medical director who supervises and is responsible for the quality of medical care provided. In addition, each hospital has a medical advisory committee comprised of physicians who review the professional credentials of physicians applying for medical staff privileges at the hospital. Medical advisory committees also review and monitor surgical outcomes along with procedures performed and the quality of the logistical, medical and technological support provided to the physicians. All of the Company's hospitals are Medicare and Medicaid certified or are accredited by the Joint Commission on Accreditation of Health Care Organizations.

  Regulatory Compliance Program

     The Company has established a voluntary corporate compliance program (the "Compliance Program") which is designed to prevent and detect, within the Company, criminal conduct and conduct which is inconsistent with the Company's ethical standards. The Compliance Program focuses on all areas of regulatory compliance, including physician recruitment, reimbursement and cost reporting practices, laboratory and home health care operations. The Compliance Program provides specific standards of conduct relating to such matters as (i) financial reporting and other business records; (ii) improper payments; (iii) health care fraud and abuse; (iv) conflicts of interest; (v) political activity; (vi) antitrust; (vii) insider trading and confidentiality; (viii) health, safety and environmental requirements; (ix) personnel and work environment; and (x) government investigations. Members of management oversee the monitoring, reporting and enforcement procedures of the Compliance Program and report to the Compliance Committee of the Board of Directors.

     The Company has limited participation in certain of the programs which have historically been the focus of investigation by the Office of the Inspector General of the HHS. For example, the Company does not own or operate any teaching hospitals, the Company's hospitals currently have no physician investors and only three of the Company's hospitals operate home health agencies (which have been operated by the Company only since March, April and June of 1998). See "Risk Factors -- Health Care Regulation" and "Risk Factors -- Health Care Industry Investigations."

COMPETITION

     The primary bases of competition among hospitals in non-urban markets are the quality and scope of medical services, strength of referral network, location, and, to a lesser extent, price. With respect to the delivery of general acute care services, most of the Company's hospitals face less competition in their immediate patient service areas than would be expected in larger communities. While the Company's hospitals are generally the primary provider of health care services in their respective communities, its hospitals face competition from larger tertiary care centers and, in some cases, other non-urban hospitals. Some of the hospitals that compete with the Company are owned by governmental agencies or not-for-profit entities supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis.

     The Company faces competition for acquisitions from for-profit hospital management companies, as well as not-for-profit entities. Some of the Company's competitors have greater financial and other resources than the Company. Increased competition for the acquisition of non-urban acute care hospitals could have an adverse impact on the Company's ability to acquire such hospitals on favorable terms. See "Risk Factors -- Competition."

EMPLOYEES AND MEDICAL STAFF

     As of April 30, 1998, the Company had 1,210 "full-time equivalent" employees. Of these employees, 18 are corporate personnel and the remaining employees, most of whom are nurses and office personnel, are employed at the Company's ten hospitals. None of the Company's employees is covered by a collective bargaining agreement. The Company considers relations with its employees to be good.

     The Company employs physicians who have active practices in the communities served by the Company's hospitals. As of April 30, 1998, the Company employed 26 practicing physicians. Also, certain of the Company's hospital services, including emergency room coverage, radiology, pathology and anesthesiology services, are provided through independent contractor arrangements with physicians.

GOVERNMENT REIMBURSEMENT

     Medicare payments for general hospital inpatient care are based on a prospective payment system ("PPS"). Under the PPS, a hospital receives a mixed amount for operating costs based on the established fixed payment amount per discharge for categories of hospital treatment, commonly known as a diagnostic related group ("DRG"), for each Medicare inpatient. DRG payments do not consider a specific hospital's costs, but are adjusted for area wage differentials. The DRG payments do not include reimbursement for capital costs, which are reimbursed separately. Psychiatric services, long-term acute care, rehabilitation, pediatric services and certain designated research hospitals, and distinct parts of rehabilitation and psychiatric units within hospitals, are currently exempt from the PPS and are reimbursed on a cost-based system, subject to specific reimbursement caps (known as TEFRA limits). For the year ended December 31, 1997, the Company had three units that were reimbursed under this methodology.

     For several years, the percentage increases to the DRG rates have been lower than the percentage increases in the cost of goods and services purchased by general hospitals. The index used to adjust the DRG rates is based on the cost of goods and services purchased by hospitals as well as those purchased by non-hospitals (the "Market Basket"). The historical Market Basket rates of increase were 2.0%, 1.5% and 2.0% for federal fiscal years 1995, 1996 and 1997, respectively. The Market Basket Rate of increase for federal fiscal year 1998 (October 1, 1997 through September 30, 1998) is 0%. The budgeted updates for federal fiscal years 1999 through 2002 are Market Basket minus 1.9%, 1.8%, 1.1% and 1.1% respectively. The Company anticipates that future legislation may decrease the future rate of increase for DRG payments, but is unable to predict the amount of the final reduction. Medicare reimburses general hospitals' capital costs separately from DRG payments.

     Outpatient services provided at general hospitals typically are reimbursed by Medicare at the lower of customary charges or approximately 90% of actual cost, subject to additional limits on the reimbursement of certain outpatient services. Beginning January 1, 1999, outpatient services of a hospital will be converted from this cost-based payment system to a prospective payment system. The Company is unable to predict the effect, if any, that the new payment system will have on the Company's financial results. After the fee schedule is established for this new system, the fee schedule is to be updated by the Market Basket minus 1.0% for each of federal fiscal years 2000 through 2002. Similarly, therapy services will be converted to a prospective payment system on January 1, 1999 and payments for non-hospital-based therapy services will be subject to caps in payment.

     Skilled nursing facilities have historically been reimbursed by Medicare on the basis of actual costs, subject to certain limits. The Balanced Budget Act requires the establishment of a prospective payment system for Medicare skilled nursing facilities under which facilities will be paid a federal per diem rate for virtually all covered services. The new payment system will be phased in over three cost reporting periods, starting with cost reporting periods beginning on or after July 1, 1998. The law also institutes consolidated billing for skilled nursing facility services, under which payments for most non-physician Part B services for beneficiaries no longer eligible for Part A skilled nursing facility care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement, or under any other contracting or consulting arrangement. Consolidated billing is being implemented on a transition basis, effective for items or services furnished on or after July 1, 1998 or January 1, 1999 at the election of the provider. The Balanced Budget Act also requires HHS to establish a PPS for home health services, to be implemented beginning October 1, 1999. Prior to implementation, the Balanced Budget Act establishes certain interim payment reforms for cost reporting periods beginning on or after October 1, 1997, including reduced home health limits, reducing per visit costs limits, and agency-specific per beneficiary annual limits on an agency's costs.

     Currently, physicians are paid by Medicare on a fee for service basis. However, physicians working in rural health clinics are reimbursed at cost, but such reimbursement is subject to a cap on payments if the rural health clinic is not based at a rural hospital with less than 50 beds.

     Each state has its own Medicaid program that is funded jointly by the state and federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit the needs and resources of their citizens. As a result, each states' Medicaid plan has its own payment formula and recipient eligibility criteria. Historically, federal law required state Medicaid programs to reimburse hospitals and nursing facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards (the so-called "Boren Amendment"). Effective for Medicaid services provided on or after October 1, 1997, this payment standard was repealed. As a result, states now have considerable flexibility in establishing payment rates.

     The Medicaid program in California, known as Medi-Cal, reimburses hospital inpatient cost on one of three methods: (i) cost-based, subject to various limits known as MIRL/PIRL limits; (ii) negotiated rate per discharge or per diem for hospitals under contract; or (iii) managed care initiatives, where payment rates tend to be capitated and networks must be formed. The hospital operated by the Company in California is cost-based for Medi-Cal. There can be no assurance that this will remain the case in the future. In addition, California has created a voluntary health insurance purchasing cooperative that seeks to make health care coverage more affordable for businesses with five to fifty employees and, effective January 1, 1995, began changing the payment system for participants in Medi-Cal in certain counties from fee-for-service arrangements to managed care plans. While San Clemente Hospital and Medical Center is not located in a county currently targeted for conversion to managed care, if the state is able to implement successfully managed care in these counties, this initiative could be expanded throughout the state.

     Most of the nursing home services provided in the Company's nursing homes in Georgia are paid by Medicaid. Generally, each nursing home receives a prospective payment based on the prior year's cost at that nursing home facility increased by the state's market basket update factor for the year but subject to a cap on payments. Each state has its own payment formula and the Company is unable to predict what the payment rates will be in future years.

     Medicare has special payment provisions for "Sole Community Hospitals" or SCHs. An SCH is generally the only hospital in at least a 35-mile radius. Stone County Hospital and Chatuge Regional Hospital currently qualify as SCHs under Medicare regulations and Holly Springs Memorial Hospital is in the process of obtaining SCH certification. Special payment provisions related to SCHs include a higher DRG rate, which is based on a blend of hospital-specific costs and the national DRG rate; and a 90% payment "floor" for capital costs thereby guaranteeing the SCH capital reimbursement equal to 90% of capital cost. In addition, the CHAMPUS program has special payment provisions for hospitals recognized as SCHs for Medicare purposes.

     In recent years, changes in Medicare and Medicaid programs have resulted in limitations on, and reduced levels of, payment and reimbursement for a substantial portion of hospital procedures and costs. The federal Balanced Budget Act of 1997, which establishes a plan to balance the federal budget by fiscal year 2002, includes significant additional reductions in spending levels for the Medicare and Medicaid programs.

     The Medicare, Medicaid and CHAMPUS programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and new governmental funding restrictions, all of which may materially increase or decrease program payments as well as affect the cost of providing services and the timing of payment to facilities. The final determination of amounts earned under the programs often requires many years, because of audits by the program representatives, providers' rights of appeal and the application of numerous technical reimbursement provisions. Management believes that adequate provision has been made for such adjustments. Until final adjustment, however, significant issues remain unresolved and previously determined allowances could become either inadequate or more than ultimately required.

HEALTH CARE REFORM, REGULATION AND LICENSING

  Background

     Health care, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Medicare, Medicaid, and other public and private hospital cost-containment programs, proposals and initiatives to limit health care spending, proposals to limit prices and industry competitive factors are among the many factors which are highly significant to the health care industry. In addition, the health care industry is governed by a framework of federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of only limited regulatory or judicial interpretation. Although the Company believes it is in compliance in all material respects with such laws, rules and regulations, if a determination is made that the Company is or was in violation of such laws, rules or regulations, the Company's business, financial condition or results of operations could be materially adversely affected.

     The Company's facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls, including what is commonly referred to as "utilization review," have resulted in fewer of certain treatments and procedures being performed. Utilization review entails the review of the admission and course of treatment of a patient by a third party. Utilization review by third-party peer review organizations ("PROs") is required in connection with the provision of care paid for by Medicare and Medicaid. Utilization review by third parties is also required under many managed care arrangements.

     Many states have enacted, or are considering enacting, measures that are designed to reduce their Medicaid expenditures and to make certain changes to private health care insurance. Various states have applied, or have been granted federal waivers from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. The Balanced Budget Act allows states to mandate enrollment in managed care systems without seeking approval from HHS for waivers from certain Medicaid requirements as long as certain standards are met. Although historically these managed care programs have exempted institutional care, no assurance can be given that these programs ultimately will not change the reimbursement system for hospitals, long-term care facilities and other providers to negotiated or capitated rates. These programs also may attempt to include coverage for some people who presently are uninsured, and generally could have the effect of reducing payments to hospitals, physicians and other providers for the same level of service provided under Medicaid.

  Certificate of Need Requirements

     Some states require approval for construction and expansion of health care facilities, including findings of need for additional or expanded health care facilities or services. Certificates of Need ("CONs"), which are issued by governmental agencies with jurisdiction over health care facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Georgia and Mississippi, states in which the Company operates seven of its hospitals, require CONs. However, the states of Texas and California, in which the Company operates three of its ten hospitals, do not currently require CONs for hospital construction or changes in the mix of services. The Company is unable to predict whether it will be able to obtain any CON that may be necessary to accomplish its business objectives in any jurisdiction where such CONs are required.

  Anti-kickback, Self-Referral and Other Regulations

     Sections of the Anti-Fraud and Abuse Amendments to the Social Security Act, commonly known as the "anti-kickback" statute (the "Anti-kickback Amendments"), prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral, or arranging for the referral, of patients whose care will be paid for by Medicare or other government programs. Sanctions for violating the Anti-kickback Amendments include criminal penalties and civil sanctions, including civil money penalties and possible exclusion from government programs such as Medicare and Medicaid. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the HHS has issued regulations that create Safe Harbors under the Anti-kickback Amendments. A given business arrangement which does not fall within a Safe Harbor is not per se illegal; however, business arrangements of health care service providers that fail to satisfy the applicable Safe Harbor criteria risk increased scrutiny by enforcement authorities. The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, broadened the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a federal program and creates new enforcement mechanisms to combat fraud and abuse, including an incentive program, under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. The Balanced Budget Act of 1997 also expands numerous health care fraud provisions.

     The Company provides financial incentives to recruit physicians into the communities served by its hospitals, including loans and minimum revenue guarantees. Although HHS has proposed a Safe Harbor for certain physician recruitment, no Safe Harbor for physician recruitment is currently in force. The Company believes that its recruitment policies are being conducted in accordance with industry practice. The Company also enters into certain employment agreements, leases and other agreements with physicians. The Company believes that these arrangements do not violate the Anti-kickback Amendments. There can be no assurance that regulatory authorities who enforce the Anti-kickback Amendments will not determine that the Company's physician recruiting activities, other physician arrangements, or group purchasing activities violate the Anti-kickback Amendments or other federal laws. Such a determination could subject the Company to liabilities under the Social Security Act, including criminal penalties, civil money penalties and/or exclusion of the Company from participation in Medicare/Medicaid or other federal health care programs, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Health Care Regulation" and "Business -- Health Care Reform, Regulation and Licensing."

     The Company's operations necessarily involve financial relationships with physicians on the medical staff. Such arrangements include professional services agreements for services at its hospitals and physician recruitment incentives to encourage physicians to establish private practices in markets served by the Company's owned or leased hospitals. Although the Company believes that these arrangements are lawful, no safe harbor provisions currently apply to physician recruitment arrangements not involving physician employment. Evolving interpretations of current, or the adoption of new, federal or state laws or regulations could affect these arrangements.

     There is increasing scrutiny by law enforcement authorities, the HHS, OIG, the courts, and Congress of arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have also demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between health care providers and potential referral sources. Enforcement actions have increased, as evidenced by recent highly publicized enforcement investigations of certain hospital activities. Although, to its knowledge, except as described below, the Company is not currently the subject of any investigation or inquiry there can be no assurance that the Company and its providers will not be the subject of investigations or inquiries in the future. See "Risk Factors -- Health Care Industry Investigations."

     The OIG and the Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a nationwide Medicare/Medicaid audit project regarding hospital laboratory billing practices, referred to as the "laboratory unbundling" project. Three of the Company's hospitals have been audited by the federal government. The Department of Justice has issued a notice of payment due for two of these facilities and has required a self-audit for the third facility. The Company estimates the aggregate potential liability for all facilities to be less than $500,000. See Note 6 to the Consolidated Financial Statements of the Company.

     Certain provisions of the Social Security Act restrict referrals by physicians of Medicare and Medicaid patients for a broad range of designated health services to providers with which they have ownership or certain other financial arrangements (the "Stark Law"). A person making a referral, or seeking payment for services referred, in violation of the Stark Law would be subject to the following sanctions: (i) civil money penalties of up to $15,000 for each service; (ii) assessments equal to twice the dollar value for each service; and/or (iii) exclusion from participation in the Medicare program (which can subject the person to exclusion from participation in state health care programs). Further, if any physician or entity enters into an arrangement or scheme that the physician or entity knows or should know has the principal purpose of assuring referrals by the physician to a particular entity, and the physician directly made referrals to such entity, then such physician or entity could be subject to a civil money penalty of up to $100,000. Certain exceptions are available for employment agreements, leases, physician recruitment, and certain other physician arrangements. Final implementing regulations have not yet been issued, and there can be no assurance that the Company's physician arrangements will be found to be in compliance with the Stark Law, as such law ultimately may be interpreted. Many states have adopted or are considering similar fraud and abuse and physician self-referral legislation, some of which extends beyond the Medicare and Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care, and some of which is more stringent than federal law. The Company's contracts with physicians on the medical staff of its hospitals and its participation in certain other financial relationships with physicians could be adversely affected by these federal and similar state enactments.

     The Company is unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework or in the interpretation of these laws, rules and regulations could have a material adverse effect on the Company's business, financial condition or results of operations.

  Environmental Regulations

     The Company's health care operations generate medical waste that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. The Company's operations, as well as the Company's purchases and sales of facilities, are also subject to various other environmental laws, rules and regulations. The costs of compliance do not currently materially affect the Company's capital expenditures, earnings or competitive position.

  Health Care Facility Licensing Requirements

     The Company's health care facilities are subject to extensive federal, state and local legislation and regulation. In order to maintain their operating licenses, health care facilities must comply with strict standards concerning medical care, equipment and hygiene. Various licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. The Company's health care facilities hold all required governmental approvals, licenses and permits. All licenses, provider numbers and other permits or approvals required to perform the Company's business operations are held by subsidiaries of the Company. Each of the Company's facilities that is eligible for accreditation is fully accredited by the Joint Commission on Accreditation of Health Care Organizations or Medicare and Medicaid certified.

  Utilization Review Compliance and Hospital Governance

     The Company's health care facilities are subject to and comply with various forms of utilization review. In addition, under the Medicare prospective payment system, each state must have a PRO to carry out a federally mandated system of review of Medicare patient admissions, treatments and discharges in a general hospital. Medical and surgical services and practices are extensively supervised by committees of staff doctors at each health care facility, are overseen by each health care facility's local governing board, the primary voting members of which are physicians and community members, and are reviewed by the Company's quality assurance personnel. The local governing boards also help maintain standards for quality care, develop long-range plans, establish, review and enforce practices and procedures and approve the credentials and disciplining of medical staff members.

  Governmental Developments Regarding Sales of Not-for-Profit Hospitals; Hill-Burton Obligations

     In recent years, the legislatures and attorneys general of several states have shown a heightened level of interest in transactions involving the sale of not-for-profit hospitals. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which not-for-profit corporations sell a health care facility. Although the Company has not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in certain states in the future. In addition, to the extent the Company acquires a not-for-profit hospital which has received funds under the federal Hill-Burton program, the Company may be required to satisfy outstanding uncompensated care requirements and community service obligations.

  California Seismic Standards

     California recently adopted a law requiring standards and regulations to be developed to ensure hospitals meet seismic performance standards. Within three years after adoption of the standards by the California Building Standards Commission, owners of subject properties are to evaluate their facilities and develop a plan and schedule for complying with the standards. To date, the Commission has adopted evaluation criteria but has not yet adopted the retrofit standards. Therefore, the Company is unable, at this time, to evaluate its California facility to determine whether the requirements or the cost of complying with these requirements will have a material adverse effect on the Company's operations.

PROFESSIONAL LIABILITY

     As part of its business, the Company is subject to claims of liability for events occurring as part of the ordinary course of hospital operations. To cover these claims, the Company maintains professional malpractice liability insurance and general liability insurance in amounts which management believes to be sufficient for its operations, although some claims may exceed the scope of the coverage in effect. The Company also maintains umbrella coverage. At various times in the past, the cost of malpractice and other liability insurance has risen significantly. Therefore, there can be no assurance that such insurance will continue to be available at a reasonable price for the Company to maintain adequate levels of insurance.

LEGAL PROCEEDINGS

     The Company is, from time to time, subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, breach of management contracts or for wrongful restriction of or interference with physician's staff privileges. In certain of these actions, plaintiffs request punitive or other damages that may not be covered by insurance. The Company is currently not a party to any proceeding which, in management's opinion, would have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the Company's directors and executive officers as of May 31, 1998.

NAME                                AGE                            POSITION
----                                ---                            --------
Michael A. Koban, Jr..............  47    President, Chief Executive Officer and Director
Philip D. Wheeler.................  42    Executive Vice President, Chief Administrative Officer and
                                          Director
Steven L. Blaine..................  50    Executive Vice President, Chief Operating Officer and
                                          Director
Thomas M. Moore...................  52    Vice President and Chief Development Officer
Glenn D. Davis....................  39    Vice President, Treasurer and Chief Financial Officer
Lee R. Livin......................  35    Vice President -- Financial Operations
Merril M. Halpern.................  64    Chairman of the Board of Directors
A. Lawrence Fagan.................  68    Director
Morton A. Pierce..................  49    Director

     Mr. Koban has served as a Director of NetCare since November 1995 and as President and Chief Executive Officer of NetCare since January 1996. From 1987 to 1995, he was employed at Healthtrust, Inc. -- The Hospital Company, first as Vice President, Finance, and then, from 1993 to 1995, as Senior Vice
President -- Finance and Director. From 1976 to 1987, Mr. Koban worked in various capacities for Hospital Corporation of America.

     Mr. Wheeler has served as a Director of NetCare since November 1995 and as Executive Vice President and Chief Administrative Officer of NetCare since January 1996. From 1988 to 1995, Mr. Wheeler was Senior Vice President & General Counsel for Healthtrust, Inc. -- The Hospital Company. From 1984-1988, he was employed at Hospital Corporation of America.

     Mr. Blaine has served as Executive Vice President, Chief Operating Officer and as a Director of NetCare since January 1996. Prior to joining NetCare, he was a Division President for Columbia/HCA Healthcare Corporation in 1995 and a Regional Vice President for Healthtrust, Inc. -- The Hospital Company in 1994. From 1981 to 1994, he was CEO of the 150-bed Davis Community Hospital in Statesville, North Carolina.

     Mr. Moore has served as Vice President and Chief Development Officer of NetCare since January 1996. From 1990 to 1995, Mr. Moore was Director, Insurance and Risk Management for Healthtrust, Inc. -- The Hospital Company. From 1984 to 1990, he was in private legal practice. Prior thereto he was a Development Director for CIGNA Health Plans.

     Mr. Davis has served as Vice President, Treasurer and Chief Financial Officer of NetCare since January 1996. From 1987 to 1995, he was employed at Healthtrust, Inc. -- The Hospital Company where, in November 1992, he was appointed Treasurer. From 1981 to 1987, Mr. Davis held various financial positions with Hospital Corporation of America.

     Mr. Livin has served as Vice President -- Financial Operations of NetCare since January 1, 1997. From 1996 to 1997 he was Chief Financial Officer of Longview Regional Medical Center in Longview, Texas for Columbia/HCA Healthcare Corporation and from 1993 to 1995 he was Chief Financial Officer of Medical Center of Pampa in Pampa, Texas for Healthtrust, Inc. -- The Hospital Company.

     Mr. Halpern has served as a Director of NetCare since March 1996. Since 1984, Mr. Halpern has been the Chairman and Chief Executive Officer of Charterhouse Group International, Inc. ("CGI"), a firm specializing in private equity investments. From 1973 to 1984 Mr. Halpern served as President and Chief Executive Officer of CGI. Charterhouse Equity Partners is an affiliate of CGI. Mr. Halpern is also a director of Insignia Financial Group, Inc., a real estate management firm, and Microwave Power Devices, Inc., a manufacturer of power amplifiers, primarily in the wireless telecommunications market.

     Mr. Fagan has served as a Director of NetCare since March 1996. Mr. Fagan has been the President and Chief Operating Officer of CGI since January 1997 and formerly served as Executive Vice President of CGI since 1984. Mr. Fagan is also a director of Microwave Power Devices, Inc.

     Mr. Pierce has served as a Director of NetCare since November 1995. Mr. Pierce has been a member of the law firm of Dewey Ballantine LLP since 1986.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently comprised of Messrs. Pierce, Halpern and Fagan. Messrs. Halpern and Fagan are officers of CGI. Charterhouse Equity Partners is an affiliate of CGI. CGI is party to a fee arrangement with the Company which will terminate upon consummation of the Offerings. Mr. Pierce is a member of the law firm of Dewey Ballantine LLP. Dewey Ballantine LLP has provided legal services to the Company in the past on customary terms and is acting as counsel to the Company in connection with the Offerings. See "Certain Relationships and Related Transactions."

     No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity whose executive officer serves as a director of the Company.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by NetCare in 1997 to
(i) the Company's chief executive officer; and (ii) the Company's four other most highly compensated executive officers at December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                                                    --------------------       ALL OTHER
NAME AND PRINCIPAL POSITION                         SALARY($)   BONUS($)   COMPENSATION($)(1)
---------------------------                         ---------   --------   ------------------
Michael A. Koban, Jr..............................   182,500     74,000          4,314
  President and Chief
  Executive Officer
Philip D. Wheeler.................................   182,500     74,000          3,756
  Executive Vice President
  and Chief Administrative Officer
Steven L. Blaine..................................   182,500     74,000          4,525
  Executive Vice President
  and Chief Operating Officer
Thomas M. Moore...................................   112,500     48,000          3,690
  Vice President and Chief
  Development Officer
Glenn D. Davis....................................   112,500     48,000          2,700
  Vice President and Chief
  Financial Officer

---------------

(1) Represents Company 401(k) retirement contributions and life insurance premium payments, as follows:

                                                                     401(K)       INSURANCE
                              OFFICER                             CONTRIBUTIONS    PREMIUM
                              -------                             -------------   ---------
    Michael A. Koban, Jr........................................     $4,163         $151
    Philip D. Wheeler...........................................      3,468          288
    Steven L. Blaine............................................      4,163          362
    Thomas M. Moore.............................................      2,700          990
    Glenn D. Davis..............................................      2,700           --

LONG-TERM EQUITY INCENTIVE PLAN

     Prior to consummation of the Offerings, the Board of Directors adopted and the stockholders of the Company approved the NetCare Health Systems, Inc. 1998 Long-Term Equity Incentive Plan (the "Plan").

     Reservation of Shares. The Company will reserve for issuance under the Plan a number of shares of the Company's Common Stock equal to 10% of the total number of shares of Common Stock to be outstanding immediately following consummation of the Offerings. The shares of Common Stock to be issued under the Plan will be made available from authorized but unissued shares of Common Stock, or from treasury stock. If any shares of Common Stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards under the Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting the Company or the Common Stock, proportionate adjustments may be made to the number of shares available for grant under the Plan, the applicable maximum share limitations under the Plan, and number of shares and prices under outstanding awards at the time of the event.

     Duration. The Plan has a term of ten years, subject to earlier termination or amendment by the Board of Directors.

     Administration. The Plan will be administered by the Compensation Committee, or such other committee or subcommittee of the Board of Directors designated for such purpose (the "Committee"). Subject to the limitations set forth in the Plan, the Committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award.

     Eligibility. All employees of the Company and its subsidiaries are eligible to be granted awards under the Plan, as selected from time to time by the Committee in its sole discretion.

     Stock Options. The Plan authorizes the grant of nonqualified stock options and options that qualify as incentive stock options under the Internal Revenue Code. The exercise price of an option may be determined by the Committee and may be less than the fair market value of a share of Common Stock on the date of grant. The value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited to $100,000. The maximum term of stock options granted under the Plan is ten years from the date of grant. The Committee will determine the extent to which an option will become and/or remain exercisable in the event of termination of employment or service of a participant under certain circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. An option may be exercised in whole or in part at any time during the term thereof by written notice to the Company together with payment of the aggregate exercise price of the option. In addition to the exercise price, the participant shall pay the Company in cash the full amount of all applicable income tax and employment tax amounts required to be withheld in connection with the exercise of the option.

     Stock Appreciation Rights. The Plan authorizes the Committee to grant awards of stock appreciation rights. A stock appreciation right may be granted either in tandem with an option or without relationship to an option. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the difference between the base price of the stock appreciation right and the fair market value of a share of Common Stock on the date of exercise, multiplied by the number of shares as to which such stock appreciation right will have been exercised. A stock appreciation right will be exercisable as determined by the Committee, but in no event after ten years from the date of grant. The maximum number of shares of Common Stock that may be subject to stock appreciation rights granted to any one participant during any calendar year is
limited to           shares. Stock appreciation rights are payable in cash, in
shares of Common Stock, or in a combination of cash and shares of Common Stock, in the discretion of the Committee.

     Performance Awards. The Plan authorizes the Committee to grant performance awards, which are units denominated on the date of grant either in shares of Common Stock ("performance shares") or in specified dollar amounts ("performance units"). Performance awards are payable upon the achievement of performance criteria established by the Committee at the beginning of the applicable performance period. At the time of grant, the Committee establishes the number of units, the duration of the performance period or periods, the applicable performance criteria, and, in the case of performance units, the target unit value or range of unit values for the performance awards. At the end of the performance period, the Committee determines the payment to be made based on the extent to which the performance goals have been achieved. Performance awards are payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, in the discretion of the Committee.

     Phantom Stock. The Plan authorizes the Committee to grant awards of phantom stock. An award of phantom stock gives the participant the right to receive payment at the end of a fixed vesting period based on the value of a share of Common Stock at the time of vesting. Phantom stock units are subject to such restrictions and conditions to payment as the Committee determines are appropriate. An award of phantom stock may be granted, at the discretion of the Committee, together with an award of dividend equivalent rights for the same number of shares covered thereby. Phantom stock awards are payable in cash or in shares of Common Stock having an equivalent fair market value on the applicable vesting dates, or in a combination thereof, in the discretion of the Committee.

     Restricted Stock Awards. The Plan authorizes the Committee to make awards of restricted stock. An award of restricted stock represents shares of Common Stock that are issued subject to such restrictions on transfer and on incidents of ownership and such forfeiture conditions as the Committee deems appropriate. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the Committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the Committee. The Committee may, in connection with an award of restricted stock, require the payment of a specified purchase price. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will otherwise have the rights of a stockholder of the Company, including all voting and dividend rights, during the period of restriction unless the Committee determines otherwise at the time of the grant.

DIRECTOR COMPENSATION

     Annual Retainer and Meeting Fees. Members of the Board of Directors who are employees of the Company, or any of its subsidiaries, are not compensated for service on the Board of Directors or on any committees of the Board of Directors. Members of the Board of Directors who are not employees of the Company or any of its subsidiaries ("nonemployee directors") will receive an
annual retainer fee of $       for each year of service on the Board of
Directors. Nonemployee directors will receive an additional annual retainer fee
of $     for service as a member of a committee of the Board of Directors and
$     for service as a chairman of a committee of the Board of Directors.
Nonemployee directors will also receive a fee of $     per meeting for attending
meetings of the Board of Directors and committees of the Board of Directors. In addition, nonemployee directors are reimbursed for their reasonable expenses in attending meetings of the Board of Directors and committees of the Board of Directors, including travel expenses to and from such meetings.

     Directors' Stock Option Plan. The Company has adopted a stock option plan for nonemployee directors (the "Directors' Stock Option Plan"). Under the Directors' Stock Option Plan, each nonemployee director will be granted an
option to purchase      shares of the Common Stock upon the later of (i) the
consummation of the Offerings or (ii) their commencement of service on the Board of Directors. Each nonemployee director will thereafter be granted an option to
purchase      shares of the Common Stock at each annual meeting of the Company.
In addition, the Board of Directors will have the discretion to make additional option grants from time to time. Options granted under the Directors' Stock Option Plan will (i) vest and be exercisable after the first anniversary of their date of grant, (ii) have exercise prices equal to the fair market value of a share of the Common Stock on the dates of the option grants and (iii) have ten year terms of exercise. The Board of Directors has granted Mr. Pierce options under the Directors' Stock Option Plan.

     Directors' Stock Unit Plan. The Company has adopted a stock unit plan for nonemployee directors (the "Directors' Stock Unit Plan"). Under the Directors' Stock Unit Plan, nonemployee directors will have 50% of their annual retainer fee converted to restricted stock units and credited to a stock unit account. The number of stock units credited to a stock unit account in each year will equal the dollar value of the annual retainer fee being converted, increased by 15% to reflect vesting restrictions, divided by the fair market value of a share of the Common Stock on the date of conversion. A nonemployee director's interest in stock units credited to his stock unit account will vest 50% on the first and second anniversaries of the date of conversion of such stock units. A nonemployee director will be entitled to receive a distribution from his stock unit account at a date elected by the director at the time of conversion (with such date being between two full calendar years from the conversion date and the termination of their service on the Board of Directors, as elected by the director) or upon his termination of service from the Board of Directors, if earlier. Distributions received from a stock unit account shall be in cash, shares of Common Stock, or some combination thereof, as elected by the nonemployee director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS AGREEMENT

     In connection with the Recapitalization and the Offerings, the Company will enter into a Registration Rights Agreement with its current stockholders. Under the terms of the Registration Rights Agreement, such stockholders are entitled to certain "piggy-back" and demand registration rights pursuant to which such
stockholders may have the           shares of Common Stock owned by them
registered under the Securities Act for sale to the public. The piggy-back registration rights require the Company to provide notice to such stockholders prior to the Company's registration of any securities under the Securities Act which permits a secondary offering by a selling stockholder. Such stockholders may then request, subject to limitations imposed by the underwriters of such offering, inclusion of shares of Common Stock in such registration statement. The demand rights provide that, on two occasions following the date of this Prospectus, such stockholders may require the Company to file a Registration Statement under the Securities Act covering the number of shares of Common Stock requested by such stockholders to be registered.

AGREEMENT RELATING TO BOARD COMPOSITION

     The Company will enter into an agreement with CEP II effective upon consummation of the Offerings. The agreement will provide that, for as long as CEP II beneficially owns 30% or more of the outstanding voting stock of the Company, CEP II may, upon written notice to the Company, require the Company to expand the number of directors and to appoint designees of CEP II as directors such that designees of CEP II shall constitute a majority of the members of the Board of Directors of the Company.

CERTAIN TRANSACTIONS

     Messrs. Halpern and Fagan are officers of CGI. Charterhouse Equity Partners is an affiliate of CGI. CGI is party to a fee arrangement with the Company. Under the terms of the fee arrangement, upon the consummation of each acquisition or other investment by the Company or its affiliates of $1 million or more, and in which CGI or any affiliate thereof shall provide, directly or indirectly, all or a portion of the equity financing therefor, the Company shall pay to CGI a transaction fee equal to two percent of the total transaction cost (the "Fee"). However, with respect to any acquisition or other investment in which CGI or any affiliate thereof shall provide less than a majority of the equity financing, the Fee shall be reduced to any amount equal to the product of
(i) the Fee and (ii) a fraction, the numerator of which is the amount of equity provided by CGI or any affiliate thereof and the denominator of which is the total equity provided by all parties to the transaction. The fee arrangement shall terminate upon the consummation of the Offerings.

     The Company subleases approximately 8,000 square feet of office space in Nashville, Tennessee from Michael A. Koban, Jr., the President and Chief Executive Officer of the Company, for its corporate headquarters under a three-year sublease which expires on September 30, 2000. The terms of such sublease are identical to the terms of the lease held by Mr. Koban.

     Mr. Pierce, a director of the Company, is a member of the law firm of Dewey Ballantine LLP. Dewey Ballantine LLP has provided legal services to the Company in the past on customary terms and is acting as counsel to the Company in connection with the Offerings.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial
ownership of the Common Stock as of        , 1998 and immediately following the
Offerings by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. To the knowledge of the Company, each of the persons named in the table has sole voting and investment power as to the shares shown unless otherwise noted. Unless otherwise noted, the address of each holder of the Common Stock listed below is the Company's corporate address.

                                                                                  PERCENTAGE OWNED(2)
                                                                                -----------------------
                                                          NUMBER OF SHARES      BEFORE THE   AFTER THE
NAME                                                    BENEFICIALLY OWNED(1)    OFFERING     OFFERING
----                                                    ---------------------   ----------   ----------
Charterhouse Equity Partners II, L.P.(3)..............
Merril M. Halpern(4)..................................
A. Lawrence Fagan(4)..................................
Michael A. Koban, Jr. ................................
Philip D. Wheeler.....................................
Steven L. Blaine......................................
Thomas M. Moore.......................................
Glenn D. Davis........................................
Lee R. Livin..........................................
Morton A. Pierce......................................
All executive officers and directors as a group (8
  persons)............................................

---------------

 *  Less than 1%
(1) Includes shares of Common Stock subject to options which are exercisable within 60 days.
(2) Shares of Common Stock subject to options which are exercisable within 60 days are considered to be outstanding for the purpose of determining the percent of the shares held by a holder, but not for the purpose of computing the percentage held by others.
(3) The address of Charterhouse Equity Partners is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. The general partner of Charterhouse Equity Partners is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly-owned subsidiary of CGI. As a result of the foregoing, all of the shares of Common Stock held by Charterhouse Equity Partners would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by CGI. The number of shares owned by
    Charterhouse Equity Partners excludes the     shares held by Chef.
(4) Messrs. Halpern and Fagan are executive officers, directors and stockholders of CGI. Messrs. Halpern and Fagan disclaim beneficial ownership of the shares of Common Stock beneficially owned by CGI.

                          DESCRIPTION OF CAPITAL STOCK

     Upon consummation of the Recapitalization and the Offerings, the Company's authorized capital stock will consist of shares of Common Stock, par value $.01
per share, and shares of Preferred Stock, par value $     per share. Upon
consummation of the Recapitalization and the Offerings,        shares of Common
Stock will be issued and outstanding, and no shares of Preferred Stock will be outstanding. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete, and is subject to, and qualified in its entirety by, Certificate of Incorporation and the Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered will be on payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

     The Company has applied to list the Common Stock on the New York Stock Exchange under the symbol "NHS."

PREFERRED STOCK

     The Board may, without any further vote or action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in one or more series with such designations, rights, preferences and limitations as the Board may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without the approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid; (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock; or (iii) to prevent current holders of Common Stock from participating in the distribution of the Company's assets upon liquidation until any preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Company's Certificate of Incorporation or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of the Preferred Stock may discourage bids for the Common stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. Upon consummation of the Offerings, there will be no shares of Preferred Stock outstanding. The Board of Directors does not presently intend to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

     Following the Recapitalization, the Company will be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Following consummation of the Recapitalization and the Offerings, the Company's Certificate of Incorporation will limit the liability of directors to the fullest extent permitted by the Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the director's duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies such as injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws.

The Certificate of Incorporation also provides that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS AFFECTING CHANGE OF CONTROL

     The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors will be divided into three classes of directors, each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three-year term. The Certificate of Incorporation provides that the Board of Directors shall consist of not less than six nor more than 15 members. The number of directors will be fixed from time to time by resolution of the Board of Directors. The affirmative vote of the holders of at least 80% of the Company's outstanding voting stock is required to amend, repeal or adopt any provision inconsistent with the provisions relating to the staggered Board of Directors. Under the classified Board of Directors provisions described above, it would take at least two elections of directors for any individual or group to change a majority of the members of the Board of Directors. Accordingly, these provisions would tend to discourage unfriendly takeovers.

     Under the Company's Certificate of Incorporation and Bylaws, directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the Company's outstanding voting stock. Special meetings of stockholders may be called only by the Board of Directors, and stockholder action by written consent is prohibited. The effect of these provisions may be the delaying, deterring or preventing of a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

     The Company will enter into an agreement with CEP II to become effective upon consummation of the Offerings. The agreement will provide that, for as long as CEP II beneficially owns 30% or more of the outstanding voting stock of the Company, CEP II may, upon written notice to the Company, require the Company to expand the number of directors and to appoint designees of CEP II as directors such that designees of CEP II shall constitute a majority of the members of the Board of Directors of the Company.

STOCKHOLDER RIGHTS PLAN

     Pursuant to the Rights Agreement, dated as of             , 1998 (the
"Rights Agreement"), between the Company and                , as Rights Agent
(the "Rights Agent"), each outstanding share of Common Stock (unless and until the Rights expire or are redeemed or a Distribution Date (as described below) occurs) is accompanied by one preferred stock purchase right (each, a "Right") entitling the registered holder to purchase from the Company one two-hundredth ( 1/200) of a share of preferred stock of the Company, designated as Series A
Junior Preferred Stock (the "Preferred Stock") at a price of $     per one two-
hundredth ( 1/200) of a share ("Exercise Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement and the Rights are not exercisable until the Distribution Date (as defined below)
and will expire at the close of business on             , 1998, unless earlier
redeemed or exchanged by the Company, in each case as described below.

     The Rights are and will be evidenced by the Common Stock certificates representing the shares which they accompany, and no separate Right certificates will be distributed, until the occurrence of a Distribution Date. The Rights become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (other than by the Company or certain affiliates) has acquired beneficial ownership of 15% or more of the shares of any class of the outstanding voting stock of the Company (an "Acquiring Person") and (ii) the tenth business day after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of any class of the Company's outstanding voting stock (even if no shares are actually purchased pursuant to such offer), or such later date as may be determined by a majority of the Board of Directors and the Continuing Directors (as defined in the Rights Agreement).

     The Preferred Stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of the Company's preferred stock. Each share of Preferred Stock will be entitled to a minimum quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 200 times the dividend declared on the Company's Common Stock. In the event of the liquidation of the Company, the holders of Preferred Stock will be entitled to receive a payment of the greater of (i) $200 per share or (ii) 200 times the payment made per share of Common Stock. Each share of Preferred Stock will have 200 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 200 times the amount received per share of Common Stock. The Exercise Price payable and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to customary adjustments from time to time to prevent dilution. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. The number of outstanding Rights and the number of one two-hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Unless the transaction is approved by a majority of the Board of Directors and the Continuing Directors, in the event that, after the time the Rights become exercisable, the Company were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets other than a merger that follows a cash tender offer for all outstanding shares of the Company, at a price determined by a majority of the Continuing Directors to be fair and otherwise in the best interests of the Company and its stockholders) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person or certain related persons (whose Rights will thereupon become null and void), will from and after such date, have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Exercise Price. In addition, in the event that a person or group of affiliated or associated persons becomes an Acquiring Person (unless such acquisition is made pursuant to a cash tender offer determined to be fair to the stockholders of the Company, as described in the preceding sentence), the Rights Agreement provides that proper provision will be made so that each holder of record of a Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price, that number of shares of the Common Stock (or cash, other securities or property) having a market value at the time of the transaction equal to two times the Exercise Price (such market value to be determined with reference to the market value of the Company's Common Stock as provided in the Rights Agreement).

     At any time on or prior to the close of business on the earlier of (i) the tenth day after the time that a person (or group of affiliated or associated persons) has become an Acquiring Person (or such later date as a majority of the Board of Directors and the Continuing Directors may determine) or (ii)
            , 2008, the Company may redeem the Rights in whole, but not in part, at a price of $ per Right (the "Redemption Price"), with the approval of the Continuing Directors. Immediately upon the effective time of the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     At any time after a person (or group of affiliated or associated persons) becomes an Acquiring Person and prior to the acquisition by any such person or group of 50% or more of any class of outstanding voting stock of the Company, the Board of Directors of the Company (with the approval of the Continuing Directors) may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or a fraction of a share of Preferred Stock or other consideration having equivalent market value) per Right (subject to adjustment).

     Certain of the provisions described above could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have
shares of Common Stock outstanding (               shares if the Underwriters'
over-allotment option is exercised in full). Of these shares, the shares of Common Stock sold in the Offerings will be freely tradable without restriction under the Securities Act, except that any shares purchased by "affiliates" of the Company ("Affiliates"), as that term is defined in Rule 144 ("Rule 144") under the Securities Act, generally may be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SECURITIES

     The remaining                shares of Common Stock outstanding upon
completion of the Offerings are deemed "Restricted Shares" under Rule 144. Of
the Restricted Shares, up to                shares will be eligible for sale in
the public market after the Offerings pursuant to Rule 144(k) under the
Securities Act. An additional                Restricted Shares will be eligible
for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Of the remaining
               Restricted Shares outstanding,                shares will be
eligible for resale under Rule 144 commencing 90 days after the date of this Prospectus.

     In general, under Rule 144 as currently in effect, a stockholder, including an Affiliate, who has beneficially owned his or her Restricted Shares for at least one year from the date those Restricted Shares were acquired from the Company or an Affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then
outstanding shares of Common Stock (approximately                shares
immediately after the Offerings) or the average weekly trading volume of the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not deemed an affiliate of the Company at any time during the three months preceding a sale and who beneficially owns shares that were not acquired from the Company or an Affiliate within the previous two years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information concerning the Company.

     Any employee, officer or director of or consultant to the Company who received his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which, beginning 90 days after the date of this Prospectus, permit persons, other than Affiliates, to sell their Rule 701 shares without having to comply with the public-information, holding period, volume limitation or notice provisions of Rule 144 and permit Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions.

     Notwithstanding the foregoing, the Company, the Company's executive officers and directors and CEP II, who in the aggregate will hold shares of Common Stock and options to purchase shares of Common Stock after the Offerings, have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus.

     Prior to the Offerings there has been no market for the Common Stock. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

STOCK OPTIONS

     Upon consummation of the Offerings, options to purchase a total of shares of Common Stock pursuant to the Company's 1998 Long-Term Equity Incentive Plan and Directors' Stock Option Plan with an exercise price equal to the initial offering price will be outstanding, none of which shares will become exercisable within 60 days of the date of this Prospectus. Of the
shares subject to options,                shares are subject to the 180-day lock
up provision. In addition, the Company expects to register the issuance of up to shares of Common Stock authorized under its 1998 Long-Term Equity Incentive Plan, Directors' Stock Option Plan and Directors' Stock Unit Plan following the Offerings.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and Smith Barney Inc. are acting as representatives (the "U.S. Representatives") of each of the U.S. Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company and the U.S. Underwriters, and concurrently with
the sale of      shares of Common Stock to the International Managers (as
defined below), the Company has agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                              NUMBER OF
                      U.S. UNDERWRITER                         SHARES
                      ----------------                        ---------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Bear, Stearns & Co. Inc.....................................
Credit Suisse First Boston Corporation......................
Smith Barney Inc............................................

                                                              --------
             Total..........................................
                                                              ========

     The Company has also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Bear, Stearns International Limited, Credit Suisse First Boston (Europe) Limited and Smith Barney Inc. are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and
concurrently with the sale of      shares of Common Stock to the U.S.
Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally
have agreed to purchase from the Company, an aggregate of      shares of Common
Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement and the International Purchase Agreement the several U.S. Underwriters and the several International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to each such agreement are purchased. Under certain circumstances, under the U.S. Purchase Agreement and the International Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $     per share of Common

Stock. The U.S. Underwriters may allow, and such dealers may reallow, a discount
not in excess of $     per share of Common Stock on sales to certain other
dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the U.S. Underwriters exercise these options, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted options to the International Managers, exercisable for 30 days after the date of this
Prospectus, to purchase up to an aggregate of      additional shares of Common
Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

     At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to           of the shares offered hereby
to be sold to certain directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company, the Company's executive officers and directors and CEP II have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and the Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenue of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     Application has been made to list the Common Stock on the New York Stock Exchange, under the symbol "NHS". In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Underwriters do not expect sales of the Common Stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

     The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.
Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                       CERTAIN FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain United States ("U.S.") federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to a beneficial owner thereof that is a "Non-U.S. Person" (a "Non-U.S. Holder"). As used herein, the term "Non-U.S. Person" means a person or entity other than (a) a citizen or individual resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (d) in general, a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and
(ii) one or more United States persons have the authority to control all substantial decisions of the trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to Non-U.S. Persons in light of their particular circumstances (including tax consequences applicable to certain former citizens or long-term residents of the United States and to certain Non-U.S. Persons that are, or hold interests in Common Stock through, partnerships or other fiscally transparent entities (including "hybrid entities")) and does not address United States state and local or non-United States tax consequences. PROSPECTIVE NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF COMMON STOCK, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

DIVIDENDS

     The Company anticipates that it will not pay dividends on shares of Common Stock for the foreseeable future. See "Dividend Policy." In the event, however, that the Company does pay dividends on shares of Common Stock, a Non-U.S. Holder of Common Stock generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an income tax treaty between the United States and a foreign country of which the Non-U.S. Holder is treated as a resident within the meaning of the applicable tax treaty. Under currently effective United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary), and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a lower rate of withholding tax provided by a tax treaty. Under United States Treasury regulations published on October 14, 1997, as modified by IRS Notice 98-16 released on March 27, 1998 (the "New Withholding Regulations"), a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) generally will be required to satisfy specified certification and other requirements with respect to dividends paid after December 31, 1999 (and, in certain circumstances, may be required to satisfy such certification and other requirements with respect to dividends paid after December 31, 1998). In addition, the New Withholding Regulations contain special rules regarding the availability of treaty benefits for payments made to (a) foreign intermediaries,
(b) U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes and (c) partnerships and other entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective Non-U.S. Holders should consult their own tax advisors as to the effect, if any, of the New Withholding Regulations on an investment in the Common Stock.

     Dividends paid to a Non-U.S. Holder that are either (a) effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States or (b) if a tax treaty applies, attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder, will not be subject to the withholding tax (provided in either case the Non-U.S. Holder files the appropriate documentation with the Company or its agent), but, instead will be subject to regular U.S. federal income tax at the graduated rates in the same manner as if the Non-U.S. Holder were a U.S. resident. In addition to such regular tax, in the case of a Non-U.S. Holder that is a corporation, effectively connected dividends or, if a tax treaty applies, dividends attributable to a U.S. permanent establishment of the corporate Non-U.S. Holder, may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of the corporate Non-U.S. Holder's "effectively connected earnings and profits," subject to certain adjustments.

     A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing a timely claim for refund with the Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain on a sale or other taxable disposition of Common Stock unless (a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States or, if a tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder, (b) in the absence of a treaty exemption, in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or
(c) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or the period such Non-U.S. Holder held the Common Stock. A corporation is a "U.S. real property holding corporation" if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of certain assets of the corporation. Even if the Company is a U.S. real property holding corporation, or were to become a U.S. real property holding corporation, provided that the Common Stock is "regularly traded" (within the meaning of the U.S. federal income tax laws) on an established securities market, only a Non-U.S. Holder that owns, directly or pursuant to certain attribution rules, more than 5% of the Common Stock (at any time during the shorter of the periods described above) will be subject to U.S. federal income tax on the sale or other taxable disposition of the Common Stock on such account. All Non-U.S. Holders should consult with their own tax advisers regarding application of the foregoing rules to them.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Generally, the Company must report annually to the IRS the amount of dividends paid to a Non-U.S. Holder and the amount, if any, of tax withheld with respect to such Non-U.S. Holder. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Currently, United States "backup withholding tax" (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States, unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding tax generally will apply to dividends paid on Common Stock at addresses inside the United States to Non-U.S. Holders who fail to provide certain identifying information in the manner required.

     In addition, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder, under penalties of perjury, certifies as to its Non-U.S. Holder or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not currently apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is
(a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Under the New Withholding Regulations, which generally are effective for payments made after December 31, 1999 (but which, in certain circumstances, may apply to payments made after December 31, 1998), the payment of dividends, and the payment of proceeds from the disposition of Common Stock through brokers having certain connections with the United States, may be subject to information reporting and backup withholding at a rate of 31% unless certain IRS certification requirements are satisfied or an exemption is otherwise established. Prospective Non-U.S. Holders should consult with their own tax advisors regarding the application of the New Withholding Regulations to their particular circumstances.

     Backup withholding is not an additional tax. Rather, the U.S. tax liability of persons subject to backup withholding will be reduced by a credit for the amount of tax so withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

     Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States at the time of his or her death will be includible in the individual's gross estate for United States federal estate tax purposes unless an applicable tax treaty provides otherwise, and may be subject to United States federal estate tax. Estates of non-resident aliens are generally allowed a statutory credit which has the effect of offsetting the United States federal estate tax imposed on the first $60,000 of the taxable estate.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine LLP, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York. Morton A. Pierce and Gordon E. Warnke, members of Dewey Ballantine LLP, are stockholders of the Company and Mr. Pierce is also a director of the Company. See "Management," "Principal Stockholders," and "Certain Relationships and Related Transactions."

                                    EXPERTS

     The financial statements appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the consolidated financial statements, schedules and exhibits filed as a part thereof.

     Upon completion of the Offerings, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511. Copies of such materials or any part thereof may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on the Commission's Internet web site at http://www.sec.gov.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements may be found in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as elsewhere in this Prospectus. All statements which are not statements of historical fact are intended to be such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in regions where the Company operates; demographic changes; the effect of existing or future governmental regulation and federal and state legislative and enforcement initiatives on the Company's business, including the Balanced Budget Act of 1997; changes in Medicare and Medicaid reimbursement levels; the Company's ability to successfully implement its acquisition and development strategy and changes in such strategy; the availability and terms of financing to fund the expansion of the Company's business, including the acquisition of additional hospitals; the Company's ability to attract and retain qualified management personnel and to recruit and retain physicians and other health care personnel to the non-urban markets it serves; the effect of managed care initiatives on the non-urban markets served by the Company's hospitals and the Company's ability to enter into managed care provider arrangements on acceptable terms; the effect of liability and other claims asserted against the Company; the effect of competition in the markets served by the Company's hospitals and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                         INDEX TO FINANCIAL STATEMENTS

NETCARE HEALTH SYSTEMS LLC
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets at December 31, 1996 and 1997;
  and March 31, 1998 (unaudited)............................   F-3
Consolidated Statements of Operations for the period from
  March 11, 1996 (date of inception) to December 31, 1996
  and the year ended December 31, 1997; and for the three
  months ended March 31, 1997 and 1998 (unaudited)..........   F-4
Consolidated Statements of Changes in Members' Equity for
  the period from March 11, 1996 (date of inception) to
  December 31, 1996 and the year ended December 31, 1997;
  and for the three months ended March 31, 1998
  (unaudited)...............................................   F-5
Consolidated Statements of Cash Flows for the period from
  March 11, 1996 (date of inception) to December 31, 1996
  and the year ended December 31, 1997; and for the three
  months ended March 31, 1997 and 1998 (unaudited)..........   F-6
Notes to Consolidated Financial Statements..................   F-7
SOUTHERN HEALTH CORPORATION
Report of Independent Auditors..............................  F-20
Combined Statements of Operations for the years ended June
  30, 1995 and 1996 and for the period July 1, 1996 to
  August 15, 1996...........................................  F-21
Combined Statements of Changes in Stockholders' Equity
  (Deficit) for the years ended June 30, 1995 and 1996 and
  for the period July 1, 1996 to August 15, 1996............  F-22
Combined Statements of Cash Flows for the years ended June
  30, 1995 and 1996 and for the period July 1, 1996 to
  August 15, 1996...........................................  F-23
Notes to Combined Financial Statements......................  F-24
DENTON COMMUNITY HOSPITAL
Report of Independent Auditors..............................  F-28
Statements of Income for the year ended December 31, 1995
  and for the period January 1, 1996 to November 12, 1996...  F-29
Statements of Changes in Equity of Parent for the year ended
  December 31, 1995 and for the period January 1, 1996 to
  November 12, 1996.........................................  F-30
Statements of Cash Flows for the year ended December 31,
  1995 and for the period January 1, 1996 to November 12,
  1996......................................................  F-31
Notes to Financial Statements...............................  F-32
SAN CLEMENTE HOSPITAL AND MEDICAL CENTER
Report of Independent Auditors..............................  F-36
Balance Sheets at December 31, 1996 and 1997; and March 31,
  1998 (unaudited)..........................................  F-37
Statements of Operations for the years ended December 31,
  1995, 1996 and 1997; and for the three months ended March
  31, 1997 and 1998 (unaudited).............................  F-38
Statements of Changes in Net Assets (Deficit) for the years
  ended December 31, 1995, 1996 and 1997; and for the three
  months ended March 31, 1998 (unaudited)...................  F-39
Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997; and for the three months ended March
  31, 1997 and 1998 (unaudited).............................  F-40
Notes to Financial Statements...............................  F-41

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
NetCare Health Systems LLC

     We have audited the accompanying consolidated balance sheets of NetCare Health Systems LLC as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in members' equity, and cash flows for the period from March 11, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetCare Health Systems LLC at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the period from March 11, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Nashville, Tennessee
February 16, 1998

                           NETCARE HEALTH SYSTEMS LLC

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1996       1997         1998
                                                              ----------------------------------
                                                                                    (UNAUDITED --
                                                                                      NOTE 10)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................  $    469   $    495     $    930
  Patient accounts receivable, net of allowance for doubtful accounts of $8,935, $8,640 and $8,898 (unaudited) for
     1996, 1997 and 1998, respectively......................    15,382     22,437       22,902
  Inventories...............................................     2,118      2,715        2,740
  Income tax receivable.....................................     1,375      3,860        3,822
  Prepaid expenses and other current assets.................     3,726      2,323        2,205
                                                              --------   --------     --------
          Total current assets..............................    23,070     31,830       32,599
Property, plant and equipment:
  Land and improvements.....................................     2,025      2,120        2,390
  Buildings and improvements................................    53,798     55,816       55,821
  Equipment.................................................    19,325     23,888       24,479
                                                              --------   --------     --------
                                                                75,148     81,824       82,690
  Less accumulated depreciation.............................       336      5,835        7,171
                                                              --------   --------     --------
                                                                74,812     75,989       75,519
  Construction in progress..................................       204        881        2,165
                                                              --------   --------     --------
Net property, plant and equipment...........................    75,016     76,870       77,684
Excess of purchase price over net assets acquired...........    40,626     39,034       38,588
Other assets................................................     2,921      1,652        1,536
Deferred income taxes.......................................     1,275        144          144
                                                              --------   --------     --------
          Total assets......................................  $142,908   $149,530     $150,551
                                                              ========   ========     ========
                                LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,692   $  4,445     $  3,186
  Employee compensation and benefits........................     3,291      4,176        3,834
  Accrued interest payable..................................        --      1,103        1,001
  Other accrued liabilities.................................     7,552      4,991        5,147
  Current portion of long-term debt.........................     4,054      8,750        9,175
                                                              --------   --------     --------
          Total current liabilities.........................    19,589     23,465       22,343
Long-term debt, less current maturities.....................    73,895     71,571       71,045
Third-party settlements.....................................     3,265      4,748        6,028
Members' equity.............................................    46,159     49,746       51,135
                                                              --------   --------     --------
          Total liabilities and members' equity.............  $142,908   $149,530     $150,551
                                                              ========   ========     ========

See accompanying notes.

                           NETCARE HEALTH SYSTEMS LLC

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (IN THOUSANDS, EXCEPT PRO FORMA SHARE AND PER-SHARE DATA)

                                                PERIOD FROM
                                              MARCH 11, 1996                         THREE MONTHS ENDED
                                            (DATE OF INCEPTION)     YEAR ENDED           MARCH 31,
                                              TO DECEMBER 31,      DECEMBER 31,    ----------------------
                                                   1996                1997          1997         1998
                                            -------------------------------------------------------------
                                                                                   (UNAUDITED -- NOTE 10)
Net patient revenue.......................        $30,532            $128,517       $31,988      $34,267
Other revenue.............................            892               1,824           460          364
                                                  -------            --------       -------      -------
          Total revenue...................         31,424             130,341        32,448       34,631
Expenses:
  Salaries, wages and benefits............         15,161              54,783        13,181       14,787
  Supplies and other......................          6,591              27,177         6,493        6,881
  Provision for bad debts.................          3,562              13,282         3,618        3,074
  Purchased services......................          1,808               8,450         1,987        1,999
  Professional services...................          1,386               3,690           913        1,162
  Depreciation and amortization...........          2,179               7,588         1,747        1,801
  Rent and lease expense..................            796               2,927           696          745
  Interest expense........................          2,013               6,681         1,540        1,631
                                                  -------            --------       -------      -------
                                                   33,496             124,578        30,175       32,080
                                                  -------            --------       -------      -------
Income (loss) before income taxes and
  extraordinary charge....................         (2,072)              5,763         2,273        2,551
Income tax (provision) benefit............            204              (2,387)         (909)      (1,188)
                                                  -------            --------       -------      -------
Income (loss) before extraordinary
  charge..................................         (1,868)              3,376         1,364        1,363
Extraordinary charge on early
  extinguishment of debt (net of tax
  benefit of $321)........................            525                  --            --           --
                                                  -------            --------       -------      -------
          Net income (loss)...............        $(2,393)           $  3,376       $ 1,364      $ 1,363
                                                  =======            ========       =======      =======
Unaudited Pro Forma Earnings Per Share
  (see Note 10):
  Basic earnings per share................
  Weighted average shares.................

See accompanying notes.

                           NETCARE HEALTH SYSTEMS LLC

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                   TOTAL
                                          CHARTERHOUSE            NETCARE         DEFERRED       MEMBERS'
                                    EQUITY PARTNERS II, L.P.   MANAGEMENT LLC   COMPENSATION      EQUITY
                                    ------------------------------------------------------------------------
Initial Capitalization March 11,
  1996 (date of inception)........          $   600                $  600          $   --         $ 1,200
Issuance Costs....................             (148)                   --              --            (148)
Capital contribution to effect
  Southern Health Corporation
  acquisition on August 16, 1996,
  net of expenses.................           36,500                    --              --          36,500
Capital contribution to effect
  Denton Community Hospital
  acquisition on November 13,
  1996, net of expenses...........           11,000                    --              --          11,000
Net loss..........................           (2,362)                  (31)             --          (2,393)
                                            -------                ------          ------         -------
Balance at December 31, 1996......           45,590                   569              --          46,159
Deferred compensation accrual.....               --                   423            (423)             --
Deferred compensation
  amortization....................               --                    --             211             211
Net income........................            3,332                    44              --           3,376
                                            -------                ------          ------         -------
Balance at December 31, 1997......           48,922                 1,036            (212)         49,746
Deferred compensation amortization
  (Unaudited -- Note 10)..........               --                    --              26              26
Net income (Unaudited -- Note
  10).............................            1,345                    18              --           1,363
                                            -------                ------          ------         -------
Balance at March 31, 1998
  (Unaudited -- Note 10)..........          $50,267                $1,054          $ (186)        $51,135
                                            =======                ======          ======         =======

See accompanying notes.

                           NETCARE HEALTH SYSTEMS LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     PERIOD FROM
                                                    MARCH 11, 1996
                                                       (DATE OF                     THREE MONTHS ENDED
                                                    INCEPTION) TO     YEAR ENDED         MARCH 31,
                                                     DECEMBER 31,    DECEMBER 31,   -------------------
                                                         1996            1997         1997       1998
                                                    ---------------------------------------------------
                                                                                    (UNAUDITED -- NOTE
                                                                                            10)
OPERATING ACTIVITIES:
Net income (loss).................................     $ (2,393)       $  3,376     $ 1,364    $ 1,363
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Extraordinary charge on early extinguishment of
     debt.........................................          846              --          --         --
  Depreciation....................................          336           5,558       1,338      1,239
  Amortization....................................        1,843           2,030         409        562
  Provision for bad debts.........................        3,562          13,282       3,618      3,074
  Deferred income taxes...........................         (509)          2,101          --         --
  Deferred compensation expense...................           --             211          --         26
  Changes in operating assets and liabilities, net
     of effect of acquisitions:
     Patient accounts receivable..................       (4,390)        (20,397)     (5,230)    (3,539)
     Inventories..................................          (63)           (406)        (35)       (25)
     Income tax receivable........................       (1,375)         (1,887)         --         38
     Prepaid expenses and other current assets....       (1,791)          1,403      (1,962)       118
     Accounts payable.............................       (1,099)           (789)     (1,165)    (1,259)
     Employee compensation and other benefits.....          728             818         569       (342)
     Other accrued liabilities....................        6,570            (713)      3,235         54
     Third-party settlements......................        1,144            (688)       (483)     1,280
                                                       --------        --------     -------    -------
          Net cash provided by operating
            activities............................        3,409           3,899       1,658      2,589
INVESTING ACTIVITIES:
Acquisition of Southern Health Corporation........      (48,163)             --          --         --
Acquisition of Denton Community Hospital..........      (44,597)             --          --         --
Acquisition of Stone County Hospital..............           --            (123)       (123)        --
Purchases of property, plant and equipment........         (441)         (4,346)     (1,550)    (2,053)
Change in other assets............................       (2,361)            676         109         --
Change in deferred income taxes...................         (766)            562          --         --
                                                       --------        --------     -------    -------
          Net cash used in investing activities...      (96,328)         (3,231)     (1,564)    (2,053)
FINANCING ACTIVITIES:
Capital contributions, net of recorded expenses...       48,552              --          --         --
Proceeds from bridge note.........................       15,000              --          --         --
Proceeds from long-term debt......................       82,242           7,000       1,000      2,000
Payment of bridge note............................      (15,000)             --          --         --
Payment of principal on long-term debt............      (37,406)         (7,642)     (1,121)    (2,101)
                                                       --------        --------     -------    -------
          Net cash provided by (used in) financing
            activities............................       93,388            (642)       (121)      (101)
                                                       --------        --------     -------    -------
Increase in cash and cash equivalents.............          469              26         (27)       435
Cash and cash equivalents at beginning of
  period..........................................           --             469         469        495
                                                       --------        --------     -------    -------
Cash and cash equivalents at end of period........     $    469        $    495     $   442    $   930
                                                       ========        ========     =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid.....................................     $  2,251        $  5,809     $   939    $ 1,609
                                                       ========        ========     =======    =======
Income tax payments...............................     $     --        $  2,988     $    --    $   121
                                                       ========        ========     =======    =======

                           NETCARE HEALTH SYSTEMS LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
           (INFORMATION PERTAINING TO THE THREE-MONTH PERIODS ENDING
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     NetCare Health Systems LLC ("NetCare LLC", or the "Company") is a Delaware limited liability company and is the sole shareholder of NetCare Health Systems, Inc. ("NetCare"), a Delaware corporation that operates hospitals and ancillary health care facilities. The Company was formed in November 1995 and initially funded in March 1996 and, through its wholly-owned subsidiary, at December 31, 1997, operated seven general acute care hospitals and four adjacent nursing home facilities in three states (see Note 2). The members of NetCare LLC are Charterhouse Equity Partners II ("Charterhouse Equity Partners"), Chef Nominees Limited ("Chef" and together with Charterhouse Equity Partners, "CEP II") and NetCare Management LLC ("Management LLC").

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents.

PATIENT ACCOUNTS RECEIVABLE

     The Company's primary concentration of credit risk is patient accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Medicare, Medicaid and CHAMPUS programs comprised approximately 27%, 11% and 1% of patient receivables, respectively, at both December 31, 1996 and 1997. Receivables from Medicaid primarily include amounts from the states of Georgia, Mississippi and Texas. Remaining receivables relate primarily to various commercial insurance carriers and HMO/PPO programs.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which approximate 4 to 40 years.

     The Company is currently engaged in an expansion project at one of its hospitals which is expected to be completed by December 31, 1998. At December 31, 1997 approximately $500 had been expended for this project and is included in construction in progress on the accompanying consolidated balance sheet. The additional estimated cost to complete the project is approximately $6,000.

                           NETCARE HEALTH SYSTEMS LLC

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

     Excess of purchase price over net assets acquired is being amortized on a straight-line basis over 30 years. To the extent that operating results indicate the probability that the carrying values of certain long-lived assets and the related identifiable intangible assets have been impaired, the Company would prepare projections of the undiscounted cash flows from operations of the acquired entity over the remaining amortization period. If the projections indicated that the recorded cost would not be recoverable, such cost amounts would be reduced to estimated fair value. As of December 31, 1997, in the opinion of management, there has been no such impairment.

     At December 31, 1996 and 1997, excess of purchase price over net assets acquired was $35,800 and $41,665. Accumulated amortization on such amounts was $614 and $2,085, respectively.

OTHER ASSETS

     Deferred loan costs are included in other noncurrent assets and are amortized over the term of the related debt by the interest method. At December 31, 1996 and 1997, deferred loan costs were $2,053 and $2,088, respectively. Accumulated amortization on such amounts was $39 and $348, respectively.

RISK MANAGEMENT

     The Company maintains self-insured medical and dental plans for employees. Claims are accrued under these plans as the incidents that give rise to them occur. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and past experience. The Company has entered into reinsurance agreements for certain plans with independent insurance companies to limit its losses on claims. Under the terms of these agreements, the insurance companies will reimburse the Company based on the level of reinsurance which ranges from $60 per individual claim up to $3,600. These reimbursements are included in salaries, wages and benefits in the accompanying consolidated statements of operations.

INCOME TAXES

     The Company operates as a Limited Liability Company and accordingly, no provision has been made for federal or state income taxes in these financial statements for NetCare LLC because any such income or loss would be included in the individual tax returns of the owners (see Note 4).

     Income taxes computed for the Company's subsidiary are based on the liability method of accounting. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     Cash and Cash Equivalents: -- The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value.

     Patient Accounts Receivable and Accounts Payable: -- The carrying amount reported in the balance sheet for accounts receivable and accounts payable approximates fair value.

     Long-Term Debt: -- The carrying amount reported in the balance sheet for long-term obligations approximates fair value. The fair value of the Company's long-term obligations is estimated using discounted

                           NETCARE HEALTH SYSTEMS LLC

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) cash flow analysis, based on the Company's current incremental rates for similar types of borrowing arrangements.

NET PATIENT REVENUE

     The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

     - Medicare. Inpatient acute care services rendered to Medicare program beneficiaries are paid at prospectively determined rates per diagnosis. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Inpatient nonacute services, certain outpatient services and medical education costs related to Medicare beneficiaries are paid based on a cost reimbursement methodology. The Company is reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. The Company's classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review. The Company's Medicare cost reports have been audited by the Medicare fiscal intermediary through 1995.

     - Medicaid. Inpatient and outpatient services rendered to Medicaid program beneficiaries are reimbursed either under contracted rates or reimbursed for cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by Medicaid. The Company's Medicaid cost reports have been audited by the Medicaid fiscal intermediary through 1994.

     - Other. The Company also has entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

     Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions.

     Net patient revenue is net of contractual adjustments and policy discounts of $17,331 and $92,408 for the period from March 11, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997, respectively.

EQUITY-BASED COMPENSATION

     The Company, from time to time, grants interest in Members' Equity to employees. The Company accounts for such Members' Equity grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the Members' Equity grants when the Members' Equity equals, or is greater than, the market price of the underlying Members' Equity on the date of grant.

                           NETCARE HEALTH SYSTEMS LLC

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified in order to conform to current period presentation. These reclassifications had no effect on the results of operations previously reported.

2. ACQUISITIONS

1997 ACTIVITIES

     On January 1, 1997, the Company acquired certain assets and liabilities of Stone County Hospital, a 50-bed general acute-care hospital located in Wiggins, Mississippi for $123 in cash and the assumption of $3,013 in debt. Of the $3,013 in debt assumed, $2,635 is in the form of General Obligation Hospital Bonds and $378 is in the form of a note payable to Stone County (see Note 3). The purchase price was allocated to property, plant and equipment.

1996 ACTIVITIES

  Southern Health Corporation

     On August 16, 1996, the Company purchased in exchange for cash all the outstanding stock of Southern Health Corporation ("Southern Health") for $48,163 ($80,650 purchase price less the assumption of $32,487 in Southern Health long-term debt).

     The purchase price was allocated as follows:

Fair value of assets acquired:
  Excess of purchase price over net assets acquired.........  $ 40,500
  Patient accounts receivable...............................    10,214
  Inventories...............................................     1,236
  Prepaid expenses and other current assets.................     1,724
  Other assets..............................................     1,665
  Property, plant and equipment.............................    34,208
Liabilities assumed:
  Accounts payable..........................................    (5,029)
  Employee compensation and benefits........................    (2,242)
  Other accrued liabilities.................................      (589)
  Long-term debt............................................   (32,487)
  Third-party settlements...................................    (1,037)
                                                              --------
          Net cash paid.....................................  $ 48,163
                                                              ========

     The acquisition was financed through a contribution of $36,500 from CEP II and a bridge loan of $15,000 from Charterhouse Equity Partners (see Note 8).

                           NETCARE HEALTH SYSTEMS LLC

2. ACQUISITIONS (CONTINUED)
  Denton Community Hospital

     On November 13, 1996, the Company acquired certain assets and liabilities of Denton Community Hospital, a 110-bed general acute care hospital located in Denton, Texas for $44,596. The purchase price was allocated as follows:

Fair value of assets acquired:
  Patients accounts receivable..............................  $ 4,340
  Inventories...............................................      819
  Prepaid expenses and other current assets.................      212
  Property, plant and equipment.............................   40,703
Liabilities assumed:
  Accounts Payable..........................................     (762)
  Employee compensation and benefits........................     (322)
  Other accrued liabilities.................................     (394)
                                                              -------
          Net cash paid.....................................  $44,596
                                                              =======

     The acquisition of Denton Community Hospital was financed through a contribution of $11,000 from CEP II borrowings under the Company's Credit Agreement (see Note 3).

  OTHER INFORMATION

     The foregoing acquisitions were accounted for using the purchase method of accounting. The operating results of the acquired companies have been included in the accompanying consolidated statements of operations from the respective dates of acquisition.

     The following represents the unaudited pro forma results of operations as if the above noted acquisitions had occurred as of January 1, 1996. The pro forma results of operations do not purport to represent what the Company's results would have been had such transactions in fact occurred at January 1, 1996.

                                                              DECEMBER 31,
                                                                  1996
                                                              -------------
Total revenue...............................................    $118,211
Net loss....................................................    $   (682)

3. LONG-TERM DEBT

     A summary of the Company's long-term debt follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -----------------
Bank Credit Agreement:
  Eurodollar Term Loans.....................................  $75,000   $70,000
  Alternate Base Rate Term Loans............................       --     1,000
  Alternate Base Rate Revolving Loans.......................    2,000     6,000
                                                              -------   -------
                                                               77,000    77,000
General obligation hospital bonds...........................       --     2,545
Other debt..................................................      949       776
                                                              -------   -------
                                                               77,949    80,321
Less current maturities.....................................    4,054     8,750
                                                              -------   -------
                                                              $73,895   $71,571
                                                              =======   =======

                           NETCARE HEALTH SYSTEMS LLC

3. LONG-TERM DEBT (CONTINUED)
BANK CREDIT AGREEMENT

     On November 13, 1996, the Company entered into a credit agreement (the "1996 Credit Agreement") with a group comprised of eleven banks, with The Chase Manhattan Bank as the agent, for the purpose of financing the acquisition of Denton Community Hospital (see Note 2) and other potential future acquisitions, refinancing the then outstanding principal balance due under the Southern Health Amended and Restated Credit Agreement with NationsCredit Commercial Corporation ("Amended and Restated Credit Agreement"), repaying the outstanding principal balance of the bridge loan from Charterhouse Equity Partners (see Notes 2 and 8), financing working capital, and for general corporate purposes. Under the 1996 Credit Agreement, the Company initially borrowed $75,000 in the form of a term loan and may initially borrow, on a revolving basis, an aggregate maximum principal amount of up to $50,000. Commencing March 31, 2002 and each quarter thereafter, the aggregate maximum principal amount available on a revolving basis under the 1996 Credit Agreement shall be reduced as follows:

March 31, 2002..............................................  $47,500
June 30, 2002...............................................   45,000
September 30, 2002..........................................   42,167
December 31, 2002...........................................   39,334
March 31, 2003..............................................   36,501

     Amounts borrowed in the form of term loans and revolving loans under the 1996 Credit Agreement may be in the form of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof.

     The credit facility is collateralized by the assignment of the common stock of NetCare and its subsidiaries.

     Interest on any Alternate Base Rate Loan is equal to the Alternate Base Rate (the greater of the Federal Funds Effective Rate plus 0.5%, or prime) plus the Alternate Base Rate margin (based upon the Company's total debt ratio and interest coverage ratio and in any event no greater than 0.75%). Interest on Eurodollar Loans is equal to the adjusted LIBOR rate plus the LIBOR rate margin (based upon the Company's total debt ratio and interest coverage ratio and in any event no greater than 1.75% and no less than 1%). The interest rate on the outstanding principal balance of Eurodollar Term Loans and Alternate Base Rate Loans under the 1996 Credit Agreement at December 31, 1997 and March 31, 1998 was approximately 7.6% and 9.3%, respectively.

     The 1996 Credit Agreement contains various financial covenants which include (i) limitations on additional debt, (ii) limitations on sales of assets, mergers, consolidations and acquisitions, (iii) limitations on capital expenditures, (iv) restrictions on payments of dividends and (v) maintenance of certain financial ratios. At December 31, 1997, the Company was in compliance with all covenants of the 1996 Credit Agreement.

     Outstanding principal amounts under the term loans are payable in quarterly installments. Outstanding principal amounts under the revolving loans are due May 13, 2003. In addition, any outstanding principal amounts under the revolving loans in excess of the aggregate maximum principal amount at the end of any quarter are immediately payable.

GENERAL OBLIGATION HOSPITAL BONDS

     In connection with the acquisition of Stone County Hospital (see Note 2), the Company assumed the outstanding principal balance under the General Obligation Hospital Bonds, Series 1993, of Stone County, Mississippi (the "Bonds"). The outstanding principal balance of the Bonds is payable in installments on December 1 of each year through 2013, unless called on or after December 1, 2003 by Stone County,

                           NETCARE HEALTH SYSTEMS LLC

3. LONG-TERM DEBT (CONTINUED)
GENERAL OBLIGATION HOSPITAL BONDS (CONTINUED)
Mississippi, and interest is payable semiannually. The Bonds are secured by the fixed assets of Stone County Hospital. The interest rate on the outstanding balance of the General Obligation Hospital Bonds at December 31, 1997 was approximately 8.1%.

OTHER DEBT

     The Company and its subsidiaries and affiliates are liable to various vendors for notes payable and equipment leases with outstanding principal balances of $949 and $776 at December 31, 1996 and 1997, respectively. Interest rates on the notes payable and capital leases range from 4% to 10% and are payable in installments through July 1999.

     Future maturities of long-term debt are as follows:

                                                                  GENERAL
                                                       1996      OBLIGATION
                                                      CREDIT      HOSPITAL    OTHER
                                                     AGREEMENT     BONDS      DEBT     TOTAL
                                                     ----------------------------------------
1998...............................................   $ 8,000      $   95     $655    $ 8,750
1999...............................................    11,000         100      121     11,221
2000...............................................    13,000         110       --     13,110
2001...............................................    14,500         115       --     14,615
2002...............................................    16,000         120       --     16,120
Thereafter.........................................    14,500       2,005       --     16,505
                                                      -------      ------     ----    -------
                                                       77,000       2,545      776     80,321
Less current portion...............................     8,000          95      655      8,750
                                                      -------      ------     ----    -------
                                                      $69,000      $2,450     $121    $71,571
                                                      =======      ======     ====    =======

     In November 1996, the Company recorded an extraordinary charge of $525 (net of tax benefit of $321) due to the write-off of unamortized loan costs related to the early extinguishment of the outstanding principal balance of $27,000 under the Amended and Restated Credit Agreement.

                           NETCARE HEALTH SYSTEMS LLC

4. INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              ------------------
Deferred tax assets:
  Accrued liabilities and reserves..........................  $   518    $   432
  Accrued vacation and bonuses..............................      433        482
  Net operating losses......................................      537        636
  Minimum tax credit........................................      560         87
  Differences in book and tax provision for bad debts.......    1,313         --
  Book over tax depreciation/amortization...................      426        437
                                                              -------    -------
          Total deferred tax assets.........................    3,787      2,074
Deferred Tax Liability:
  Differences in book and tax provision for bad debts.......       --     (1,930)
Less valuation allowance....................................   (2,512)        --
                                                              -------    -------
Net deferred tax assets (liabilities).......................  $ 1,275    $   144
                                                              =======    =======

     Significant components of the income tax (benefit) provision attributable to operations are as follows:

                                                            PERIOD FROM
                                                           MARCH 11, 1996
                                                              (DATE OF
                                                           INCEPTION) TO      YEAR ENDED
                                                            DECEMBER 31,     DECEMBER 31,
                                                                1996             1997
                                                           ------------------------------
Current:
  Federal................................................      $ (60)           $   87
  State..................................................         44               199
                                                               -----            ------
Total current............................................        (16)              286
                                                               -----            ------
Deferred:
  Federal................................................       (511)            2,046
  State..................................................          2                55
                                                               -----            ------
Total deferred...........................................       (509)            2,101
                                                               -----            ------
Income tax (benefit) provision...........................      $(525)           $2,387
                                                               =====            ======

     The Company's consolidated effective tax rate differed from the federal statutory rate as set forth below:

                                                       PERIOD FROM
                                                     MARCH 11, 1996
                                                        (DATE OF
                                                      INCEPTION) TO         YEAR ENDED
                                                      DECEMBER 31,         DECEMBER 31,
                                                          1996                 1997
                                                    -----------------    -----------------
                                                    AMOUNT    PERCENT    AMOUNT    PERCENT
                                                    --------------------------------------
Tax at U.S. statutory rates.......................  $(1,026)    (34)%    $ 1,959     34%
State taxes, net of federal benefits..............     (121)     (4)         231      4
Nondeductible goodwill............................      198       7          487      8
Increase (decrease) in valuation allowance........      407      13         (407)    (7)
Other.............................................       17      --          117      2
                                                    -------     ---      -------     --
          Total...................................  $  (525)    (18)%    $ 2,387     41%
                                                    =======     ===      =======     ==

                           NETCARE HEALTH SYSTEMS LLC

4. INCOME TAXES (CONTINUED)
     At December 31, 1997, the Company has net operating loss carryovers of approximately $1,000 for federal income tax purposes and $7,200 for state income tax purposes that expire between the years 2011 and 2012.

     The valuation allowance increased by $407 in 1996, because management believed that the Company would not likely have future taxable income to be offset by the future tax deductions attributable to the deferred tax assets. The valuation allowance was eliminated in 1997, because the Company was able to realize the deferred tax asset attributable to the allowance for doubtful accounts as a result of the Company's election to change its method of accounting for bad debts for tax purposes.

     The Company recorded a valuation allowance of approximately $2,100 in the acquisition of Southern Health Corporation. The valuation was eliminated in 1997 due to the accounting method change for bad debts and due to the resolution of other uncertainties surrounding the realization of certain deferred tax assets. The amount of goodwill recorded on the acquisition was adjusted to reflect the decrease in the valuation allowance.

     The Consolidated Statement of Operations classification of the income tax provision (benefit) is as follows:

                                                              PERIOD FROM
                                                            MARCH 11, 1996
                                                               (DATE OF
                                                             INCEPTION) TO      YEAR ENDED
                                                             DECEMBER 31,      DECEMBER 31,
                                                                 1996              1997
                                                           ---------------------------------
Income tax provision (benefit) before extraordinary
  charge.................................................        $(204)           $2,387
Extraordinary charge.....................................         (321)               --
                                                                 -----            ------
                                                                 $(525)           $2,387
                                                                 =====            ======

     There were no distributions or allocations of the Company's net income or losses to its members. All taxes were accrued and paid by the subsidiary, NetCare (see Note 1).

5. COMMITMENTS AND CONTINGENCIES

  General and Professional Liability

     The Company carries general and professional liability insurance from an unrelated commercial insurance carrier for per occurrence losses up to $1,000 with policy limits of $3,000 in the aggregate, on a claims-made basis for professional liability and on an occurrence basis for general liability. In addition, the Company has an umbrella policy with the insurance carrier with coverage up to $10,000 per occurrence and in the aggregate. At December 31, 1996 and 1997, there were no asserted claims against the hospitals or nursing homes that management expects to exceed current insurance coverage.

  Litigation

     The Company is presently, and from time to time, subject to other various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

  Employment Agreements

     In March 1996, the Company executed employment agreements with three of the Company's senior executive officers. Such agreements have an initial term of three years commencing April 1996 and are automatically renewable for successive terms of one year each. The agreements provide for minimum salary

                           NETCARE HEALTH SYSTEMS LLC

5. COMMITMENTS AND CONTINGENCIES (CONTINUED) levels, adjusted annually based upon performance criteria, as well as for participation in bonus plans which are payable if specific management goals are attained.

6. HEALTHCARE REGULATION

  Current Operations

     Laws and regulations governing the Medicare, Medicaid and other federal health care programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations in all material respects and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing other than those discussed below under Potential Liability to the Federal Government. While no such regulatory inquiries have been made, other than those discussed below under Potential Liability to the Federal Government, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare, Medicaid and other federal health care programs.

  Risks Associated With Liabilities Of Acquired Businesses

     The Company has acquired and will continue to acquire businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. The Company has from time to time identified certain past practices of acquired companies that do not conform to its standards. Although the Company institutes policies designed to conform such practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for past activities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that such indemnification will be adequate to cover potential losses and fines.

  Potential Liability to the Federal Government

     The OIG of the HHS and the Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a nationwide Medicare/Medicaid audit project regarding hospital laboratory billing practices, referred to as the "laboratory unbundling" project. Three of the Company's hospitals have been audited by the federal government. The government has issued a notice of payment due for two of these facilities and has required a self-audit for the third facility. The Company estimates the aggregate potential liability for all hospitals to be less than $500 which has been accrued by the Company at December 31, 1997. Each of the facilities was acquired by the Company during the period that is subject to the audit. The pre-acquisition portion of each facility's liability may be allocable to the seller of such facility. However, it is not possible at this time to determine what, if any, amount is subject to indemnity by the seller, because factors such as prior claims of indemnity will affect the Company's right to recover from the sellers. Should indemnity be available from any of the sellers, the amount of the liability would be less than estimated.

7. MEMBERS' EQUITY

     In February 1996, two senior executives from NetCare each purchased 250 shares of NetCare common stock for $250. In March 1996, the 500 shares of outstanding NetCare common stock were contributed by the senior executive officers to NetCare Management LLC ("NetCare Management"), a Delaware Limited Liability Company. In addition, $100 in cash was contributed to NetCare Management, of which $25 was contributed by one of NetCare's senior executive officers, $50 was contributed by a director of NetCare and

                           NETCARE HEALTH SYSTEMS LLC

7. MEMBERS' EQUITY (CONTINUED)
$25 was contributed by an independent third party. Immediately following this transaction, the 500 shares of NetCare common stock and the $100 in cash was contributed by NetCare Management to the Company. In addition, CEP II contributed $600 in the aggregate to the Company.

     Upon formation of the Company the members entered into an operating agreement which, under certain circumstances, calls for additional capital contributions of up to $48,800 by CEP II. The operating agreement also calls for a preferential return of 12.5% on the amount of all capital contributions by a member, less any distributions ("Unrecovered Contributions"). Such amount is compounded semiannually. Distributions from the Company are made as follows; (i) to members in an amount sufficient to satisfy any related income tax liabilities; (ii) to members in an amount proportionate to Unrecovered Contributions plus accrued preferential return; (iii) 100% to the members in the following order; 80% to CEP II and 20% to NetCare Management. Profits and losses are allocated in a similar manner. For the period from March 7, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997, preferential return on members' capital accounts exceeded net income by $4,433 and $2,954 respectively. In the event the net income of the Company exceeds the preferential return in future years, such amount will be first allocated to members in a manner consistent with (ii) above up to an amount equal to the amount by which the preferential return exceeded net income (loss) in 1996 and 1997.

     In the event of a dissolution, liquidation or winding up of the Company, including an initial public offering of common stock, the net assets of the Company will be used to first pay any expenses of the dissolution, liquidation or winding up, and will then be distributed in the same manner as distributions. In the event of an initial public offering of common stock, member distributions will be paid in shares of common stock of the surviving entity as outlined above.

     Certain members of NetCare's management have been granted interests in the Company through NetCare Management, resulting in deferred compensation of $423. Such interests vest over three years or immediately upon an event of liquidation, dissolution or winding up of the Company. Deferred compensation amortization is included in salaries, wages and benefits in the accompanying Consolidated Statements of Operations.

8. RELATED PARTY TRANSACTIONS

     In August 1996, CEP II contributed $36,500 to the Company to fund the acquisition of Southern Health. In addition, Charterhouse Equity Partners provided $15,000 in bridge loan financing to the Company for the purpose of the Southern Health acquisition. Interest on the term loan was at 11.25% and was paid off as outlined below.

     In addition, CEP II contributed $11,000 to the Company to fund the acquisition of Denton Community Hospital in November 1996. Simultaneously, the Company repaid the $15,000 bridge loan to Charterhouse Equity Partners, together with $417 in accrued interest thereon.

     The Company's operating agreement provides that CGI shall receive a transaction fee for any acquisition by the Company of $1,000 or more in which CGI or its affiliates directly or indirectly provides all or a portion of the equity financing therefor. The transaction fee is equivalent to 2% of the total transaction cost. In connection with the acquisitions of Southern Health and Denton Community Hospital, the Company paid transaction fees to CGI in the amount of $1,400 and $892, respectively, which have been capitalized as costs of the respective acquisitions.

     One of the Company's Directors is a partner in a law firm which provides services to the Company. Expense related to such services (including amounts capitalized) amounted to $455 and $62 during 1996 and 1997, respectively all of which was accrued at December 31, 1996 and 1997, respectively.

                           NETCARE HEALTH SYSTEMS LLC

9. RETIREMENT PLAN

     The Company has a defined contribution plan covering all full-time employees who have completed one year of service, as defined, and are age twenty-one or older. Participants may contribute up to 17% of their annual compensation, as defined, up to a maximum of $10. Employer contributions amount to 50% of employee contributions, up to 3% of the individual participants' annual compensation, as defined. Retirement plan expense was $86 and $504 for the years ended December 31, 1996 and 1997, respectively.

10. UNAUDITED INFORMATION

INTERIM FINANCIAL INFORMATION

     The consolidated balance sheet as of March 31, 1998, the related consolidated statements of operations and cash flows for the three months ended March 31, 1997 and 1998, and the consolidated statement of changes in members' equity for the three months ended March 31, 1998 ("interim financial statements") have been prepared by the Company and are unaudited. The interim financial statements include all adjustments consisting of only normal recurring adjustments necessary for a fair statement of the results of the interim periods.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the Company's December 31, 1997 audited consolidated financial statements appearing herein. The results for the three months ended March 31, 1998 may not be indicative of operating results for the full year.

EVENTS SUBSEQUENT TO MARCH 31, 1998

  Recapitalization and Public Offering of Common Stock

     The LLC intends to reorganize (the "Recapitalization") prior to the effectiveness of the contemplated initial public offering of NetCare's common stock (the "Offerings"). The Recapitalization will result in the members of the LLC exchanging 100 percent of their interest in NetCare Health Systems LLC for all the outstanding stock of the NetCare Health Systems, Inc.

     The Company is in the registration process under the Securities Act of 1933 for its initial public offering of common stock. The net proceeds from the Offerings are planned to be used to reduce the balance of the outstanding Bank Credit Agreement, fund acquisitions and working capital requirements.

     The balances in Members' Equity are planned to be converted into shares of common stock prior to the completion of the registration process.

                           NETCARE HEALTH SYSTEMS LLC

  Pro Forma Earnings Per Share Based on Historical Net Income

     The following table sets forth the computation of Pro Forma basic and diluted earnings per share assuming the conversion of Members' Equity into Common Stock on January 1, 1997.

                                                                                   THREE-MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1997   MARCH 31, 1998
                                                              ----------------------------------
Numerator:
  Numerator for basic and diluted earnings per share........
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares.......................
Effect of dilutive securities:
  Stock options.............................................
  Warrants..................................................
                                                                  --------           --------
Denominator for diluted earnings:
  Per share -- adjusted weighted-average shares and assumed
     conversions............................................
                                                                  --------           --------
Basic earnings per share....................................      $                  $
Diluted earnings per share..................................      $                  $

     The computation of historical earnings per share is based upon the assumed
conversion of members' equity into           weighted average shares of Common
Stock, which includes           shares issued to NetCare LLC. The Company had no
potential dilutive shares of Common Stock at December 31, 1997 or March 31,
1998.

  Acquisitions

     In April 1998, the Company acquired the operations of Central Texas Hospital in Cameron, Texas by assuming the hospital's operating lease. In addition, in May 1998 the Company acquired Holly Springs Memorial Hospital in Holly Springs, Mississippi for $4,150 in cash. The acquisition of Holly Springs was financed through a $1,500 contribution from CEP II and borrowing under the Company's Credit Agreement. In June 1998 the Company acquired San Clemente Hospital and Medical Center in San Clemente, California for $8,300 in cash. The acquisition was financed through a $5,000 contribution from CEP II and borrowings under the Company's Credit Agreement. The foregoing acquisitions were accounted for under the purchase method of accounting. The operating results of these acquisitions will be included in the Company's Consolidated Statements of Operations from the respective dates of acquisition.

     The above acquisitions were accounted for using the purchase method of accounting. The following Pro Forma information reflects the operations of San Clemente, Central Texas Hospital and Holly Springs Memorial Hospital as if the respective transactions had occurred as of January 1, 1996 and assumes a full year of operations for Denton Community Hospital, Stone County Hospital and Southern Health for 1996. The Pro Forma results of operations do not purport to represent what the Company's results would have been had such transactions actually occurred at January 1, 1996.

                                                            YEARS ENDED
                                               -------------------------------------   THREE MONTHS ENDED
                                               DECEMBER 31, 1996   DECEMBER 31, 1997     MARCH 31, 1998
                                               ----------------------------------------------------------
Total revenue................................      $150,896            $162,799             $42,609
Net income (loss)............................      $ (4,203)           $    530             $   543

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Southern Health Corporation

     We have audited the accompanying combined statements (see Note 1) of operations, changes in stockholders' equity (deficit) and cash flows of Southern Health Corporation for the years ended June 30, 1995 and 1996 and for the period July 1, 1996 to August 15, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows for Southern Health Corporation for the years ended June 30, 1995 and 1996 and the period July 1, 1996 to August 15, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Birmingham, Alabama
May 25, 1998

                          SOUTHERN HEALTH CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              YEAR ENDED JUNE 30,       PERIOD
                                                              -------------------   JULY 1, 1996 TO
                                                                1995       1996     AUGUST 15, 1996
                                                              -------------------------------------
Net patient revenue.........................................  $49,782    $64,602        $8,698
Other revenue...............................................    1,416        970           147
                                                              -------    -------        ------
Total revenue...............................................   51,198     65,572         8,845
Expenses:
  Salaries, wages and benefits..............................   23,240     32,344         4,430
  Supplies and other........................................   11,411     14,372         1,687
  Provision for bad debts...................................    3,555      2,905           968
  Purchased services........................................    2,590      3,504           727
  Professional services.....................................    2,966      3,195           346
  Depreciation and amortization.............................    2,669      3,359           382
  Rent and lease expense....................................      461      1,001           197
  Interest expense..........................................    1,702      3,055           371
                                                              -------    -------        ------
                                                               48,594     63,735         9,108
                                                              -------    -------        ------
Income (loss) before income taxes...........................    2,604      1,837          (263)
Provision for (benefit from) income taxes...................    1,217      1,183           (97)
                                                              -------    -------        ------
          Net income (loss).................................  $ 1,387    $   654        $ (166)
                                                              =======    =======        ======

See accompanying notes.

                          SOUTHERN HEALTH CORPORATION

                             COMBINED STATEMENTS OF
                   CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                           RETAINED
                            COMMON                                                                         EARNINGS
                           STOCK OF             COMMON              COMMON                                  (DOLLAR
                           SOUTHERN            STOCK OF            STOCK OF                                 AMOUNTS
                            HEALTH             SOUTHERN               MCE                                     IN
                          MANAGEMENT            HEALTH             HOSPITAL             TREASURY          THOUSANDS)
                       -----COMPANY-----------CORPORATION-----------COMPANY---------------STOCK------------(DEFICIT)--
                       SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT     SHARES     AMOUNT
                       -------   -------   -------   -------   -------   -------   --------   --------
Balance at June 30,
  1994...............     3        $3          6       $6          3       $ 3           --   $     --      $ (633)
Issuance of common
  shares.............    --        --          3        3         --        --           --         --          --
Merger of entities...    --        --         --       --         (3)       (3)          --         --          --
Distributions to
  shareholders.......    --        --         --       --         --        --           --         --         (24)
Net income...........    --        --         --       --         --        --           --         --       1,387
                         --        --        ---       --       ----       ---     --------   --------      ------
Balance at June 30,
  1995...............     3         3          9        9         --        --           --         --         730
Purchase of treasury
  stock..............    --        --         --       --         --        --           (3)   (10,281)         --
Net income...........    --        --         --       --         --        --           --         --         654
                         --        --        ---       --       ----       ---     --------   --------      ------
Balance at June 30,
  1996...............     3         3          9        9         --        --           (3)   (10,281)      1,384
Net loss.............    --        --         --       --         --        --           --         --        (166)
                         --        --        ---       --       ----       ---     --------   --------      ------
Balance at August 15,
  1996...............     3        $3          9       $9         --       $--           (3)  $(10,281)     $1,218
                         ==        ==        ===       ==       ====       ===     ========   ========      ======


                            TOTAL
                        STOCKHOLDERS'
                           EQUITY
                       ---(DEFICIT)---

Balance at June 30,
  1994...............     $   (621)
Issuance of common
  shares.............            3
Merger of entities...           (3)
Distributions to
  shareholders.......          (24)
Net income...........        1,387
                          --------
Balance at June 30,
  1995...............          742
Purchase of treasury
  stock..............      (10,281)
Net income...........          654
                          --------
Balance at June 30,
  1996...............       (8,885)
Net loss.............         (166)
                          --------
Balance at August 15,
  1996...............     $ (9,051)
                          ========

See accompanying notes.

                          SOUTHERN HEALTH CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED JUNE 30,       PERIOD
                                                              -------------------   JULY 1, 1996 TO
                                                                1995       1996     AUGUST 15, 1996
                                                              -------------------------------------
Net income (loss)...........................................  $  1,387   $    654       $  (166)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     2,669      3,359           382
  Amortization..............................................        --         --            --
  Provision for bad debts...................................     3,555      2,905           968
  Gain on disposal of assets................................       (38)        --            --
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (3,404)    (4,775)       (1,273)
     Inventories and other current assets...................       216       (506)         (225)
     Other assets...........................................      (530)      (184)           71
     Accounts Payable.......................................       659        746        (1,062)
     Federal and state income taxes payable.................       135       (337)           --
     Other current liabilities..............................    (1,073)        99         2,070
     Third-party settlements................................       575        346        (1,057)
                                                              --------   --------       -------
          Net cash provided by (used in) operating
            activities......................................     4,151      2,307          (292)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................    (3,253)    (3,892)         (240)
Proceeds from disposal of assets............................       158         --            --
Acquisition of Hiawassee....................................    (3,206)        --            --
Acquisition of Dahlonega....................................    (6,700)        --            --
                                                              --------   --------       -------
Net cash used in investing activities.......................   (13,001)    (3,892)         (240)
FINANCING ACTIVITIES:
Proceeds from notes payable.................................    26,845     11,881            --
Payments on notes payable...................................   (14,939)    (1,031)         (525)
Purchase of treasury stock..................................        --    (10,281)           --
Deferred financing costs....................................    (1,172)        --            23
Distributions to shareholders...............................       (24)        --            --
Merger of entities..........................................        (3)        --            --
Issuance of common shares...................................         3         --            --
                                                              --------   --------       -------
Net cash provided by (used in) financing activities.........    10,710        569          (502)
                                                              --------   --------       -------
Increase (decrease) in cash and cash equivalents............     1,860     (1,016)       (1,034)
Cash and cash equivalents at beginning of period............       619      2,479         1,463
                                                              --------   --------       -------
Cash and cash equivalents at end of period..................  $  2,479   $  1,463       $   429
                                                              ========   ========       =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid...............................................  $  1,306   $  2,927       $   357
                                                              ========   ========       =======
Income tax payments.........................................  $  1,081   $  1,564       $    --
                                                              ========   ========       =======

See accompanying notes.

                          SOUTHERN HEALTH CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                         (DOLLAR AMOUNTS IN THOUSANDS)

1. ORGANIZATION

     Southern Health Corporation ("Southern Health" or the "Company") is an entity organized for the purpose of operating and managing medical care facilities primarily in rural areas. The combined financial statements of Southern Health include the accounts of Southern Health and its subsidiaries and affiliates as follows:

     - Southern Health Management Company ("SHMC") -- an affiliate of the controlled group of Southern Health that previously provided management services to uncontrolled health facilities.

     - Southern Health Corporation -- provides management and administrative services to the various Southern Health affiliates.

     - Medical Care Enterprises Hospital Company, Inc. ("MCE") -- a sub-S entity that previously provided management services to the various Southern Health affiliates. MCE was merged with the Company on December 31, 1994.

     - Pickens Health Care Association, Inc. ("PHCA") -- an affiliate of the controlled group of Southern Health. This entity operates Mountainside Medical Center and Nursing Home in Jasper, Georgia.

     - Southern Health Corporation of Ellijay, Inc. ("Ellijay") -- a subsidiary which operates North Georgia Medical Center and an affiliated nursing home in Ellijay, Georgia.

     - Southern Health Corporation of Houston, Inc. ("Houston") -- a subsidiary which operates Trace Regional Hospital and an affiliated nursing home and physician's practice in Houston, Mississippi.

     - Southern Health Corporation of Hiawassee, Inc. ("Hiawassee") -- a subsidiary formed during fiscal year 1995 to operate Chatuge Regional Medical Center and an affiliated nursing home in Hiawassee, Georgia (see
        Note 8).

     - Southern Health Corporation of Dahlonega, Inc. ("Dahlonega") -- a subsidiary formed during fiscal year 1995 to operate Chestatee Regional Hospital in Dahlonega, Georgia (see Note 8).

     - Southern Health Corporation and Affiliated Companies Medical Plan Trust ("Health Trust") -- trust fund organized to pay employee health insurance claims.

     - Southern Health Corporation and Affiliated Companies Worker's Compensation Trust ("Workers' Comp Trust") -- trust fund organized to pay employee worker's compensation claims.

     All significant intercompany accounts and transactions have been eliminated.

     On August 16, 1996, the stockholders of Southern Health sold 100% of their common shares to NetCare Health Systems, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NET PATIENT REVENUE

     Net patient revenue is reported as the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

                          SOUTHERN HEALTH CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

     Depreciation is computed under the straight-line method over the estimated useful lives of the assets. The estimated life of buildings is 40 years and the general range of useful lives for land improvements and equipment is 5 to 20 years.

DEFERRED FINANCING COSTS

     Deferred financing costs incurred in conjunction with the refinancing of certain of the Company's notes payable and capital lease obligations during 1995 are being amortized under the straight-line method, which approximates the interest method, over the term of the repayment of the Greyrock note (see Note
4).

OTHER ASSETS

     A non-compete agreement relating to the purchase of Dahlonega (see Note 9) is being amortized using the straight-line method over the three-year term of the agreement.

INCOME TAXES

     Southern Health and its subsidiaries file a consolidated federal income tax return. SHMC and PHCA (affiliates) file separate income tax returns.

     Income taxes of Southern Health are computed based on the liability method of accounting. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

     The Company, from time to time, grants stock options for a fixed number of common shares to employees. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

3. ACQUISITION OF FACILITIES

     On September 22, 1994, Southern Health entered into an agreement to purchase substantially all of the assets of Chatuge Regional Hospital and Nursing Home in Hiawassee, Georgia from the Hospital Authority of Towns County for approximately $3,206. The purchase was funded through a $2,800 bank note with the balance of $406 paid in cash.

     On January 31, 1995, Southern Health entered into an agreement to purchase substantially all of the assets of Chestatee Regional Hospital in Dahlonega, Georgia from Saint Joseph's Health System, Inc. ("St. Joseph's") for approximately $6,700. The purchase was funded through the proceeds of the Greyrock note. Southern Health and St. Joseph's entered into a three year non-compete agreement whereby

                          SOUTHERN HEALTH CORPORATION

3. ACQUISITION OF FACILITIES (CONTINUED)
St. Joseph's agreed not to compete with the Company in Lumpkin and Dawson Counties, Georgia. This agreement was allocated as $1,700 of the purchase price of the hospital.

     The acquisitions of Chatuge Regional Hospital and Nursing Home and Chestatee Regional Hospital were accounted for using the purchase method of accounting. The following represents the unaudited pro forma results of operations as if the above-noted acquisitions had occurred as of July 1, 1994. The Pro Forma results of operations do not purport to represent what the Company's results would have been had such transactions actually occurred at July 1, 1994.

                                                               YEAR ENDED
                                                              JUNE 30, 1995
                                                                 -------
Total revenue...............................................     $57,470
Net income..................................................     $ 1,389

4. OPERATING LEASES

     The Company has entered into several noncancellable operating leases which resulted in lease expense of approximately $4,611, $1,001 and $197 for the years ended June 30, 1995 and 1996, and the period July 1, 1996 to August 15, 1996, respectively.

5. COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries and affiliates have malpractice insurance with retroactive dates of coverage from either the inception of the Company or dates of acquisition of the applicable facilities. As of June 30, 1996, there were no asserted malpractice claims against the hospitals or nursing homes operated by Southern Health that management expected to exceed current insurance coverage.

     The Company is presently, from time to time, subject to other various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

6. HEALTHCARE REGULATION

     Laws and regulation governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigation involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

7. INCOME TAXES

     Income tax expense differs from the normal relationship to financial statement income principally due to temporary differences including depreciation and bad debt expense. Deferred taxes are generated primarily by differences in tax and financial reporting for depreciation of fixed assets and deductions for bad debt expense and vacation pay. The valuation allowance increased by $699 for the year ended June 30, 1996.

                          SOUTHERN HEALTH CORPORATION

7. INCOME TAXES (CONTINUED)
     Significant components of the provision for income taxes consisted of the following:

                                                      YEAR ENDED JUNE 30,       PERIOD
                                                      -------------------     JULY 1, TO
                                                       1995        1996     AUGUST 15, 1996
                                                      -------------------------------------
Current:
  Federal...........................................  $1,034      $1,005         $(87)
  State.............................................     183         178          (10)
                                                      ------      ------         ----
                                                       1,217       1,183          (97)
Deferred............................................      --          --           --
                                                      ------      ------         ----
                                                      $1,217      $1,183         $(97)
                                                      ======      ======         ====

     The company's combined effective tax rate differed from the federal statutory rate as set forth below:

                                               YEAR ENDED JUNE 30,          PERIOD JULY 1
                                          ------------------------------    TO AUGUST 15,
                                              1995             1996              1996
                                          ------------------------------------------------
Tax at U.S. Statutory Rates.............    887     34%      625     34%     (89)     (34)%
State taxes, net of federal benefits....    156      6       110      6      (11)      (4)
Increase in valuation allowance.........    170      6       445     24       --       --
Other...................................      4     --         3     --        3        1
                                          -----     --     -----     --      ---      ---
                                          1,217     46%    1,183     64%     (97)     (37)%
                                          =====     ==     =====     ==      ===      ===

8. 401(K) RETIREMENT PLAN

     The Company has a defined contribution retirement plan covering all full-time employees who have completed one year of service and are age twenty-one or older. Participants may contribute 2% to 15% of their compensation. Employer contributions amount to 25% of employee contributions. The Company contributed $72 and $175 to the plan during the fiscal years ended June 30, 1995 and 1996, respectively. The Company made no contributions for the period July 1, 1996 to August 15, 1996.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Denton Community Hospital

     We have audited the accompanying statements of income, changes in equity of Parent, and cash flows for the year ended December 31, 1995 and for the period January 1, 1996 to November 12, 1996 of Denton Community Hospital (the "Hospital"). These financial statements are the responsibility of the Hospital's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Denton Community Hospital for the year ended December 31, 1995 and for the period January 1, 1996 to November 12, 1996, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Nashville, Tennessee
January 23, 1997

                           DENTON COMMUNITY HOSPITAL

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                   PERIOD
                                                               YEAR ENDED    JANUARY 1, 1996 TO
                                                              DECEMBER 31,      NOVEMBER 12,
                                                                  1995              1996
                                                              ---------------------------------
Net patient revenue.........................................    $42,251           $33,401
Other revenue...............................................        427               742
                                                                -------           -------
          Total revenue.....................................     42,678            34,143
Expenses:
  Salaries, wages and benefits..............................     13,258            10,842
  Supplies and Other........................................     10,405             8,098
  Provision for bad debts...................................      5,131             4,852
  Purchased services........................................      2,994             2,303
  Professional services.....................................        152               104
  Rent and lease expense....................................      3,895             1,446
  Depreciation..............................................      1,429             1,753
  Interest expense..........................................        533             1,646
  Management fees...........................................      2,510             2,485
                                                                -------           -------
                                                                 40,307            33,529
                                                                -------           -------
Income before income taxes..................................      2,371               614
Income tax provision........................................        922               254
                                                                -------           -------
          Net income........................................    $ 1,449           $   360
                                                                =======           =======

See accompanying notes.

                           DENTON COMMUNITY HOSPITAL

                   STATEMENTS OF CHANGES IN EQUITY OF PARENT
                                 (IN THOUSANDS)

Balance at January 1, 1995..................................  $ 9,385
  Net income................................................    1,449
  Dividend to Parent........................................   (2,366)
                                                              -------
Balance at December 31, 1995................................    8,468
  Net income................................................      360
                                                              -------
Balance at November 12, 1996................................  $ 8,828
                                                              =======

See accompanying notes.

                           DENTON COMMUNITY HOSPITAL

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   PERIOD
                                                               YEAR ENDED    JANUARY 1, 1996 TO
                                                              DECEMBER 31,      NOVEMBER 12,
                                                                  1995              1996
                                                              -------------------------------
OPERATING ACTIVITIES:
Net income..................................................    $ 1,449           $   360
Adjustments to reconcile net income to net
  Cash provided by operating activities:
     Depreciation...........................................      1,429             1,753
     Provision for bad debts................................      5,131             4,852
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (4,958)           (3,868)
       Other current assets.................................        (15)             (268)
       Other current liabilities............................      1,011            (1,468)
       Third-party settlements..............................        633               200
                                                                -------           -------
Net cash provided by operating activities...................      4,680             1,561
INVESTING ACTIVITIES:
Deposit received on sale of Hospital........................         --               500
Purchases of property and equipment, net....................     (1,052)             (266)
Decrease in other assets, net...............................         17                 6
                                                                -------           -------
Net cash (used in) provided by investing activities.........     (1,035)              240
FINANCING ACTIVITIES:
Payment of debt.............................................         --            (1,168)
Net transfers to parent.....................................     (3,537)             (878)
                                                                -------           -------
Net cash used in financing activities.......................     (3,537)           (2,046)
                                                                -------           -------
Increase (decrease) in cash.................................        108              (245)
Cash at beginning of year...................................        126               234
                                                                -------           -------
Cash at end of year.........................................    $   234           $   (11)
                                                                =======           =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................    $   533           $ 1,646
                                                                =======           =======
  Income tax payments.......................................    $   922           $   356
                                                                =======           =======
NONCASH TRANSACTIONS:
  Acquisition of property and equipment through assumption
     of debt and increases in intercompany balances.........    $    --           $16,097
                                                                =======           =======
  Noncash distributions to Parent...........................    $ 2,366           $    --
                                                                =======           =======

See accompanying notes.

                           DENTON COMMUNITY HOSPITAL

                         NOTES TO FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                               NOVEMBER 12, 1996

1. ORGANIZATION

     Denton Community Hospital (the "Hospital"), until November 12, 1996, was a division of HCA Health Services of Texas, Inc., which is an indirect wholly-owned subsidiary of Columbia/HCA Healthcare Corporation ("Columbia" or the "Parent"), one of the largest health care services companies in the United States. Columbia operates over 300 acute care and psychiatric hospitals and over 100 ambulatory surgery centers located in 36 states and two foreign countries. The Hospital provides health care services to patients in and around the Denton, Texas area. The Hospital receives payment for patient services from the federal government primarily under the Medicare program, state governments under their respective Medicaid programs, health maintenance organizations, preferred provider organizations and other private insurers and directly from patients.

     The purpose of these financial statements is to comply with Article 3 of Regulation S-X for filing under the Securities Act of 1933.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE

     Revenue is based on established billing rates less allowances and discounts for patients covered by Medicare, Medicaid and various other discount arrangements. Payments received under these programs and arrangements, which are based on either predetermined rates or the cost of services, are generally less than the Hospital's customary charges, and the differences are recorded as contractual adjustments or policy discounts at the time service is rendered.

     Revenue is net of contractual adjustments and policy discounts of $43,515 and $37,153 for the year ended December 31, 1995 and the period January 1, 1996 to November 12, 1996, respectively. The provision for doubtful accounts is included in operating expenses.

MANAGEMENT FEES

     Management fees represent an allocation of home office and regional expenses of Columbia.

PROPERTY AND EQUIPMENT

     Depreciation is computed by the straight-line method over the estimated useful life of the assets. Depreciation expense was approximately $1,429 and $1,753 for the year ended December 31, 1995 and the period January 1, 1996 to November 12, 1996, respectively.

INCOME TAXES

     Columbia files consolidated federal and state income tax returns which include the accounts of the Hospital. The provision for income taxes is determined utilizing maximum federal and state statutory rates applied to income before income taxes adjusted for nonallowable amortization of cost in excess of net assets acquired. Income tax benefits or liabilities are charged to the intercompany account balance. All income tax payments are made by the Hospital through Columbia.

GENERAL AND PROFESSIONAL LIABILITY RISKS

     Columbia assumes the liability for all general and professional liability claims incurred and maintains the related reserve; accordingly, no reserve for liability risks is recorded on the accompanying balance sheets. The cost of general and professional liability coverage is allocated by Columbia's captive insurance company to the

                           DENTON COMMUNITY HOSPITAL

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GENERAL AND PROFESSIONAL LIABILITY RISKS (CONTINUED)
Hospital based on actuarially determined estimates. The cost for the year ended December 31, 1995 and the period January 1, 1996 to November 12, 1996, was approximately $697 and $739, respectively.

     The Hospital participates in a self-insured program for workers' compensation and health insurance administered by Columbia. The cost, based on the Hospital's experience, was approximately $871 and $762 for the year ended December 31, 1995 and the period January 1, 1996 to November 12, 1996, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain prior period amounts have been reclassified in order to conform to current period presentation. These reclassifications had no effect on the results of operations previously reported.

3. RETIREMENT PLANS

     The Hospital participates in Columbia's defined contribution retirement plans, which cover substantially all employees. Benefits are determined as a percentage of a participant's earned income. Retirement expense was approximately $73 and $289 for the year ended December 31, 1995 and the period January 1, 1996 to November 12, 1996, respectively.

4. INTERCOMPANY BALANCES

     Certain debt balances were allocated to the Hospital by Columbia. All principal and interest payments on the debt allocated from Columbia were made by the Hospital through Columbia. The Hospital is charged interest on the allocated debt at 8.25%.

     During 1996, the Hospital was charged interest on other intercompany debt balances at 10% based on the outstanding balance at month-end pursuant to a borrowing agreement with Columbia. For intercompany receivable balances, if any, the Hospital received interest income at a rate approximating 10%. Interest expense, net of any interest income, under these arrangements is included in the Statements of Income.

5. LEASES

     Rent and lease expense consists primarily of amounts paid under operating lease agreements for buildings and equipment.

HOSPITAL LEASE

     Certain real property and improvements and equipment constituting the Hospital (the "leased assets") were leased in accordance with the Second Restated Hospital Lease Agreement (the "Restated Agreement") dated as of January 13, 1992. The original term of the lease as agreed upon in the initial lease agreement dated July 15, 1987 commenced May 31, 1989 and in accordance with the Restated Agreement would have continued to December 31, 2001. Annual rental payments associated with the Restated Agreement consisted of an annual base rent ("base rent") plus an annual contingent rent equal to the Hospital's pre-tax profit

                           DENTON COMMUNITY HOSPITAL

5. LEASES (CONTINUED)
HOSPITAL LEASE (CONTINUED)
generated in excess of a function of the Hospital's return on investment as defined in the Restated Agreement ("bonus rent").

     Concurrent with entering into the Restated Agreement, Columbia entered into an option agreement which secured Columbia's right to purchase the leased assets at fair market value as defined in the option agreement. Effective February 6, 1996, the Restated Agreement was terminated as Columbia exercised its option and purchased the leased assets for $16,097 including the assumption of the related debt of $8,756.

FUTURE MINIMUM RENTAL COMMITMENTS

     Future minimum rental commitments under noncancellable operating leases (with an initial or remaining term in excess of one year) at November 12, 1996 are as follows:

1997........................................................  $378
1998........................................................   378
1999........................................................    45
                                                              ----
          Total minimum rental commitments..................  $801
                                                              ====

6. INCOME TAXES

     Significant components of the income tax (benefit) provision attributable to operations are as follows:

                                                                            FEBRUARY 1, 1996 TO
                                                       DECEMBER 31, 1995     NOVEMBER 12, 1996
                                                       ----------------------------------------
Current:
  Federal............................................        $  939               $ 1,358
  State..............................................            80                   116
                                                             ------               -------
          Total Current..............................         1,019                 1,474
                                                             ------               -------
Deferred:
  Federal............................................           (90)               (1,124)
  State..............................................            (7)                  (96)
                                                             ------               -------
          Total Deferred.............................           (97)               (1,220)
                                                             ------               -------
Income tax (benefit) provision.......................        $  922               $   254
                                                             ======               =======

     The Company's consolidated effective tax rate differed from the federal statutory rate as set forth below:

                                                                       JANUARY 1, 1996 TO
                                                  DECEMBER 31, 1995     NOVEMBER 12, 1996
                                                  -----------------    -------------------
                                                  AMOUNT    PERCENT    AMOUNT     PERCENT
                                                  ----------------------------------------
Tax at U.S. statutory rates.....................   $830       35%       $215         35%
State taxes, net of federal benefits............     71        3          18          3
Other...........................................     21        1          21          3
                                                   ----       --        ----         --
                                                   $922       39%       $254         41%
                                                   ====       ==        ====         ==

                           DENTON COMMUNITY HOSPITAL

7. COMMITMENTS AND CONTINGENCIES

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

     The Hospital is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Hospital's results of operations.

8. SUBSEQUENT EVENTS

     In connection with a Federal Trade Commission consent order resulting from Columbia's merger with Health Trust, Inc. -- The Hospital Company, Columbia executed a definitive sales agreement in August 1996 to divest the Hospital to NetCare Health Systems, Inc. The sale of the Hospital was consummated effective November 12, 1996. Columbia received $500 as a portion of the proceeds from the sale.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
San Clemente Hospital and Medical Center

     We have audited the accompanying balance sheets of San Clemente Hospital and Medical Center (the "Hospital") (a division of Samaritan Health Systems) as of December 31, 1996 and 1997 and the related statements of operations and changes in net assets (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Hospital's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of San Clemente Hospital and Medical Center at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Nashville, Tennessee
June 1, 1998

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                DECEMBER 31,
                                                              -----------------     MARCH 31,
                                                               1996      1997         1998
                                                              ---------------------------------
                                                                                  (UNAUDITED --
                                                                                     NOTE 7)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $   347   $   257      $    --
  Patient accounts receivable, less allowance for doubtful
     accounts of $945, $2,430 and $3,296 (unaudited) for
     1996, 1997 and 1998, respectively......................    5,379     6,172        5,136
  Inventories...............................................      367       386          451
  Prepaid expenses and other current assets.................      192        72          120
                                                              -------   -------      -------
          Total current assets..............................    6,285     6,887        5,707
Property and equipment, at cost:
  Land and improvements.....................................    8,645     2,665        3,869
  Building and improvements.................................   10,825     6,996        8,164
  Equipment.................................................    7,251     5,431        2,268
                                                              -------   -------      -------
                                                               26,721    15,092       14,301
Less accumulated depreciation...............................   (6,393)   (7,740)      (8,128)
                                                              -------   -------      -------
                                                               20,328     7,352        6,173
Construction in Progress....................................    1,340       511        1,437
                                                              -------   -------      -------
     Net property and equipment.............................   21,668     7,863        7,610
Due from Samaritan..........................................       83       342          818
Other assets................................................       15        --           --
                                                              -------   -------      -------
          Total assets......................................  $28,051   $15,092      $14,135
                                                              =======   =======      =======
                             LIABILITIES AND NET ASSETS (DEFICIT)
Current liabilities:
  Notes Payable.............................................  $13,167   $   170      $    --
  Accounts payable..........................................      619       565          723
  Employee compensation and benefits........................      631       609          339
  Other accrued liabilities.................................      207       359          344
                                                              -------   -------      -------
          Total current liabilities.........................   14,624     1,703        1,406
Third-party settlements.....................................    1,053       835          720
Due to Columbia.............................................    8,136    17,778       18,902
Net assets (deficit)........................................    4,238    (5,224)      (6,893)
                                                              -------   -------      -------
          Total liabilities and net assets (deficit)........  $28,051   $15,092      $14,135
                                                              =======   =======      =======

See accompanying notes.

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                       THREE MONTHS
                                                                                          ENDED
                                                     YEAR ENDED DECEMBER 31,            MARCH 31,
                                                   ----------------------------   ----------------------
                                                    1995      1996       1997       1997         1998
                                                   -----------------------------------------------------
                                                                                  (UNAUDITED -- NOTE 7)
Net patient revenue..............................  $20,135   $21,234   $ 20,934    $6,206      $ 5,223
Other revenue....................................      351       339        240        77           42
                                                   -------   -------   --------    ------      -------
          Total Revenue..........................   20,486    21,573     21,174     6,283        5,265
Expenses:
  Salaries and benefits..........................   11,371    10,795     11,736     2,837        3,020
  Supplies and other.............................    2,564     2,454      2,901       665          681
  Provision for bad debts........................    1,386     1,444      3,307       552        1,151
  Purchased services.............................    1,324     2,975      3,826       862          660
  Management fees................................      364       687      1,499       370          393
  Repairs and maintenance........................    1,202       643        745       222          134
  Rent and lease expense.........................      577       661        604       160          204
  Depreciation...................................    1,546     1,690      1,346       294          388
  Interest expense...............................    2,114     1,391      1,657       449          439
  Other operating expenses.......................    1,019     1,964      1,925       438          449
  Write-down of long lived assets................       --        --     18,631        --           --
                                                   -------   -------   --------    ------      -------
                                                    23,467    24,704     48,177     6,849        7,519
                                                   -------   -------   --------    ------      -------
Excess of expenses over revenues.................  $(2,981)  $(3,131)  $(27,003)   $ (566)     $(2,254)
                                                   =======   =======   ========    ======      =======

See accompanying notes.

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

                 STATEMENTS OF CHANGES IN NET ASSETS (DEFICIT)
                                 (IN THOUSANDS)

Balance at January 1, 1995..................................  $  4,218

  Transfers from affiliates.................................     3,150
  Excess of expenses over revenues..........................    (2,981)
                                                              --------
Balance at December 31, 1995................................     4,387

  Transfers from affiliates.................................     2,982
  Excess of expenses over revenues..........................    (3,131)
                                                              --------
Balance at December 31, 1996................................     4,238

  Transfers from affiliates.................................    17,541
  Excess of expenses over revenues..........................   (27,003)
                                                              --------
Balance at December 31, 1997................................    (5,224)

  Transfers from affiliates (Unaudited -- Note 7)...........       585
  Excess of expenses over revenues (Unaudited -- Note 7)....    (2,254)
                                                              --------
Balance at March 31, 1998 (Unaudited -- Note 7).............  $ (6,893)
                                                              ========

See accompanying notes.

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,           MARCH 31,
                                                 ----------------------------   -------------------
                                                  1995      1996       1997       1997       1998
                                                 --------------------------------------------------
                                                                                (UNAUDITED -- NOTE
                                                                                        7)
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of expenses over revenues...............  $(2,981)  $(3,131)  $(27,003)  $  (566)   $(2,254)
Adjustments to reconcile excess of expenses
  over revenues to net cash used in operating
  activities:
  Depreciation.................................    1,546     1,690      1,346       294        388
  Provision for doubtful accounts..............    1,386     1,444      3,307       552      1,151
  Write-down of long-lived assets..............       --        --     18,631        --         --
  Changes in operating assets and liabilities:
     Accounts receivable.......................   (2,388)   (2,431)    (4,100)   (1,780)      (115)
     Inventories...............................      206      (160)       (20)      (31)       (65)
     Prepaid expenses and other current
       assets..................................       35       (90)       135       (62)       (48)
     Accounts payable..........................     (483)     (120)       (54)     (596)       159
     Other current liabilities.................     (614)      551        130      (420)      (285)
     Third-party settlements...................      592    (1,808)      (218)     (147)      (115)
                                                 -------   -------   --------   -------    -------
Net cash used in operating activities..........   (2,701)   (4,055)    (7,846)   (2,756)    (1,184)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net.......     (339)     (631)    (1,572)     (116)      (136)
Increase in other long-term assets.............      (66)       --         --        --         --
                                                 -------   -------   --------   -------    -------
Net cash used in investing activities..........     (405)     (631)    (1,572)     (116)      (136)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on notes payable............     (105)       --         --      (273)        --
Transfer from (to) affiliate...................       --        --        (55)    1,289        415
Increase (decrease) in due from Samaritan......    1,259    (2,018)      (259)      (69)      (476)
Increase is due to Columbia....................    1,936     6,877      9,642     2,981      1,124
                                                 -------   -------   --------   -------    -------
Net cash provided by financing activities......    3,090     4,859      9,328     3,928      1,063
                                                 -------   -------   --------   -------    -------
INCREASE (DECREASE) IN CASH....................      (16)      173        (90)    1,056       (257)
CASH AT BEGINNING OF YEAR......................      190       174        347       347        257
                                                 -------   -------   --------   -------    -------
CASH (BANK OVERDRAFT) AT END OF YEAR...........  $   174   $   347   $    257   $ 1,403    $    --
                                                 =======   =======   ========   =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..................................  $ 1,181   $   999   $    454   $   227    $    --
                                                 =======   =======   ========   =======    =======
NONCASH TRANSACTIONS:
Principal payments on notes payable by
  Samaritan....................................  $ 2,633   $ 2,633   $ 12,997   $    --    $    --
                                                 =======   =======   ========   =======    =======
Purchases of property and equipment by
  Samaritan and Columbia.......................  $   517   $   349   $  4,600   $    --    $   170
                                                 =======   =======   ========   =======    =======

See accompanying notes.

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997
           (INFORMATION PERTAINING TO THE THREE MONTH PERIODS ENDING
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

1. ORGANIZATION

     San Clemente Hospital and Medical Center (the "Hospital") is an acute care hospital with a transitional care unit, located in San Clemente, California where it provides services to patients who reside locally. Through May 14, 1995, the Hospital was a division of Samaritan Health System ("Samaritan"), an Arizona non-profit corporation. Beginning May 15, 1995, the Hospital operated under an affiliation agreement (the "Affiliation Agreement") between Samaritan and Columbia/HCA Healthcare Corporation ("Columbia"). The Affiliation Agreement was for a term of three years during which time the Hospital was managed by Columbia. The Affiliation Agreement expired on June 1, 1998.

     Effective June 1, 1998, the Affiliation Agreement between Samaritan and Columbia expired at which time the inventories and property and equipment of the Hospital were sold to, and certain employee related liabilities were assumed by NetCare Health Systems, Inc. for $8,250.

     The purpose of these financial statements is to comply with Article 3 of the Regulation S-X for filing under the Securities Act of 1933.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of 90 days or less when purchased to be cash equivalents. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

PATIENT ACCOUNTS RECEIVABLE

     The Company's primary concentration of credit risk is patient accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectable amounts.

     The Hospital grants credit without collateral to its patients, most of who are local residents and are insured under third-party payor agreements. Agreements with payors include (i) Medicare, (ii) MediCal, (iii) private payors including commercial carriers and health maintenance organizations, and (iv) others. The following table summarizes the percent of gross accounts receivable from all payors.

                                                              1996    1997
                                                              ------------
Medicare....................................................   22%     23%
MediCal.....................................................    8       6
Private.....................................................   37      39
Other.......................................................   33      32
                                                              ---     ---
                                                              100%    100%
                                                              ===     ===

     The Hospital recognizes that revenues and receivables from government agencies are significant to the Hospital's operations, but management does not believe that there are significant credit risks associated with these governmental agencies. Private and other amounts due consist of receivables from various payors, including individuals involved in diverse activities subject to differing economic conditions and do not represent any concentrated credit risk to the Hospital. Management continually monitors and adjusts its allowances associated with these receivables.

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PATIENT ACCOUNTS RECEIVABLE (CONTINUED)
     Laws and regulations governing the Medicare and MediCal programs are complex and subject to interpretation. The Hospital believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and MediCal programs.

THIRD-PARTY SETTLEMENTS

     Final Determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

NET PATIENT REVENUE

     Net patient revenue includes amounts estimated by management to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the Hospital and the differences (contractual allowances) are reported as deductions from patient service revenue. The effects of other arrangements for providing services at less than established rates are also reported as deductions from patient service revenue.

     Net patient revenue is net of contractual adjustments and policy discounts of approximately $18,972, $23,538, and $26,457 for the years ended December 31, 1995, 1996, and 1997, respectively.

     The Hospital receives payment for services rendered from federal and state agencies (under Medicare, MediCal and Champus programs), managed care health plans, commercial insurance companies, employers and patients. Revenues derived from individual payors representing over 10% of revenue only included Medicare and was 39%, 51%, and 51% in 1995, 1996, and 1997, respectively.

DUE TO COLUMBIA

     Amounts due to Columbia represent the net excess of funds transferred to or paid on behalf of the Hospital over funds transferred to the centralized cash management account of Columbia. Generally, this balance is increased by automatic cash transfers from the account to reimburse the Hospital's bank accounts for operating expenses and to pay the Hospital's debt, completed construction project additions, fees and services provided by Columbia, including information systems services, and other operating expenses, such as payroll, interest, insurance, and income taxes. Generally, the balance is decreased through daily cash deposits by the Hospital to the account.

     The Hospital is charged interest on the debt balances at rates generally ranging from 8% to 9% based on the outstanding balance at month-end pursuant to a borrowing agreement with Columbia. Interest expense, net of any interest income, under these arrangements is included in the accompanying statement of operations.

TRANSFERS FROM AFFILIATES

     Pursuant to the Affiliation Agreement, Samaritan was obligated to pay the debt service payments of the Hospital. In addition, Columbia and Samaritan agreed to fund the Hospital's capital expenditures and improvements during the term of the Affiliation Agreement. Such debt service payments and capital expenditures are included in the accompanying statements of changes in net assets. Capital expenditures and

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) improvements incurred by the Hospital which at December 31, 1997 remained to be reimbursed by Samaritan pursuant to the Affiliation Agreement are included in the accompanying balance sheets as amounts due from Samaritan.

INVENTORIES

     Inventories consist principally of pharmaceuticals and supplies and are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which approximate 3 to 40 years.

INCOME TAXES

     Samaritan Health System is a not-for-profit corporation as described in
Section 501(c)(3) of the Internal Revenue Code. Accordingly, the Hospital, as a division of Samaritan, is exempt from federal income taxes on related income pursuant to Section 501(a) of the Code.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. WRITE-DOWN OF LONG-LIVED ASSETS

     Inventories, property and equipment of the Hospital were sold to, and certain employee related liabilities were assumed by NetCare Health Systems, Inc. ("NetCare") at a price substantially less than the carrying value (see Note
1). As a result of this indicator of impairment, the Hospital evaluated the carrying value of the assets. Based on this evaluation, the Hospital made the determination to adjust the related assets to fair market value by recording a write-down of approximately $18,631 in 1997. Fair value was based on the asset purchase price paid by NetCare.

4. NOTES PAYABLE

     At December 31, 1996, notes payable consisted primarily of certain Senior Secured Notes (the "Notes") with Connecticut General Life Insurance Company ("CIGNA"), bearing interest at 11.38%, with principal due in annual installments of $2,633. The Notes, which were repaid in full in June 1997, were secured by first deeds of trust on certain property and equipment of the Hospital.

5. RETIREMENT PLAN

     The Hospital participates in Columbia's defined contribution retirement plans, which cover substantially all employees. Benefits are determined as a percentage of a participant's earned income. Retirement expense was approximately $239, $249, and $244 for the years ended December 31, 1995, 1996, and 1997, respectively.

                    SAN CLEMENTE HOSPITAL AND MEDICAL CENTER

6. COMMITMENTS AND CONTINGENCIES

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review and audit by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made for any adjustments that may result from such reviews.

     Columbia assumes the liability for all general and professional liability claims incurred and maintains the related reserve; accordingly, no reserve for liability risks is recorded on the accompanying balance sheet. The cost of general and professional liability coverage is allocated by Columbia's captive insurance company to the Hospital based on actuarially determined estimates. The cost for the years ended December 31, 1995, 1996, and 1997 was approximately $409, $412, and $364, respectively.

     Throughout 1995, the Hospital participated in the workers' compensation insurance plan administered by Samaritan. The cost was approximately $468 for the year ended December 31, 1995. In 1996, the Hospital began participating in a self-insured program for workers' compensation administered by Columbia. The cost, based on the Hospital's experience, was approximately $181 and $178 for the years ended December 31, 1996 and 1997, respectively.

     The Hospital is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Hospital's results of operations or financial position.

7. UNAUDITED INTERIM FINANCIAL INFORMATION

     The balance sheet as of March 31, 1998, the related statements of operations and changes in net assets and cash flows for the three months ended March 31, 1997 and 1998, (interim financial statements) have been prepared by the Hospital and are unaudited. The interim financial statements include all adjustments consisting of only normal recurring adjustments necessary for a fair statement of the results of the interim periods.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from the interim financial statements. The interim financial statements should be read in conjunction with the Hospital's December 31, 1997 audited financial statements appearing here in. The results for the three months ended March 31, 1998 may not be indicative of operating results for the full year.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Use of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial and Other Data.....   17
Pro Forma Condensed Consolidated
  Financial Statements................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Business..............................   35
Management............................   50
Certain Relationships and Related
  Transactions........................   54
Principal Stockholders................   55
Description of Capital Stock..........   55
Shares Eligible for Future Sale.......   59
Underwriting..........................   61
Certain Federal Tax Considerations for
  Non-U.S. Holders of Common Stock....   63
Legal Matters.........................   66
Experts...............................   66
Available Information.................   66
Disclosure Regarding Forward-Looking
  Statements..........................   67
Index to Financial Statements.........  F-1

  UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                               SHARES
                                 NETCARE HEALTH
                                 SYSTEMS, INC.
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                           CREDIT SUISSE FIRST BOSTON

                              SALOMON SMITH BARNEY
                                          , 1998

======================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 18, 1998

PROSPECTUS

                                                 SHARES

                          NETCARE HEALTH SYSTEMS, INC.
                                  COMMON STOCK
                            ------------------------

     All of the                shares of Common Stock offered hereby are being
sold by NetCare Health Systems, Inc. ("NetCare or the "Company"). Of the
shares of Common Stock offered hereby,      shares are being offered for sale
initially outside the United States and Canada by the International Managers and
     shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share will be identical for both offerings. See "Underwriting."

     Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be
between $          and $     per share. For a discussion relating to factors to
be considered in determining the initial public offering price, see "Underwriting." Application has been made to list the Common Stock on the New York Stock Exchange under the symbol "NHS".

     SEE "RISK FACTORS" BEGINNING ON PAGE                   FOR A DISCUSSION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================================
                                                   PRICE TO               UNDERWRITING             PROCEEDS TO
                                                    PUBLIC                DISCOUNT(1)               COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Share................................             $                        $                        $
---------------------------------------------------------------------------------------------------------------------
Total(3).................................             $                        $                        $
=====================================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deduction of expenses payable by the Company, estimated at
    $          .

(3) The Company has granted the International Managers and the U.S. Underwriters
    options to purchase up to an additional                shares and
    shares of Common Stock, respectively, in each case exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $          and
    $          respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or
about             , 1998.
                            ------------------------
MERRILL LYNCH INTERNATIONAL
           BEAR, STEARNS INTERNATIONAL LIMITED
                        CREDIT SUISSE FIRST BOSTON
                                   SALOMON SMITH BARNEY INTERNATIONAL
                            ------------------------
                The date of this Prospectus is           , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     Merrill Lynch International, Bear, Stearns International Limited, Credit Suisse First Boston (Europe) Limited and Smith Barney Inc. are acting as lead managers (the "Lead Managers") for each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company and the International Managers, and concurrently
with the sale of        shares of Common Stock to the U.S. Underwriters (as
defined below), the Company has agreed to sell to the International Managers, and each of the International Managers severally and not jointly has agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below.

                                                              NUMBER OF
                   INTERNATIONAL MANAGER                       SHARES
                   ---------------------                      ---------
Merrill Lynch International.................................
Bear, Stearns International Limited.........................
Credit Suisse First Boston (Europe) Limited.................
Smith Barney Inc............................................

                                                              --------
             Total..........................................
                                                              ========

     The Company has also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and Smith Barney Inc. are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S.
Purchase Agreement, and concurrently with the sale of        shares of Common
Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company, an aggregate of shares of Common Stock. The initial public offering price per share and the total underwriting discount per share of Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, under the International Purchase Agreement and the U.S. Purchase Agreement, the commitments of non-defaulting Underwriters may be increased. The closings with respect to the sale of shares of Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The Lead Managers have advised the Company that the International Managers propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Common

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Stock. The International Managers may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted options to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise these options solely to cover over-allotments, if any, made on the sale of the Common Stock offered hereby. To the extent that the International Managers exercise these options, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted options to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

     At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price, up to           of the shares offered hereby
to be sold to certain directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the Offerings will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company, the Company's executive officers and directors and CEP II have agreed, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the Common Stock whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

     The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares to Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the U.S. Representatives and the Lead Managers. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the U.S. Representatives and the Lead Managers believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Common Stock or that the Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     Application has been made to list the Common Stock on the New York Stock Exchange, under the symbol "NHS." In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters and the International Managers have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     The Underwriters do not expect sales of the Common Stock to any accounts over which they exercise discretionary authority to exceed 5% of the number of shares being offered hereby.

     The Company has agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. Underwriters and the International Managers may be required to make in respect thereof.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with the Offerings, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the U.S.
Representatives may reduce that short position by purchasing Common Stock in the open market. The U.S. Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The U.S. Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the U.S. Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offerings.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Common Stock to the extent that it discourages resales of the Common Stock.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the U.S. Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Each International Manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock in any jurisdiction where action for

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

  IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    7
Use of Proceeds.......................   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial and Other Data.....   17
Pro Forma Condensed Consolidated
  Financial Statements................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Business..............................   35
Management............................   50
Certain Relationships and Related
  Transactions........................   54
Principal Stockholders................   55
Description of Capital Stock..........   55
Shares Eligible for Future Sale.......   59
Underwriting..........................   61
Certain Federal Tax Considerations for
  Non-U.S. Holders of Common Stock....   63
Legal Matters.........................   66
Experts...............................   66
Available Information.................   66
Disclosure Regarding Forward-Looking
  Statements..........................   67
Index to Financial Statements.........  F-1

  UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                               SHARES
                                 NETCARE HEALTH
                                 SYSTEMS, INC.
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                          MERRILL LYNCH INTERNATIONAL

                                 BEAR, STEARNS
                             INTERNATIONAL LIMITED

                           CREDIT SUISSE FIRST BOSTON

                       SALOMON SMITH BARNEY INTERNATIONAL
                                          , 1998

======================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the offering of the Registrant's common stock, $.01 par value per share (the "Common Stock") pursuant to this Registration Statement that will be paid fully by the Registrant. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange listing fees.

Securities and Exchange Commission registration fee.........  $33,925
NASD filing fee.............................................   12,000
NYSE listing fee............................................        *
"Blue Sky" fees and expenses................................        *
Printing, engraving and postage expenses....................        *
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Transfer agent fees and expenses............................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................        *
                                                              =======

---------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 145.

     In that regard, the Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years that were not registered under the Securities
Act:

     On March 11, 1996, in connection with the Company's initial capitalization, the Company sold (i) 250 shares of Common Stock to Michael A. Koban, Jr. for a purchase price of $250,000 and (ii) 250 shares of Common Stock to Philip D. Wheeler for a purchase price of $250,000. Each of the sales described above was conducted in reliance upon the exemption from registration under the Securities Act set forth in Section 4(2) thereof, as a transaction not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits.

EXHIBIT
NUMBER                                 DESCRIPTIONS
-------                                ------------
  1.1     --   Form of U.S. Underwriting Agreement.*
  1.2     --   Form of International Purchase Agreement.*
  3.1     --   Restated Certificate of Incorporation of NetCare Health
               Systems, Inc.*
  3.2     --   Bylaws, as amended to date, of NetCare Health Systems, Inc.*
  4.1     --   Specimen Common Stock Certificate, par value $.01 per
               share.*
  4.2     --   Form of Common Stock Registration Rights Agreement, dated
                           , 1998 among NetCare Health Systems, Inc. and
                             .               and               .*
  4.3     --   Form of Rights Agreement, dated as of             , 1998
               between NetCare Health Systems, Inc. and                as
               Rights Agent.*
  5.1     --   Opinion of Dewey Ballantine LLP.*
 10.1     --   Form of Employment Agreement, dated as of             , 1998
               between NetCare Health Systems, Inc. and                .*
 10.2     --   Form of Long-Term Equity Incentive Plan effective
                           , 1998.*
 10.3     --   Form of Directors' Stock Option Plan effective             ,
               1998.*
 10.4     --   Form of Directors' Stock Unit Plan, effective             ,
               1998.*
 10.5     --   Form of Directors' Retirement Plan, effective             ,
               1998.*
 11.1     --   Statement re: computation of per share earnings.*
 21.1     --   Subsidiaries of the NetCare Health Systems, Inc.*
 23.1     --   Consents of Ernst & Young LLP.
 23.2     --   Consent of Dewey Ballantine LLP (included in Exhibit 5.1).
 24.1     --   Powers of Attorney (included on signature page hereto).
 27.1     --   Financial Data Schedule.
 27.2     --   Financial Data Schedule.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules.

     Schedule III Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 18, 1998.

                                          NETCARE HEALTH SYSTEMS, INC.

                                          By:   /s/ MICHAEL A. KOBAN, JR.
                                            ------------------------------------
                                                   Michael A. Koban, Jr.
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on June 18, 1998 by the following persons in the capacities indicated.

     Each person in so signing also makes, constitutes and appoints Michael A. Koban, Jr. and Philip D. Wheeler each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, as amended, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
              /s/ MICHAEL A. KOBAN, JR.                President, Chief Executive         June 18, 1998
-----------------------------------------------------    Officer and Director
                Michael A. Koban, Jr.

                /s/ PHILIP D. WHEELER                  Executive Vice President, Chief    June 18, 1998
-----------------------------------------------------    Administrative Officer and
                  Philip D. Wheeler                      Director

                /s/ STEVEN L. BLAINE                   Executive Vice President, Chief    June 18, 1998
-----------------------------------------------------    Operating Officer and Director
                  Steven L. Blaine

                 /s/ GLENN D. DAVIS                    Vice President, Treasurer and      June 18, 1998
-----------------------------------------------------    Chief Financial Officer
                   Glenn D. Davis

                /s/ MERRIL M. HALPERN                  Chairman of the Board of           June 18, 1998
-----------------------------------------------------    Directors
                  Merril M. Halpern

                /s/ A. LAWRENCE FAGAN                  Director                           June 18, 1998
-----------------------------------------------------
                  A. Lawrence Fagan

                /s/ MORTON A. PIERCE                   Director                           June 18, 1998
-----------------------------------------------------
                  Morton A. Pierce

Board of Directors
NetCare Health Systems LLC

     We have audited the consolidated financial statements of NetCare Health Systems LLC as of December 31, 1996, and 1997 and for the period from March 11, 1996 (date of inception) to December 31, 1996 and for the year ended December 31, 1997, and have issued our report thereon dated February 16, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             ERNST & YOUNG LLP

Nashville, Tennessee
February 16, 1998

Board of Directors
NetCare Health Systems LLC

     We have audited the combined statements of operations, changes in stockholders' equity (deficit) and cash flows of Southern Health Corporation for the two years ended June 30, 1996 and the period July 1, 1996 to August 15, 1996, and have issued our report thereon dated May 25, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                             ERNST & YOUNG LLP

Birmingham, Alabama
May 25, 1998

                                                                    SCHEDULE III

                             NETCARE HEALTH SYSTEMS

                       VALUATION AND QUALIFYING ACCOUNTS

                                                           ADDITIONS
                                                    -----------------------
                                                                    (1)           (2)

                                         BALANCE                 CHARGED TO
                                           OF       CHARGED TO     OTHER                     BALANCE
                                        BEGINNING   COSTS AND    ACCOUNTS-    DEDUCTIONS-   AT END OF
             DESCRIPTION                OF PERIOD    EXPENSES     DESCRIBE     DESCRIBE      PERIOD
--------------------------------------  ---------   ----------   ---------    ----------    ---------
NetCare:
Allowance for doubtful accounts:
  12/31/97............................  8,935,000   13,281,643           0    13,576,643    8,640,000
  12/31/96............................          0    3,562,037   7,442,208     2,069,245    8,935,000
Southern Health:
For the period from
  7/1/96 - 8/15/96....................  4,083,216      968,000           0             0    5,051,216
  6/30/96.............................  3,822,862    2,905,085           0     2,644,731    4,083,216
  6/30/95.............................  1,482,259    3,555,279           0     1,214,976    3,822,562

---------------

(1) Allowances as a result of acquisitions
(2) Uncollectible accounts written off